As filed with the Securities and Exchange Commission on September 10, 2021
Registration No. 333-259089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHORE BANCSHARES, INC.
(Exact name of Registrant as specified in its articles)

Maryland (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code No.)	52-1974638 (I.R.S. Employer Identification No.)
18 E. Dover Street
Easton, Maryland 21601
(410) 763-7800
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Lloyd L. Beatty, Jr.
President and Chief Executive Officer
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
(410) 763-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Kevin Houlihan, Esq. William Levay, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Benjamin Azoff, Esq. Gary Lax, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Telephone: (202) 274-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	8,108,266(1)	N/A	$141,865,255.14	$15,477.50(4)

(1)
Based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Shore Bancshares, Inc., or SHBI, to be issued pursuant to the Agreement and Plan of Merger, dated as of March 3, 2021, or the merger agreement, by and between SHBI and Severn Bancorp, Inc., or Severn, based on (a) 12,873,939 shares of Severn common stock, par value $0.01 per share, outstanding, (b) 189,160 shares of Severn common stock that may be issued upon exercise of outstanding stock options, and (c) an exchange ratio 0.6207 of a share of SHBI common stock for each share of Severn common stock being converted into, and canceled in exchange for the right to receive shares of SHBI common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) promulgated thereunder. The proposed maximum aggregate offering price of the SHBI common stock was calculated based on the market value of the shares of the Severn common stock (the securities being cancelled in the merger) as follows: the product of (a) $12.45, which is the average high and low prices reported for Severn's common stock on NASDAQ Global Market on September 7, 2021, which was within five business days prior to the date of filing of this Registration Statement, less the amount of cash consideration to be paid in the merger of $1.59 per share multiplied by (b) 13,063,099, the estimated maximum number of shares of Severn common stock that may be exchanged for shares of SHBI common stock in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid $15,228.09.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SHORE BANCSHARES, INC. MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2021
18 E. Dover Street
Easton, Maryland 21601
To the shareholders of Shore Bancshares, Inc.:
On March 3, 2021, Shore Bancshares, Inc., which we refer to as SHBI, entered into an agreement and plan of merger, which we refer to as the merger agreement, to acquire Severn Bancorp, Inc., which we refer to as Severn. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Severn will be merged with and into SHBI, with SHBI as the surviving entity, which we refer to as the merger. Immediately thereafter, Severn’s wholly-owned bank subsidiary, Severn Savings Bank, FSB, will be merged with and into Shore United Bank, the wholly-owned bank subsidiary of SHBI, with Shore United Bank as the surviving entity, which we refer to as the bank merger. Prior to the merger, Shore United Bank must obtain approval of the Office of the Comptroller of the Currency to convert to a national banking association, which we refer to as the charter conversion.
If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Severn common stock will be converted into the right to receive (i) 0.6207 of a share of SHBI common stock, which we refer to as the exchange ratio, and (ii) $1.59 in cash, which we refer to as the cash consideration. Cash will also be paid in lieu of any fractional share interest. We refer to the consideration to be paid to the Severn shareholders in the merger as the merger consideration.
The implied value of the merger consideration to be paid to Severn shareholders is based on the exchange ratio of 0.6207 of a share of SHBI common stock and cash consideration of $1.59 for each share of Severn common stock. The implied value per share of Severn common stock on March 2, 2021, which was the last trading date preceding the public announcement of the proposed merger, was $11.30, which amount was based on the $15.64 closing price per share of SHBI common stock on that date. The implied value per share of Severn common stock on September 7, 2021, the most reasonably practicable date prior to the mailing of this joint proxy statement/prospectus, was $12.60, which amount was based on the $17.73 closing price per share of SHBI common stock on that date. The value of the merger consideration will fluctuate based on the market price of SHBI common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the issuance of shares of SHBI common stock in connection with the merger. Additionally, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of SHBI common stock over a specified period of time decreases below certain specified thresholds, Severn would have a right to terminate the merger agreement, unless SHBI elects to increase the exchange ratio, which would result in additional shares of SHBI common stock being issued. Based on the number of shares of Severn common stock outstanding as of September 3, 2021, SHBI expects to issue approximately 7,990,854 shares of SHBI common stock in the aggregate upon completion of the merger. Following the completion of the merger, former Severn shareholders will hold approximately 40% of SHBI’s common stock. SHBI’s common stock is listed on the NASDAQ Global Market under the symbol “SHBI.” Severn’s common stock is listed on the NASDAQ Global Market under the symbol “SVBI.” You should obtain current market quotations for the SHBI common stock and the Severn common stock.
You are cordially invited to attend a special meeting of shareholders of SHBI, referred to as the SHBI special meeting, to be held completely virtual and conducted via live audio webcast at https://viewproxy.com/ShoreBancsharessm/2021/Vm at 9:00 a.m., Eastern Time, on October 22, 2021. At the SHBI special meeting, the SHBI shareholders will be asked to consider and vote upon a proposal to approve the merger and issuance of shares of common stock of SHBI in connection with the merger. Severn will also hold a special meeting of its shareholders to consider the proposed merger agreement and related matters. SHBI and Severn cannot complete the proposed merger unless SHBI’s shareholders vote to approve the merger and issuance of shares of SHBI common stock in connection with the merger and Severn’s shareholders approve the merger agreement. This letter is accompanied by the attached joint proxy statement/

prospectus, which SHBI’s board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of SHBI common stock in connection with the merger. We refer to this solicitation as the SHBI proxy solicitation.
Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger and issuance of shares of SHBI common stock in connection with the merger is fair to the SHBI shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger and issuance of shares of SHBI common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the SHBI special meeting, the merger and the issuance of shares of SHBI common stock in connection with the merger and related matters. In addition to being a proxy statement of SHBI, this document is also the proxy statement for the solicitation of proxies from Severn shareholders to vote to approve the merger agreement and is the prospectus of SHBI for the shares of its common stock that will be issued to Severn shareholders in connection with the merger.
We encourage you to read this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 29, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.
Your vote is very important. The merger cannot be completed unless the holders of at least a majority of the outstanding shares of SHBI common stock entitled to vote at the SHBI special meeting vote in favor of approval of the merger and issuance of shares of SHBI common stock in connection with the merger. Whether or not you plan to attend the SHBI special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.
We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the SHBI special meeting.
Sincerely,

Lloyd L. “Scott” Beatty, Jr.
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of SHBI common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus statement is dated September 14, 2021 and is being first mailed to shareholders of SHBI and Severn on or about September 16, 2021.

200 Westgate Circle, Suite 200
Annapolis, Maryland 21401
To the shareholders of Severn Bancorp, Inc.:
On March 3, 2021, Shore Bancshares, Inc., which we refer to as SHBI, entered into an agreement and plan of merger, which we refer to as the merger agreement, to acquire Severn Bancorp, Inc., which we refer to as Severn. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Severn will be merged with and into SHBI, with SHBI as the surviving entity, which we refer to as the merger. Immediately thereafter, Severn’s wholly-owned bank subsidiary, Severn Savings Bank, FSB, will be merged with and into Shore United Bank, the wholly-owned bank subsidiary of SHBI, with Shore United Bank as the surviving entity. Prior to the merger, Shore United Bank must obtain approval of the Office of the Comptroller of the Currency to convert to a national banking association, which we refer to as the charter conversion.
If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of common stock of Severn will be converted into, and canceled in exchange for, the right to receive shares of common stock of SHBI, at an exchange ratio of 0.6207 of a share of SHBI common stock, which we refer to as the exchange ratio, and cash consideration of $1.59. Cash will also be paid in lieu of any fractional share interest. We refer to the consideration to be paid to Severn shareholders in the merger as the merger consideration.
The implied value of the merger consideration to be paid to Severn shareholders is based on the exchange ratio of 0.6207 of a share of SHBI common stock and cash consideration of $1.59 for each share of Severn common stock. The implied value per share of Severn common stock on March 2, 2021, which was the last trading date preceding the public announcement of the proposed merger, was $11.30, which amount was based on the $15.64 closing price per share of SHBI common stock on that date. The implied value per share of Severn common stock on September 7, 2021, the most reasonably practicable date prior to the mailing of this joint proxy statement/prospectus, was $12.60, which amount was based on the $17.73 closing price per share of SHBI common stock on that date. The value of the merger consideration will fluctuate based on the market price of SHBI common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Additionally, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of SHBI common stock over a specified period of time decreases below certain specified thresholds, Severn would have a right to terminate the merger agreement, unless SHBI elects to increase the exchange ratio, which would result in additional shares of SHBI common stock being issued. Based on the number of shares of Severn common stock outstanding as of September 3, 2021, SHBI expects to issue approximately 7,990,854 shares of SHBI common stock in the aggregate upon completion of the merger. Following the completion of the merger, former Severn shareholders will hold approximately 40% of SHBI’s common stock. SHBI’s common stock is listed on the NASDAQ Global Market under the symbol “SHBI.” You should obtain current market quotations for the SHBI common stock. Severn’s common stock is listed on the NASDAQ Global Market under the symbol “SVBI.” You should obtain current market quotations for the Severn common stock.
You are cordially invited to attend a special meeting of shareholders of Severn, referred to as the Severn special meeting, to be held virtually at https://meetnow.global/MNQ4RQT at 9:00 a.m., Eastern Time, on October 22, 2021. At the Severn special meeting, the Severn shareholders will be asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Severn will merge with and into SHBI as the surviving institution. SHBI will also hold a special meeting of its shareholders to consider the proposed merger agreement and related matters. SHBI and Severn cannot complete the proposed merger unless Severn’s shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which Severn’s board of directors is providing to solicit your proxy to vote for the approval of the merger agreement and related matters. We refer to this solicitation as the Severn proxy solicitation.
Based on our reasons for the merger described in the accompanying document, our board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Severn and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” each of the other proposals described in the accompanying joint proxy statement/ prospectus. The accompanying joint proxy statement/prospectus gives you detailed information about the Severn special meeting, the merger and related matters. In addition to being a proxy statement of Severn, this document also is the proxy statement for the solicitation of proxies from SHBI shareholders to vote to approve the merger and issuance of shares of SHBI common stock in connection with the merger and is the prospectus of SHBI for the shares of its common stock that will be issued to the Severn shareholders in connection with the merger.
We encourage you to read this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 29, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.
Your vote is very important. The merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of Severn common stock entitled to vote at the Severn special meeting vote in favor of the proposal to approve the merger agreement and the merger. Whether or not you plan to attend the Severn special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.
Thank you for your prompt attention to these matters.
Sincerely,

Alan J. Hyatt Chairman, President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of SHBI common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated September 14, 2021 and is being first mailed to shareholders of Severn and SHBI on or about September 16, 2021.

SHORE BANCSHARES, INC.
18 E. Dover Street
Easton, Maryland 21601

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 22, 2021

To the shareholders of Shore Bancshares, Inc.:
On March 3, 2021, Shore Bancshares, Inc., or SHBI, and Severn Bancorp, Inc., entered into an Agreement and Plan of Merger, referred to in this notice as the merger agreement, pursuant to which Severn Bancorp, Inc. will merge with and into SHBI, with SHBI as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part.
We will hold a special meeting of shareholders of SHBI to be held virtually, solely by means of remote communication, at 9:00 a.m., Eastern Time, on October 22, 2021. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of SHBI’s shareholders and the community, the SHBI special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting https://viewproxy.com/ShoreBancsharessm/2021/Vm (which we refer to as the “SHBI special meeting website”). The special meeting is being held for the following purposes:
1.
Approval of the Merger and Issuance of Shares of SHBI Common Stock.   To consider and vote upon a proposal to approve the merger and issuance of shares of SHBI common stock to the shareholders of Severn Bancorp, Inc., pursuant to the merger agreement; and

2.
Adjournment.   To consider and vote upon a proposal to adjourn the SHBI special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SHBI special meeting to approve the merger and issuance of shares of SHBI common stock in connection with the merger.

No other business may be conducted at the SHBI special meeting.
We have fixed the close of business on September 3, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the SHBI special meeting. Only holders of SHBI common stock of record at the close of business on that date will be entitled to notice of and to vote at the SHBI special meeting or any adjournment or postponement of the special meeting.
The SHBI board of directors has unanimously approved the merger, the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of SHBI and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger and issuance of shares of SHBI common stock in connection with the merger and “FOR” approval of the proposal to adjourn the SHBI special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the SHBI special meeting to approve the merger and issuance of shares of SHBI common stock in connection with the merger.
If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of SHBI common stock, please contact our proxy solicitor, Alliance Advisors, by calling toll-free at (855) 742-8276, or via email to SHBI@allianceadvisors.com.
Your vote is very important.   The merger cannot be completed unless the holders of at least a majority of the outstanding shares of SHBI common stock entitled to vote at the SHBI special meeting vote in favor of approval of the merger and issuance of shares of SHBI common stock in connection with the merger. Whether or not you plan to attend the SHBI special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.
By Order of the Board of Directors

Lloyd L. “Scott” Beatty, Jr. President and Chief Executive Officer
Easton, Maryland
September 14, 2021

SEVERN BANCORP, INC.
200 Westgate Circle, Suite 200
Annapolis, Maryland 21401

NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 22, 2021

To the shareholders of Severn Bancorp, Inc.:
We will hold a special meeting of shareholders of Severn Bancorp, Inc., or Severn, to be held virtually via the internet at 9:00 a.m., Eastern Time, on October 22, 2021, for the following purposes:
1.
Approval of the Merger Agreement and Merger.   To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated March 3, 2021, by and between Shore Bancshares, Inc. and Severn, referred to in this notice as the merger agreement, pursuant to which Severn will merge with and into Shore Bancshares, Inc., with Shore Bancshares, Inc. as the surviving institution, which transaction is referred in this notice as the merger. We refer to such proposal as the merger proposal. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part;

2.
Compensation Proposal.   To consider and vote upon an advisory, non-binding proposal to approve the compensation payable to the named executive officers of Severn in connection with the merger. We refer to such proposal as the compensation proposal;

3.
Adjournment.   To consider and vote upon a proposal to adjourn the Severn special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Severn special meeting to approve the merger proposal.

No other business may be conducted at the Severn special meeting.
Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our shareholders and employees, we are holding the Severn special meeting in a virtual meeting format exclusively by webcast. No physical meeting will be held. As more fully described in the “Matters Pertaining to the Severn Special Meeting” section of “Questions and Answers about the Merger, the SHBI Special Meeting and the Severn Special Meeting” of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Severn special meeting if, as of the close of business on September 3, 2021, you held shares of Severn common stock registered in your name (a “record holder”), or if you held shares through an intermediary, such as a bank or broker, and have a valid legal proxy for the Severn special meeting (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. Beneficial owners will need to register in advance to receive a control number. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual Severn special meeting.
We have fixed the close of business on September 3, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the Severn special meeting. Only holders of Severn common stock of record at the close of business on that date will be entitled to notice of and to vote at the Severn special meeting or any adjournment or postponement of the special meeting.
The Severn board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on Severn’s reasons for the merger described in the attached joint proxy statement/prospectus, the Severn board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Severn and its shareholders, and has unanimously recommended that shareholders vote “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the Severn adjournment proposal.
If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Severn common stock, please contact our proxy solicitor, Alliance Advisors, by calling toll-free at (888) 991-1291, or via email to SVBI@allianceadvisors.com.
Your vote is very important.   The merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of Severn common stock entitled to vote at the Severn special meeting vote in favor of the proposal to approve the merger agreement and the merger. Whether or not you plan to attend the Severn special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.
By Order of the Board of Directors

Alan J. Hyatt Chairman, President and Chief Executive Officer
Annapolis, Maryland
September 14, 2021

ADDITIONAL INFORMATION
Both SHBI and Severn file annual, quarterly and special reports, proxy statements and other business and financial information electronically with the Securities and Exchange Commission (the “SEC”). In addition, this joint proxy statement/prospectus incorporates important business and financial information about SHBI and Severn from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your oral request. You can obtain the documents incorporated by reference in this document through the SEC website http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:
If you are a SHBI shareholder, you may contact SHBI or SHBI’s proxy solicitor at the following addresses or telephone numbers listed below:
Shore Bancshares, Inc.	Alliance Advisors
18 E. Dover St.	200 Broadacres Drive
Easton, Maryland 21601	3rd Floor
(410) 763-7800	Bloomfield, NJ 07003
Attention: Investor Relations	Toll-Free: (855) 742-8276
E-mail: SHBI@allianceadvisors.com
If you are a Severn shareholder, you may contact Severn or Severn’s proxy solicitor at the following addresses or telephone numbers listed below:
Severn Bancorp, Inc.	Alliance Advisors
200 Westgate Circle	200 Broadacres Drive
Suite 200	3rd Floor
Annapolis, Maryland 21401	Bloomfield, NJ 07003
(410) 260-2000	Toll-Free: (888) 991-1291
Attention: Investor Relations	E-mail: SVBI@allianceadvisors.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of SHBI common stock requesting documents must do so by October 15, 2021 in order to receive them before the SHBI special meeting, and holders of Severn common stock requesting documents must do so by October 15, 2021, in order to receive them before the Severn special meeting.
Shareholders of SHBI and Severn should only rely on the information contained in this document. We have not authorized anyone to provide shareholders of SHBI and Severn with different information. The document is dated September 14, 2021; shareholders of SHBI and Severn should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Severn or SHBI shareholders nor the issuance by SHBI of SHBI common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding SHBI has been provided by SHBI and information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Severn has been provided by Severn.
See the section entitled “Where You Can Find More Information” beginning on page 113 of the accompanying joint proxy statement/prospectus for further information.

i

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	Opinion of Janney Montgomery Scott LLC
APPENDIX C	Opinion of Piper Sandler & Co.

QUESTIONS AND ANSWERS
ABOUT THE MERGER, THE SHBI SPECIAL MEETING AND
THE SEVERN SPECIAL MEETING
The following are answers to certain questions that you may have regarding the merger, the SHBI special meeting and the Severn special meeting. SHBI and Severn advise you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the SHBI special meeting and the Severn special meeting. Additional important information is also contained in the Appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.
Q:
What am I being asked to vote on?

A:
SHBI and Severn have entered into the merger agreement, pursuant to which SHBI would acquire Severn. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, Severn will be merged with and into SHBI with SHBI as the surviving entity. Immediately thereafter, Severn’s wholly-owned savings bank subsidiary, Severn Savings Bank, FSB, will be merged with and into Shore United Bank, the wholly-owned bank subsidiary of SHBI, with Shore United Bank as the surviving entity. Shore United Bank will convert to a national association prior to the completion of the bank merger.

If you are a SHBI shareholder, you are being asked to vote to approve the merger and issuance of SHBI common stock in connection with the merger, which we refer to as the merger and share issuance proposal. If you are a Severn shareholder, you are being asked to vote to approve the merger agreement.
As a result of the merger, Severn will cease to exist and Severn shareholders will exchange each of their shares of Severn common stock for (i) 0.6207 of a share of SHBI common stock, which we refer to as the exchange ratio, and (ii) $1.59 in cash, which we refer to as the cash consideration, as further described in “The Merger — The Merger Consideration” beginning on page 74. We refer to the consideration to be paid to Severn shareholders in the merger as the merger consideration.
Severn shareholders are also being asked to vote in favor of a non-binding proposal to approve the compensation payable to the named executive officers of Severn in connection with the merger. We refer to this proposal as the compensation proposal. Each of the SHBI and Severn shareholders are also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting of their respective shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of either or both special meetings to approve the matters being presented at such special meetings.
The merger cannot be completed unless the SHBI shareholders approve the merger and share issuance proposal and the Severn shareholders approve the merger agreement. SHBI is soliciting its shareholders to approve the merger and share issuance proposal at the SHBI special meeting, which we refer to as the SHBI shareholder approval. Severn is soliciting shareholders to approve the merger agreement at the Severn special meeting, which we refer to as the Severn shareholder approval.
We have included in this joint proxy statement/prospectus important information about the merger, the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, the SHBI proxy solicitation and the Severn proxy solicitation. You should read this information carefully and in its entirety.
This document constitutes both a joint proxy statement of SHBI and Severn and a prospectus of SHBI. It is a joint proxy statement because each of the boards of directors of SHBI and Severn is soliciting proxies from their respective shareholders using this document. It is a prospectus because SHBI, in connection with the merger, is offering shares of SHBI common stock in exchange for the outstanding shares of Severn common stock.
Q:
Will Severn shareholders be able to trade the SHBI common stock that they receive in the merger?

A:
Yes. The SHBI common stock to be issued in the merger to Severn shareholders will be listed on the

NASDAQ Global Market under the symbol “SHBI.” Unless you are deemed an “affiliate” of SHBI after the merger is completed, you may sell the shares of SHBI common stock you receive in the merger without restriction.
Q:
What is the vote required to approve each proposal?

A:
SHBI Proposal 1 — The Merger and Share Issuance Proposal.   Approval of the merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of SHBI common stock entitled to vote at the SHBI special meeting. If you fail to submit a proxy or vote at the virtual SHBI special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger and share issuance proposal, it will have the same effect as a vote “AGAINST” the merger agreement.

SHBI Proposal 2 — The SHBI Adjournment Proposal.   Approval of the SHBI adjournment proposal requires the affirmative vote of a majority of the votes cast at the SHBI special meeting by the holders of SHBI common stock entitled to vote at the SHBI special meeting. If you fail to submit a proxy or vote in person at the SHBI special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the SHBI adjournment proposal, it will have no effect on such proposal (assuming a quorum is present).
Severn Proposal 1 — The Merger Proposal.   Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Severn common stock entitled to vote at the Severn special meeting. If you fail to submit a proxy or to vote in person at the Severn special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
Severn Proposal 2 — The Compensation Proposal.   Approval of the compensation proposal (a non-binding proposal) requires the affirmative vote of a majority of the votes cast at the Severn special meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. If you fail to submit a proxy or vote in person at the Severn special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Severn compensation proposal, it will have no effect on such proposal (assuming a quorum is present).
Severn Proposal 3 — The Severn Adjournment Proposal.   Approval of the Severn adjournment proposal requires the affirmative vote of a majority of the votes cast at the Severn special meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. If you fail to submit a proxy or vote in person at the Severn special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Severn adjournment proposal, it will have no effect on such proposal (assuming a quorum is present).
Q:
Why is my vote important?

A:
The merger cannot be completed unless the SHBI shareholders approve the merger and share issuance proposal and the Severn shareholders approve the merger proposal, which are the only applicable SHBI or Severn shareholder proposals necessary to complete the merger. Information about the SHBI special meeting and the Severn special meeting, the merger and other matters to be considered by shareholders of each of SHBI and Severn is contained in this document.

Each director and executive officer of Severn, who own in the aggregate approximately 23% of the outstanding shares of Severn common stock, has entered into agreements with SHBI, which we refer to as the Severn shareholder agreements. Subject to the terms of the Severn shareholder agreements, such shareholders have agreed, among other things, to vote (or cause to be voted), in person, or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of Severn common stock (whether acquired before or after the merger) beneficially owned by him, her or it (x) in favor of approval of the merger, the merger agreement and the transactions contemplated thereby; (y) against any action or agreement that, to the knowledge of the shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of Severn contained in the merger agreement or of the shareholder contained in the shareholder agreement; and (z) against any alternative acquisition proposal. These shareholders also agreed to certain restrictions on their ability to transfer their shares of Severn common stock and or their voting rights of such shares while the shareholder agreement remains in effect. The shareholder agreement is substantially in the form included as Annex A to the merger agreement.
Each director and executive officer of SHBI, who own in the aggregate approximately 2.3% of the outstanding shares of SHBI common stock, have entered into similar shareholder agreements with Severn pursuant to which he or she agreed to vote (or cause to be voted), in person, or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of SHBI common stock beneficially owned by him or her in favor of the merger and share issuance proposal.
Q:
Why must the SHBI shareholders approve the merger and issuance of shares of SHBI common stock in connection with the merger?

A:
The SHBI shareholders are required to approve the merger and issuance of shares of SHBI common stock in connection with the merger, which will require the affirmative vote of at least a majority of SHBI’s issued and outstanding shares of common stock, because SHBI is a Maryland corporation subject to the Maryland General Corporation Law, which we refer to as the MGCL, is listed on the NASDAQ Global Market and is subject to the NASDAQ Global Market listing rules. Because SHBI will issue in excess of 20% of its outstanding shares of common stock to the Severn shareholders in connection with the merger, under the MGCL, the shareholders of SHBI are required to approve the merger, and under the NASDAQ Global Market listing rules, the shareholders of SHBI are required to approve the issuance of shares of SHBI common stock in connection with the merger. The merger cannot be completed unless the SHBI shareholders approve the merger and issuance of shares of SHBI common stock in the merger.

Q:
What do each of the boards of directors of SHBI and Severn recommend?

A:
The SHBI board of directors, which we refer to as the SHBI board, has determined that the merger is in the best interests of SHBI and its shareholders and unanimously recommends that SHBI shareholders vote “FOR” the merger and share issuance proposal and “FOR” the SHBI adjournment proposal.

See the section entitled “The Merger — SHBI’s Reasons for the Merger and Factors Considered by SHBI’s Board of Directors” beginning on page 52 for a more detailed discussion of the SHBI board’s recommendations and reasons therefor.
The Severn board of directors, which we refer to as the Severn board, has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Severn and its shareholders and has unanimously approved the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Severn shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the Severn adjournment proposal.
See the sections entitled “The Merger — Severn’s Reasons for the Merger” beginning on page 54 and “The Merger — Recommendation of Severn’s Board of Directors” beginning on page 56 for a more detailed discussion of the Severn board’s recommendations and reasons therefor. In addition, certain of Severn’s officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Severn’s shareholders. These interests are described in more detail in the section titled “The Merger — Interests of Certain Severn Officers and Directors in the Merger” beginning on page 88.
Q:
Will Severn shareholders have appraisal rights in connection with the merger?

A:
No. Under the provisions of the MGCL, Severn shareholders are not entitled to appraisal rights in the merger.

Q:
Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by the respective shareholders of SHBI and Severn?

A:
Yes. Set forth under the heading of “Risk Factors,” beginning on page 29, are a number of risk factors that each of the shareholders of SHBI and Severn should consider carefully.

Q:
When do SHBI and Severn expect to complete the merger?

A:
The parties expect to complete the merger during the fourth quarter of 2021. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, Severn shareholders must approve the merger proposal at the special meeting. SHBI shareholders must approve the merger and share issuance proposal at the SHBI special meeting, and all requisite regulatory approvals must be obtained, including the approvals for the charter conversion, and other conditions to the consummation of the merger must be satisfied.

Q:
If the merger is completed, when can Severn shareholders expect to receive the merger consideration?

A:
Promptly following the completion of the merger, SHBI will mail to each former Severn shareholder of record written instructions detailing how such shareholders can exchange their shares of Severn common stock for the merger consideration.

Q:
Will the value of the merger consideration change between the date of the joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Upon consummation of the merger, each outstanding share of Severn common stock will be converted into, and canceled in exchange for, the right to receive a number of shares of SHBI common stock based upon a fixed exchange ratio and cash consideration of $1.59. As such, the value of the merger consideration that Severn shareholders will receive in the merger will largely depend on the market price for a share of SHBI common stock at the time the merger is completed. The market price for a share of SHBI common stock when Severn shareholders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of SHBI common stock on the date of this joint proxy statement/prospectus.

Q:
What will happen if Severn shareholders do not approve the compensation proposal?

A:
The vote with respect to the compensation proposal is an advisory vote and will not be binding on Severn. Therefore, if the merger proposal is approved by Severn’s shareholders, the compensation described in the compensation proposal could still be paid to the Severn named executive officers, if and to the extent required or allowed under applicable law, even if Severn’s shareholders do not approve the compensation proposal.

Q:
Will the merger-related executive compensation be paid pursuant to the compensation proposal if the merger is not consummated?

A:
No. Payment of the merger-related executive compensation pursuant to the compensation proposal is contingent upon the consummation of the merger.

Q:
What are the U.S. federal income tax consequences of the merger to Severn shareholders?

A:
Severn shareholders must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of SHBI common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of Severn common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.

Severn shareholders who receive cash in lieu of fractional shares will be treated as having received the fractional share and then having the fractional share redeemed by SHBI for cash. Accordingly, a portion of their adjusted basis in shares of Severn common stock surrendered pursuant to the merger will be allocated to the fractional share which is deemed to have been received and the Severn shareholder will recognize gain (but not loss) in an amount equal to the cash received for the fractional share over the adjusted basis allocable to that share.
Each of SHBI’s and Severn’s obligations to complete the merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service (the “IRS”), which could take a different view.
Tax consequences of the merger to a particular Severn shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each Severn shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
Q:
What do I need to do now?

A:
Read and consider the information contained in this joint proxy statement/prospectus, including the appendices, carefully and then please submit as soon as possible either your SHBI proxy, in the case of SHBI shareholders, or your Severn proxy, in the case of Severn shareholders.

Q:
Whom should I call if I have questions?

A:
If you are a Severn shareholder and have any questions concerning the merger or joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Severn common stock, please contact Severn’s proxy solicitor, Alliance Advisors, by calling toll-free at (888) 991-1291, or via email to SVBI@allianceadvisors.com.

If you are a SHBI shareholder and have any questions concerning the merger or joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of SHBI common stock, please contact SHBI’s proxy solicitor, Alliance Advisors, by calling toll-free at (855) 742-8276, or via email to SHBI@allianceadvisors.com.

MATTERS PERTAINING TO THE SHBI SPECIAL MEETING

Q:
When and where is the SHBI special meeting?

A:
The SHBI special meeting will be held virtually on the SHBI special meeting website at https://viewproxy.com/ShoreBancsharessm/2021/Vm at 9:00 a.m., Eastern Time, on October 22, 2021.

Q:
Who is entitled to vote at the SHBI special meeting?

A:
The holders of record of SHBI common stock at the close of business on September 3, 2021, which is the date SHBI’s board of directors has fixed as the record date for the SHBI special meeting, which we refer to as the SHBI record date, are entitled to vote at the SHBI special meeting.

Q:
How many votes do shareholders of SHBI have?

A:
SHBI shareholders are entitled to one vote in the SHBI proxy solicitation for each share of SHBI common stock held as of the SHBI record date. As of the close of business on the SHBI record date, there were 11,752,990 outstanding shares of SHBI common stock.

Q:
What constitutes a quorum for the SHBI special meeting?

A:
A quorum, consisting of the holders of a majority of the shares of SHBI common stock entitled to vote at the SHBI special meeting, must be present in person or by proxy before any action may be taken at the SHBI special meeting. Once a share of SHBI common stock is represented at the SHBI special meeting, it will be counted for the purpose of determining a quorum not only at the SHBI special meeting but also at any adjournment or postponement of the SHBI special meeting. In the event that a quorum is not present at the SHBI special meeting, it is expected that the SHBI special meeting will be adjourned or postponed.

Q:
If my shares of SHBI common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.
Q:
What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:
Abstentions and broker non votes of shares of SHBI common stock will have the same effect as a vote against the merger and share issuance proposal, but will not have any effect on the approval of the SHBI adjournment proposal at the SHBI special meeting.

Q:
Can I attend the SHBI special meeting and vote my shares at the meeting?

A:
Yes. While not required to, all SHBI shareholders are invited to attend the SHBI special meeting virtually. Shareholders of record will be able to attend the SHBI special meeting by first registering at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. If you are a shareholder of record, your virtual control number will be on your proxy card. If your shares are held in street name, then you are not the shareholder of record and you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the SHBI special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate at the SHBI special meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. On the day of the SHBI special meeting, shareholders who hold their shares in street name through banks, brokers or other nominees may only vote during the meeting by e-mailing a copy of their legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

Q:
Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the SHBI special meeting. You may do so in one of the following ways:

•
by delivering to SHBI prior to the SHBI special meeting, a written notice of revocation addressed to W. David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland, 21601;

•
completing, signing and returning a new proxy card with a later date before the date of the SHBI special meeting, and any earlier proxy will be revoked automatically;

•
calling the toll free number listed on the SHBI proxy card or by accessing the Internet site listed on the SHBI proxy card to change his or her vote by 11:59 p.m., Eastern Time, on October 21, 2021, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

•
attending the virtual SHBI special meeting and voting during the meeting by visiting https://viewproxy.com/ShoreBancsharessm/2021/Vm and following the instructions, and any earlier proxy will be revoked. However, simply attending the SHBI special meeting without voting will not revoke an earlier proxy voted by such person.

If you have instructed a bank, broker or other nominee to vote your shares of SHBI common stock, you must follow directions received from the bank, broker or other nominee to change such vote.
Q:
What if I am a record holder and I do not indicate a decision with respect to the matters required to be voted on by the shareholders of SHBI?

A:
If you are a SHBI record holder and you returned a signed proxy card without indicating your decision on the merger and share issuance proposal, you will have given your approval for the merger and share issuance proposal and the SHBI adjournment proposal.

MATTERS PERTAINING TO THE SEVERN SPECIAL MEETING
Q:
When and where is the Severn special meeting?

A:
The Severn special meeting will be held virtually at 9:00 a.m., Eastern Time, on October 22, 2021 at https://meetnow.global/MNQ4RQT.

If you are unable to access the virtual special meeting and need assistance finding a place to access the special meeting on the Internet, please contact Andrea E. Colender, Secretary, at (410) 260-2000 prior to October 15, 2021.
Q:
Who is entitled to vote at the Severn special meeting?

A:
The holders of record of Severn common stock at the close of business on September 3, 2021, which is the date Severn’s board of directors has fixed as the record date for the Severn special meeting, which we refer to as the Severn record date, are entitled to vote at the Severn special meeting.

Q:
How many votes do shareholders of Severn have?

A:
Severn shareholders are entitled to one vote in the Severn proxy solicitation for each share of Severn common stock held as of the Severn record date. As of the closing of business on the Severn record date, there were 12,873,939 outstanding shares of Severn common stock.

Q:
What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:
Abstentions and broker non-votes of shares of Severn common stock will have the same effect as a vote against the merger agreement, but will not have any effect on the approval of the compensation proposal or the Severn adjournment proposal at the Severn special meeting.

Q:
Can I attend, vote and ask questions at the Severn special meeting?

A:
If you hold shares directly in your name as the holder of record of Severn common stock you are a “record holder” and your shares may be voted at the Severn special meeting by you. If you choose to vote your shares virtually at the Severn special meeting via the special meeting website, you will need the control number, as described below.

If you are a record holder you will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting.
If you hold your shares through an intermediary, such as a bank or broker, you also will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT after registering as described below.
To register to attend the Severn special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Severn holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 19, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be directed to Computershare at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
Computershare
Severn Bancorp Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Severn encourages its shareholders to visit the meeting website above in advance of the Severn special meeting to familiarize themselves with the online access process. The virtual Severn special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the Severn special meeting. Shareholders encountering difficulty with the Severn special meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by Severn through Computershare. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual Severn special meeting during check-in or during the meeting, please contact technical support as indicated on the Severn special meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual Severn special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the meeting via the online platform.
Q:
Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Severn special meeting. You may do so in one of the following ways:

•
by delivering to Severn prior to the Severn special meeting, a written notice of revocation addressed to Andrea E. Colender, Secretary, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401;

•
completing, signing and returning a new proxy card with a later date before the date of the Severn special meeting, and any earlier proxy will be revoked automatically;

•
calling the toll free number listed on the Severn proxy card or by accessing the Internet site listed on the Severn proxy card to change his or her vote by 11:59 p.m., Eastern Time, on October 21, 2021, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

•
attending the virtual Severn special meeting and voting during the meeting by visiting https://meetnow.global/MNQ4RQT and following the instructions, and any earlier proxy will be revoked. However, simply attending the virtual Severn special meeting without voting will not revoke an earlier proxy voted by such person.

If you have instructed a bank, broker or other nominee to vote your shares of Severn common stock, you must follow directions received from the bank, broker or other nominee to change such vote.
Participants in the Severn Bank Employee Stock Ownership Plan, which we refer to as the Severn ESOP, may revoke their instructions to the Severn ESOP trustee with respect to voting of the shares of Severn common stock held in their Severn ESOP account by submitting to the Severn ESOP trustee a signed instruction card bearing a later date, provided that such new instruction card must be received by the Severn ESOP trustee on or prior to the last date for submission of such instructions with respect to the Severn special meeting designated in the separate voting instructions provided by the Severn ESOP trustee.
Q:
What if I am a record holder and I do not indicate a decision with respect to the matters required to be voted on by the shareholders of Severn?

A:
If you are a Severn record holder and you return a signed proxy card without indicating your decision on the merger proposal, you will have given your consent to approve the merger proposal, the compensation proposal and the Severn adjournment proposal.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of SHBI and the shareholders of Severn. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. Page references are included in this summary to direct the reader to a more complete description of the topics.
Throughout this joint proxy statement/prospectus, “SHBI” refers to Shore Bancshares, Inc. and “Severn” refers to Severn Bancorp, Inc. Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Merger, dated as of March 3, 2021, by and between SHBI and Severn, is referred to as the “merger agreement.” The merger of Severn with and into SHBI is referred to as the “merger” and the SHBI common stock to be issued to Severn shareholders, the cash consideration of $1.59 per share and any cash issued in lieu of fractional shares in consideration for their Severn common stock, is referred to as the “merger consideration.”
Parties to the Proposed Merger (Page 47)
Shore Bancshares, Inc. SHBI is a Maryland-chartered financial holding company for Shore United Bank, a Maryland-chartered commercial bank. SHBI’s principal asset is all of the capital stock of Shore United Bank. Shore United Bank currently operates 22 full service branches, 24 ATMs, 2 loan production offices, and provides a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Baltimore County, Howard County, Kent County, Queen Anne’s County, Caroline County, Talbot County, Dorchester County and Worcester County in Maryland, Kent County, Delaware and in Accomack County, Virginia. Shore United Bank is an independent community bank that serves businesses and individuals in their respective market areas. Services provided to businesses include commercial checking, savings, certificates of deposit and overnight investment sweep accounts. Services to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit boxes, debit cards, 24-hour telephone banking, internet banking, mobile banking, and 24-hour automatic teller services. Shore United Bank also offers all forms of commercial lending such as secured and unsecured loans, working capital loans, lines of credit, term loans, accounts receivable financing, real estate acquisition and development, construction loans and letters of credit. Shore United Bank also offers non-deposit products, such as mutual funds and annuities, and discount brokerage services to their customers.
As of June 30, 2021, SHBI had, on a consolidated basis, total assets of $2.1 billion, total shareholders’ equity of $198.7 million and total deposits of $1.9 billion. At June 30, 2021, SHBI had gross loans of $1.5 billion.
SHBI’s principal executive offices are located at 18 E. Dover Street, Easton, Maryland 21601 and its telephone number is (410) 763-7800.
Severn Bancorp, Inc. Severn is a Maryland-chartered savings and loan holding company for Severn Savings Bank, FSB, a federally chartered savings bank. Severn’s principal asset is all of the capital stock of Severn Savings Bank, FSB. Severn Savings Bank, FSB is headquartered in Annapolis, Maryland and has seven branches in Anne Arundel County, Maryland, which offer a full range of deposit products and originate mortgages in the Bank’s primary market of Anne Arundel County, Maryland and, to a lesser extent, in other parts of Maryland, Delaware, and Virginia. As of June 30, 2021, Severn, on a consolidated basis, had total assets of $1.1 billion and gross loans of $613.3 million, total shareholders’ equity of $112.6 million and total deposits of $995.7 million.
Severn’s principal executive offices are located at 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401 and its telephone number is (410) 260-2000.
The Merger (Page 47)
The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement.

It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Severn will be acquired by SHBI in a transaction in which Severn will merge with and into SHBI, with SHBI as the surviving institution. Immediately following the consummation of the merger, Severn Savings Bank, FSB will be merged with and into Shore United Bank, with Shore United Bank as the surviving institution, which is referred to as the “bank merger.” Additionally, Shore United Bank will convert to a national association prior to the completion of the bank merger. Although no assurance can be given, the parties expect to complete the merger and bank merger during the fourth quarter of 2021.
SHBI’s Reasons for Merger and Factors Considered by SHBI’s Board of Directors (Page 52)
Based on SHBI’s reasons for the merger described in this joint proxy statement/prospectus, including the fairness opinion of Janney Montgomery Scott LLC (“Janney”), an independent investment banking firm, the SHBI board of directors, or SHBI board, believes that the merger is fair to SHBI’s shareholders and in their best interests, and unanimously recommends that SHBI shareholders vote “FOR” the merger and share issuance proposal and “FOR” the SHBI adjournment proposal.
Severn’s Reasons for Merger (Page 54)
Based on Severn’s reasons for the merger described in this joint proxy statement/prospectus, the Severn board of directors, or Severn board, believes that the merger is in the Severn shareholders’ best interests, and unanimously recommends that Severn shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the Severn adjournment proposal.
SHBI’s Financial Advisor believes that the Merger Consideration in the Merger is Fair, From a Financial Point of View, to SHBI (Page 57)
At the February 23, 2021 SHBI board meeting, representatives of Janney rendered an oral opinion to the SHBI board that the merger consideration was fair, from a financial point of view, to SHBI. The oral opinion was subsequently confirmed by Janney’s delivery of its written opinion to the SHBI board, dated February 23, 2021, as to the fairness, as of such date, of the merger consideration to SHBI in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Janney is attached as Appendix B to this joint proxy statement/prospectus. The summary of the opinion of Janney set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Janney provided its opinion for the information of the SHBI board (solely in its capacity as such) in connection with its consideration of the proposed merger. The opinion only addresses the fairness, from a financial point of view, of the merger consideration in the merger pursuant to the merger agreement to SHBI, and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Janney’s opinion does not constitute a recommendation to the SHBI board, any shareholder of SHBI or any other party as to how to vote or act on any matter relating to the proposed merger or otherwise.
For a more complete description of Janney’s opinion, see “Opinion of SHBI’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus.
Opinion of Severn’s Financial Advisor (Page 62)
In connection with the merger, Severn’s financial advisor, Piper Sandler & Co. ("Piper Sandler") delivered a written opinion, dated March 3, 2021, to the Severn board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Severn common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Severn board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Severn to engage in the merger or enter into the merger agreement or constitute a recommendation to the Severn board in connection with the merger, and it does not constitute a recommendation to any holder of Severn common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of Severn common stock, whether any such shareholder should provide its consent).
For a more complete description of Piper Sandler’s opinion, see “Opinion of Severn’s Financial Advisor” beginning on page 62 of this joint proxy statement/prospectus.
Severn Shareholders Will Receive Shares of SHBI Common Stock and Cash for Each Share of Severn Common Stock Exchanged in the Merger (Page 74)
At the effective time of the merger, each outstanding share of Severn common stock will, by virtue of the merger and without any action on the part of a Severn shareholder, be converted into, and canceled in exchange for, the right to receive (i) 0.6207 of a share of SHBI common stock, which is referred to as the exchange ratio, and (ii) $1.59 in cash, which we refer to as the cash consideration. Cash will also be paid in lieu of any fractional share interest. We refer to the consideration to be paid to Severn shareholders in the merger as the merger consideration.
Merger Consideration.
The total consideration to be paid by SHBI to the Severn shareholders in connection with the merger is referred to in this joint proxy statement/prospectus as the merger consideration. The term merger consideration does not include the consideration, if any, payable to holders of options to purchase shares of Severn common stock. In this joint proxy statement/prospectus, we refer to stock options to purchase shares of Severn’s common stock as Severn options.
Upon completion of the merger and based on (i) a $17.62 closing price of SHBI's common stock, which represents the 20-day average of the closing price per share of SHBI stock, including September 7, 2021 and the 19 trading days immediately prior to that date, and (ii) $1.59 in cash per share, approximately $161.3 million of aggregate merger consideration will be payable to the Severn shareholders. The foregoing sentence does not include the payment of cash (or shares of SHBI common stock in the event any such Severn options are exercised prior to the effective date of the merger) to the holders of Severn options, and assumes that (i) there are 12,873,939 shares of Severn common stock outstanding at the closing, and (ii) the Severn shareholders will receive an aggregate of approximately 7,990,854 shares of SHBI common stock after applying the exchange ratio of 0.6207. If all Severn options are exercised prior to the closing, a maximum of an additional 117,412 shares of SHBI common stock could be issued as merger consideration, though it is impossible to predict how many Severn options will actually be exercised prior to the closing, if any.
Fractional Shares.
No fractional shares of SHBI common stock will be issued, and in lieu thereof, each holder of Severn common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by $10.60, rounded to the nearest whole cent.
What Will Happen to Outstanding Severn Options (Page 75)
At the effective time of the merger, each Severn option which is outstanding and unexercised immediately prior to the effective time will be canceled in exchange for the right to receive from Severn, immediately prior to the effective time, a single lump sum cash payment, equal to the product of (i) the number of shares of Severn common stock subject to such Severn option immediately prior to the effective time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn option is equal to or greater than $10.60, such Severn option will be canceled without any cash payment being made in respect thereof. For Severn options that are exercised before the closing, the underlying shares of Severn common stock received upon exercise will be exchanged for the merger consideration.

Transmittal Materials (Page 75)
After the transmittal materials have been received and processed following the closing of the merger, Severn shareholders will be sent the SHBI common stock, $1.59 in cash per share and any cash in lieu of fractional shares to which they are entitled. If a Severn shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Severn shareholder of the process for receiving the SHBI common stock, $1.59 in cash per share and any cash in lieu of fractional shares to which he or she is entitled.
Each Severn shareholder will need to surrender his or her Severn common stock certificates to receive the appropriate merger consideration. Severn shareholders should not send any certificates now. Each Severn shareholder will receive detailed instructions on how to exchange his or her share certificates along with transmittal materials promptly following the closing of the merger.
Severn shareholders are not required to take any specific actions if their shares of Severn common stock are held in book-entry form. After the completion of the merger, shares of Severn common stock held in book-entry form will automatically be exchanged for the merger consideration. Any Severn shareholders who hold shares in a combination of certificated and book-entry form would need to return a completed letter of transmittal and their physical stock certificate(s) in order to be exchanged for the merger consideration.
Per Share Market Price and Dividend Information
Shares of SHBI common stock currently trade on the NASDAQ Global Market under the symbol “SHBI.” Shares of Severn common stock currently trade on the NASDAQ Global Market under the symbol “SVBI.”
The following table sets forth the closing sale prices of (i) SHBI common stock as reported on the NASDAQ Global Market, and (ii) Severn common stock as reported on the NASDAQ Global Market, on March 2, 2021, the last trading-day before SHBI announced the merger, and on September 7, 2021, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share merger consideration to be received by Severn’s shareholders, the following table also presents the equivalent market value per share of Severn common stock as of March 2, 2021 and September 7, 2021, which were determined by (i) multiplying the closing price for the SHBI common stock on those dates by the exchange ratio of 0.6207 of a share of SHBI common stock plus (ii) $1.59 in cash for each share of Severn common stock. See “The Merger — The Merger Consideration” beginning on page 74 for additional information about the merger consideration to be received by holders of Severn common stock.
	SHBI Common Stock	Severn Common Stock	Cash Consideration	Equivalent Market Value Per Share of Severn
At March 2, 2021	$15.64	$8.10	$1.59	$11.30
At September 7, 2021	17.73	12.40	1.59	12.60
The market price of SHBI common stock and Severn common stock will fluctuate prior to the date of the SHBI special meeting, the date of the Severn special meeting and the date a Severn shareholder receives the merger consideration. Severn shareholders should obtain a current price quotation for the shares of SHBI common stock to update the implied value for a share of Severn common stock.
SHBI has been paying a regular quarterly cash dividend on the SHBI common stock. SHBI intends to continue to pay regular quarterly cash dividends on its common stock throughout 2021 and following the merger, if and when declared by the SHBI board out of funds legally available for that purpose and subject to regulatory restrictions.
Severn has been paying a regular quarterly cash dividend on the Severn common stock. Pursuant to the merger agreement, Severn may not make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Severn common stock, except that, dependent on when the closing occurs, Severn may declare and pay regular quarterly cash dividends on the Severn common stock equal to $0.05 per share of Severn common stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates. See “The Merger — Business Pending the Merger” beginning on page 79.
Material Federal Income Tax Consequences of the Merger (Page 92)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that SHBI and Severn both receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of Severn common stock will consist of shares of SHBI common stock, cash consideration and cash for any fractional shares.
Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “The Merger — Material Federal Income Tax Consequences” beginning on page 92, Severn shareholders must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of SHBI common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of Severn common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.
Tax consequences of the merger to a particular Severn shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each Severn shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
Date, Time and Location of the SHBI Special Meeting (Page 37)
The SHBI special meeting will be held virtually on the SHBI special meeting website at https://viewproxy.com/ShoreBancsharessm/2021/Vm at 9:00 a.m., Eastern Time, on October 22, 2021. At the SHBI special meeting, SHBI shareholders will be asked to:
•
approve the merger and share issuance proposal; and

•
approve the SHBI adjournment proposal.

Date, Time and Location of the Severn Special Meeting (Page 42)
The Severn special meeting will be held virtually via the internet at 9:00 a.m., Eastern Time, on October 22, 2021. At the Severn special meeting, Severn shareholders will be asked to:
•
approve the merger proposal;

•
approve the compensation proposal; and

•
approve the Severn adjournment proposal.

If you are unable to access the virtual special meeting and need assistance finding a place to access the special meeting on the Internet, please contact Andrea E. Colender, Secretary, at (410) 260-2000 prior to October 15, 2021.
Record Date and Voting Rights for the SHBI Special Meeting (Page 37)
Each SHBI shareholder is entitled to vote at the SHBI special meeting if he or she owned shares of SHBI common stock as of the close of business on September 3, 2021, the SHBI record date. Each SHBI shareholder will have one vote at the SHBI special meeting for each share of SHBI common stock that he or she owned on that date.
SHBI shareholders of record may vote by mail, telephone or over the Internet, or by attending the virtual SHBI special meeting and voting via the special meeting website. Each proxy returned to SHBI by a holder of SHBI common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed SHBI proxy that is returned, such proxy will be voted “FOR” approval of the merger and share issuance proposal and “FOR” the approval of the SHBI adjournment proposal.
Record Date and Voting Rights for the Severn Special Meeting (Page 43)
Each Severn shareholder is entitled to vote at the Severn special meeting if he or she owned shares of Severn common stock as of the close of business on September 3, 2021, the Severn record date. Each Severn shareholder will have one vote at the Severn special meeting for each share of Severn common stock that he or she owned on that date.
Severn shareholders of record may vote by mail, telephone or over the Internet, or by attending the virtual Severn special meeting and voting via the special meeting website. Each proxy returned to Severn by a holder of Severn common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Severn proxy that is returned, such proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the Severn adjournment proposal.
Attending the Virtual Severn Special Meeting (Page 43)
The Severn special meeting may be accessed via the Severn special meeting website, where Severn shareholders will be able to listen to the Severn special meeting, submit questions and vote online. You are entitled to attend the Severn special meeting via the Severn special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your Severn shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the Severn special meeting.
If you are a record holder you will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT after registering as described below.
To register to attend the Severn special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Severn holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 19, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be directed to Computershare at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
Computershare
Severn Bancorp Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Shareholders will have substantially the same opportunities to participate in the virtual Severn special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the meeting via the online platform. To ensure the Severn special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Severn special meeting’s limited purpose.

Technical assistance will be available for shareholders who experience an issue accessing the Severn special meeting. Contact information for technical support will appear on the Severn special meeting website prior to the start of the Severn special meeting.
Approval of the Merger and Share Issuance Proposal by the SHBI Shareholders Requires the Affirmative Vote of Holders of at least a Majority of the Issued and Outstanding Shares of SHBI Common Stock Entitled to Vote at the SHBI Special Meeting (Page 39)
The affirmative vote of at least a majority of the issued and outstanding shares of SHBI common stock entitled to vote at the SHBI special meeting is necessary to approve the merger and share issuance proposal. At the close of business on the SHBI record date, there were 11,752,990 shares of SHBI common stock outstanding held by 4,255 holders of record. Each holder of record of SHBI common stock on the SHBI record date is entitled to one vote for each share held on all matters to be voted upon at the SHBI special meeting. If a SHBI shareholder does not vote, it will have the effect of a vote against the merger and share issuance proposal.
Management of SHBI Owns Shares Which May Be Voted at the SHBI Special Meeting (Page 97)
As of the SHBI record date, the executive officers and directors of SHBI, as a group, held 275,445 shares of SHBI common stock, or approximately 2.3% of the outstanding SHBI common stock. The directors and executive officers of SHBI have agreed to vote their shares in favor of the merger and share issuance proposal at the SHBI special meeting. As of September 3, 2021, directors and executive officers of SHBI, together with their affiliates, had sole or shared voting power over 275,445 shares of common stock of SHBI, or approximately 2.3% of the SHBI common stock outstanding and entitled to vote at the special meeting, that are subject to the SHBI voting agreements.
Approval of the Merger Agreement Requires the Affirmative Vote of Holders of at Least Two-Thirds of the Issued and Outstanding Shares of Severn Common Stock (Page 45)
The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Severn common stock is necessary to approve the merger agreement on behalf of Severn. At the close of business on the Severn record date, there were 12,873,939 shares of Severn common stock outstanding and entitled to vote, held by 161 holders of record. Each holder of record of Severn common stock on the Severn record date is entitled to one vote for each share held on all matters to be voted upon at the Severn special meeting. If a Severn shareholder does not vote, it will have the effect of a vote against the merger proposal.
Management of Severn Owns Shares Which May Be Voted at the Severn Special Meeting (Page 96)
The directors, certain executive officers and certain shareholders of Severn have agreed to vote their shares in favor of the merger proposal at the Severn special meeting. As of the Severn record date, directors, certain executive officers and certain shareholders of Severn, together with their affiliates, had sole or shared voting power over 3,010,763 shares of common stock of Severn, or approximately 23.4% of the Severn common stock outstanding and entitled to vote at the special meeting, that are subject to the Severn voting agreements.
No Appraisal Rights (Page 97)
Under the provisions of the MGCL, Severn shareholders are not entitled to appraisal rights in the merger.
Severn is Prohibited from Soliciting Other Offers (Page 83)
Severn has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than SHBI regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

SHBI and Severn Must Meet Several Conditions to Complete the Merger (Page 76)
Completion of the merger depends on meeting a number of conditions, including the following:
•
shareholders of SHBI must approve the merger and share issuance proposal;

•
shareholders of Severn must approve the merger proposal;

•
SHBI and Severn must receive all required regulatory approvals for the charter conversion, the merger and the bank merger, and any waiting periods required by law must have passed and no such approval may contain any conditions, restrictions or requirements that would require SHBI or Severn to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect (as defined under “The Merger — Conditions to the Merger” on page 76) on SHBI (measured on a scale relative to Severn) or a material adverse effect on Severn, (ii) reasonably be likely to impose a burdensome condition, as defined in the merger agreement, on SHBI or its subsidiary (including, after the effective time of the merger, Severn and its subsidiaries) or (iii) require the sale by SHBI or its subsidiary (including, after the effective time of the merger, Severn and its subsidiaries) of any material portion of their respective assets;

•
the absence of any statute, rule, regulation, judgment, decree, injunction or other order that prohibits the consummation of the merger, the charter conversion or the bank merger;

•
the registration statement of SHBI, of which this document is a part, must have become effective under the Securities Act of 1933;

•
the SHBI common stock to be issued in the merger must have been approved for listing on the NASDAQ Global Market;

•
the representations and warranties of each of SHBI and Severn in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

•
SHBI and Severn must have complied in all material respects with their respective obligations in the merger agreement; and

•
SHBI and Severn must have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Unless prohibited by law, either SHBI or Severn could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.
SHBI and Severn Have Filed Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 78)
To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, and the Office of the Comptroller of the Currency, which we refer to as the OCC. The Department of Justice, or DOJ, is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. SHBI and Severn have filed all necessary applications with the Federal Reserve and the OCC. As of the date of this joint proxy statement/prospectus, the Federal Reserve has approved the merger. SHBI and Severn cannot predict whether the required regulatory approval from the OCC will be obtained or whether such approval will have conditions which would be detrimental to SHBI following completion of the merger.
SHBI and Severn May Terminate the Merger Agreement (Page 85)
SHBI and Severn can mutually agree in writing at any time to terminate the merger agreement before completing the merger, even if Severn shareholders have already voted to approve the merger proposal.
SHBI or Severn can also terminate the merger agreement:
•
if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within the earlier of (A) 30 days of the giving of written notice to the breaching party or parties and (B) December 31, 2021, and (ii) would entitle the non-breaching party not to consummate the merger;
•
in the event that the merger is not consummated by December 31, 2021, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Severn shareholders who are a party to a shareholder agreement (if Severn is the party seeking to terminate) to perform or observe their respective covenants under their respective Severn shareholder agreements with SHBI;

•
in the event the approval of any governmental authority required for consummation of the charter conversion, the merger or the bank merger have been denied by final, non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the charter conversion, merger or the bank merger, or an application for approval has been permanently withdrawn by SHBI and not refiled within 30 days of the withdrawal, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants;

•
if the approval of the merger proposal by Severn shareholders has not been obtained by reason of the failure to obtain the required vote at the Severn special meeting or at any adjournment or postponement thereof; or

•
if the approval of the merger and share issuance proposal by SHBI shareholders has not been obtained by reason of the failure to obtain the required vote at the SHBI special meeting or at any adjournment or postponement thereof.

SHBI may also terminate the merger agreement if (i) Severn has materially breached its covenants described under “The Merger — No Solicitation” on page 83 in any respect adverse to SHBI prior to the Severn special meeting, (ii) the Severn board fails to recommend to the Severn shareholders that they approve the merger agreement, or withdraws, modifies or changes its recommendation to the Severn shareholders in a manner adverse in any respect to the interests of SHBI, or (iii) the Severn board fails to call, give notice of, convene, or hold the Severn special meeting.
Severn may also terminate the merger agreement if, prior to receipt of approval of the merger agreement by Severn shareholders, (i) the Severn board authorizes Severn to enter into a binding written agreement with respect to a superior proposal, as defined in the merger agreement, and (ii) Severn pays to SHBI the termination fee described below substantially concurrent with the termination of the merger agreement.
Severn may also terminate the merger agreement in the event that the sum of (i) the average closing price per share of SHBI common stock, as reported on the NASDAQ Global Market, for the 20 trading days ending on and including the fifth trading day prior to the effective date, which we refer to as the SHBI average share price, multiplied by (ii) the exchange ratio plus (iii) $1.59, is less than $9.01 (subject to a proportionate adjustments) and (ii) the number obtained by dividing the sum of (x) the SHBI average share price multiplied by (y) the exchange ratio plus (z) $1.59 by $10.60, is less than the number obtained by (a) dividing the average closing price of the NASDAQ Bank Index as quoted on Bloomberg during the 20 trading days ending on and including the fifth day immediately prior to the effective date by $4,105.00 and (b) subtracting 0.15. However, if Severn chooses to exercise this termination right, SHBI has the option, within two business days of receipt of notice from Severn, to adjust the merger consideration and prevent termination under this provision.
Termination Fee (Page 86)
Severn must pay SHBI a termination fee of $5.0 million if the merger agreement is terminated under specified circumstances.

SHBI and Shore May Amend the Merger Agreement (Page 85)
The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment or supplement that by law requires further approval by the Severn shareholders may be made after the receipt of approval of the merger agreement by the requisite vote of the Severn shareholders at the Severn special meeting without first obtaining such approval.
Severn’s Directors and Officers Have Certain Interests in the Merger that Are in Addition to or Different than the Interests of Severn Shareholders (Page 89)
Severn’s directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Severn, which are:
•
upon consummation of the merger, each outstanding and unexercised Severn option will be canceled in exchange for the right to receive from Severn, immediately prior to the effective time of the merger, a single-lump sum cash payment;

•
the agreement of SHBI to honor indemnification obligations of Severn for a period of six years, as well as to purchase liability insurance for Severn’s directors and officers for six years following the merger, subject to the terms of the merger agreement;

•
cash payments to certain officers of Severn in the aggregate amount of approximately $3.5 million, on a pre-tax basis, pursuant to the terms of their respective employment or change in control agreements with Severn or Severn Savings Bank, FSB;

•
a consulting agreement with Alan J. Hyatt, the chairman, president and chief executive officer of Severn, for a term of five years;

•
retention bonuses that may be paid to certain officers of Severn in recognition of their efforts in connection with the merger, which are not expected to exceed $400,000 in the aggregate; and

•
pursuant to the terms of the merger agreement, SHBI is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, four (4) individuals, referred to as the Severn nominees, each of whom must be mutually agreeable to SHBI and Severn, as directors of SHBI and Shore United Bank. The Severn nominees shall be Alan J. Hyatt, the chairman, president and chief executive officer of Severn, David S. Jones, John A. Lamon, III, and Konrad M. Wayson, each of whom is a current director of both Severn and Severn Savings Bank, FSB. Alan J. Hyatt will become the Chairman of the Board of SHBI and Shore United Bank. Each individual will be assigned to a SHBI board class and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified.

The board of directors of SHBI and Severn were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.
Accounting Treatment of the Merger (Page 95)
The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.
Assumption of Severn Indenture Obligations (Page 88)
SHBI has agreed to assume, or to cause its subsidiary to assume, Severn’s obligations under a trust indenture related to an outstanding issuance of junior subordinated debentures, which had a carrying value of approximately $20.6 million as of June 30, 2021,and Severn’s obligations in connection with an outstanding issuance of junior subordinated notes due 2035.
Shareholders of SHBI and Severn Have Different Rights (Page 105)
Each of SHBI and Severn is incorporated under the laws of the State of Maryland. The rights of holders of SHBI common stock are governed by the MGCL as well as its amended and restated articles of incorporation, and amended and restated by-laws.

The rights of holders of Severn common stock are also governed by the MGCL, as well as by its articles of incorporation, as amended and its bylaws, as amended. Following the closing of the merger, shareholders of Severn will receive shares of SHBI common stock in exchange for their shares of Severn common stock and become shareholders of SHBI, and their rights as shareholders of SHBI will be governed by SHBI’s amended and restated articles of incorporation, amended and restated by-laws and the MGCL.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of SHBI and Severn, as an acquisition by SHBI of Severn using the acquisition method of accounting as prescribed by the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, ASC 805, “Business Combinations” and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Severn will be recorded by SHBI at their respective fair values as of the date the merger is completed.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by SHBI upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. Additionally, the unaudited pro forma adjustments do not give effect to any unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.
As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. A final determination of the fair values of Severn’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Severn that exist as of the date of completion of the transaction.
The financial information has been prepared by SHBI in accordance with Regulation S-X Article 11, Pro Forma Financial Information, and should be read together with and is qualified in its entirety by reference to the following:
•
The accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•
SHBI’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in SHBI’s Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this proxy statement/prospectus;

•
Severn’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, which are incorporated by reference in this proxy statement/prospectus;

•
SHBI’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in SHBI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference in this proxy statement/prospectus; and

•
Severn’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in Severn’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference in this proxy statement/prospectus.

SHORE BANCSHARES, INC. AND SEVERN BANCORP, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2021
(in thousands)	SHBI Historical	Severn Historical	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$18,275	$4,057	$—		$22,332
Interest-bearing deposits with other banks	218,913	306,590	(21,164)	A	504,339
Cash and cash equivalents	237,188	310,647	(21,164)		526,671
Investment securities:
Available-for-sale, at fair value	113,957	21,278	—		135,235
Held to maturity, at amortized cost	198,884	133,657	395	B	332,936
Equity securities, at fair value	1,384	—	—		1,384
Restricted securities	3,189	970	—		4,159
Loans held for sale, at fair value	—	32,869	—		32,869
Loans	1,472,429	613,329	236	C	2,085,994
Less: allowance for credit losses	(15,088)	(7,878)	7,878	D	(15,088)
Loans, net	1,457,341	605,451	8,114		2,070,906
Premises and equipment, net	25,313	20,278	6,500	E	52,091
Goodwill	17,518	770	28,870	F	47,158
Other Intangible assets, net	1,473	—	7,300	G	8,773
Other real estate owned, net	203	1,010	—		1,213
Right-of-use assets	5,616	2,244	—	E	7,860
Other assets	58,194	14,527	(1,108)	H	71,613
TOTAL ASSETS	$2,120,260	$1,143,701	$28,907		$3,292,868
LIABILITIES
Deposits:
Noninterest-bearing	$538,009	$354,855	$—		$892,864
Interest-bearing	1,342,573	640,867	1,826	I	1,985,266
Total deposits	1,880,582	995,722	1,826		2,878,130
Securities sold under retail repurchase agreements	2,907	—	—		2,907
Long-term borrowings	—	10,000	313	J	10,313
Subordinated debt	24,490	20,619	(3,332)	K	41,777
Total borrowings	27,397	30,619	(3,019)		54,997
Lease liabilities	5,757	2,280	—	E	8,037
Other liabilities	7,842	2,445	7,594	L	17,881
TOTAL LIABILITIES	1,921,578	1,031,066	6,401		2,959,045
STOCKHOLDERS’ EQUITY
Common stock	118	129	(49)	M	198
Additional paid in capital	51,544	66,392	74,327	N	192,263
Retained earnings	146,414	47,561	(53,219)	O	140,756
Accumulated other comprehensive income (loss)	606	(1,447)	1,447	P	606
TOTAL STOCKHOLDERS’ EQUITY	198,682	112,635	22,506		333,823
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,120,260	$1,143,701	$28,907		$3,292,868
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

SHORE BANCSHARES, INC. AND SEVERN BANCORP, INC.
Unaudited Pro Forma Condensed Combined Income Statement
For the Six Months Ended June 30, 2021
(in thousands, except per share data)	SHBI Historical	Severn Historical	Transaction Accounting Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$28,747	$15,622	$239	Q	$44,608
Interest and dividends on investment securities:
Taxable	2,025	718	—		2,743
Interest on deposits with other banks	102	152	—		254
Total interest income	30,874	16,492	239		47,605
INTEREST EXPENSE
Interest on deposits	2,240	1,491	(199)	R	3,532
Interest on short-term borrowings	3	—	—		3
Interest on long-term borrowings	729	333	124	S	1,186
Total interest expense	2,972	1,824	(75)		4,721
NET INTEREST INCOME	27,902	14,668	314		42,884
Provision (provision reversal) for credit losses	1,075	(1,075)	—		—
NET INTEREST INCOME AFTER PROVISION (PROVISION REVERSAL) FOR CREDIT LOSSES	26,827	15,743	314		42,884
NONINTEREST INCOME
Service charges on deposit accounts	1,357	1,401	—		2,758
Trust and investment fee income	882	—	—		882
Mortgage-banking revenue	—	6,696	—		6,696
Other noninterest income	3,221	1,418	—		4,639
Total noninterest income	5,460	9,515	—		14,975
NONINTEREST EXPENSE
Salaries and wages	8,404	10,244	—		18,648
Employee benefits	3,337	1,807	—		5,144
Occupancy expense	1,584	957	83	T	2,624
Furniture and equipment expense	719	87	—		806
Data processing	2,344	946	—		3,290
Directors’ fees	303	131	—		434
Amortization of intangible assets	246	—	782	U	1,028
FDIC insurance premium expense	408	144	—		552
Other real estate owned expenses, net	2	46	—		48
Legal and professional fees	1,164	672	—		1,836
Merger expenses	377	329	(706)	V	—
Other noninterest expenses	2,486	2,115	—		4,601
Total noninterest expense	21,374	17,478	159		39,011
Income before income tax expense	10,913	7,780	155		18,848
Income tax expense	2,884	2,149	40	W	5,073
NET INCOME	$8,029	$5,631	$115		$13,775
Earnings per common share, basic and diluted	$0.68	$0.44			$0.70
Weighted average shares outstanding – Basic	11,749	12,853	(4,862)	X	19,740
Weighted average shares outstanding – Diluted	11,750	12,923	(4,932)	X	19,741
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

SHORE BANCSHARES, INC. AND SEVERN BANCORP, INC.
Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2020
(in thousands, except per share data)	SHBI Historical	Severn Historical	Transaction Accounting Adjustments		Pro Forma Combined
INTEREST INCOME
Interest and fees on loans	$56,420	$32,330	$598	Q	$89,348
Interest and dividends on investment securities:
Taxable	2,997	1,034	—		4,031
Interest on deposits with other banks	260	547	—		807
Total interest income	59,677	33,911	598		94,186
INTEREST EXPENSE
Interest on deposits	6,440	5,252	(1,190)	R	10,502
Interest on short-term borrowings	5	—	—		5
Interest on long-term borrowings	635	1,139	(66)	S	1,708
Total interest expense	7,080	6,391	(1,256)		12,215
NET INTEREST INCOME	52,597	27,520	1,854		81,971
Provision for credit losses	3,900	900	—		4,800
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	48,697	26,620	1,854		77,171
NONINTEREST INCOME
Service charges on deposit accounts	2,839	2,596	—		5,435
Trust and investment fee income	1,558	—	—		1,558
Gains on sale and calls of investment securities	347	—	—		347
Mortgage-banking revenue	—	9,466	—		9,466
Other noninterest income	6,005	3,752	—		9,757
Total noninterest income	10,749	15,814	—		26,563
NONINTEREST EXPENSE
Salaries and wages	14,935	19,980	—		34,915
Employee benefits	6,461	3,203	—		9,664
Occupancy expense	2,919	1,780	167	T	4,866
Furniture and equipment expense	1,224	393	—		1,617
Data processing	4,288	1,796	—		6,084
Directors’ fees	504	290	—		794
Amortization of intangible assets	533	—	1,825	U	2,358
FDIC insurance premium expense	485	143	—		628
Other real estate owned expenses, net	56	(23)	—		33
Legal and professional fees	2,296	1,368	—		3,664
Other noninterest expenses	4,698	4,122	—		8,820
Total noninterest expense	38,399	33,052	1,992		73,443
Income before income tax expense	21,047	9,382	(138)		30,291
Income tax expense	5,317	2,676	(35)	W	7,958
NET INCOME	$15,730	$6,706	$(103)		$22,333
Earnings per common share, basic and diluted	$1.27	$0.52			$1.10
Weighted average shares outstanding – Basic	12,380	12,816	(4,825)	X	20,371
Weighted average shares outstanding – Diluted	12,381	12,832	(4,841)	X	20,372
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTE A — BASIS OF PRESENTATION
On March 3, 2021, SHBI entered into the merger agreement with Severn. In accordance with the merger agreement, Severn will be merged with and into SHBI. At the effective time of the merger, Severn will cease to exist and SHBI shall survive and continue to exist as a Maryland corporation.
At the effective time of the merger, each outstanding share of common stock of Severn will be converted into the right to receive 0.6207 shares of SHBI common stock and $1.59 in cash. Additionally, each outstanding and unexercised option to acquire shares of Severn common stock, whether vested or unvested, will be canceled in exchange for the right to receive from Severn, immediately prior to the effective time of the merger, a single-lump sum cash payment, equal to the product of (i) the number of shares of Severn common stock subject to such Severn option immediately prior to the effective time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn option is equal to or greater than $10.60, such Severn option shall be canceled without any cash payment being made in respect thereof.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time of the merger. Adjustments may include, but not be limited to, changes in (i) Severn’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of SHBI common stock varies from the assumed $17.62 per share; and (iii) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
The unaudited pro forma condensed combined financial information of SHBI’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Severn was consummated on January 1, 2020, for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2021, for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire periods presented. Certain reclassifications have been made to the historical financial statement presentations of Severn to conform to the presentation in SHBI’s financial statements.
The merger will be accounted for by SHBI using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill. The pro forma financial information includes estimated adjustments to record the assets and liabilities of Severn at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Severn’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.
NOTE B — PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. In conjunction with the merger, SHBI will engage an independent third-party valuation firm to determine the fair value of certain assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(Dollars in thousands)
(A)
Represents cash payments related to:

Merger consideration for outstanding common shares of Severn	$(20,470)
Merger consideration for outstanding share options of Severn	(694)
Total pro forma adjustments	$(21,164)

(B)
Adjustments to investment securities classified as held-to-maturity to reflect the acquired securities at their estimated fair value.

(C)
Adjustments to acquired Severn loans:

Reversal of net unaccreted loan origination fees	$3,686
Estimate of credit losses	(4,913)
Estimate of fair value related to liquidity	1,463
Total pro forma adjustments	$236
The net estimated fair value adjustment of $(3,450) consists of a credit mark of $(4,913) and a premium of $1,463 related to the liquidity of the acquired portfolio. Of the total $(3,450) net fair value adjustment, approximately 52% is expected to be accretable.
The estimated credit mark of $(4,913) or approximately (0.80)% of the gross loans acquired from Severn, is an estimate of the contractual principal cash flows not expected to be collected over the estimated lives of the loans. The estimated liquidity premium of $1,463 or approximately 0.24% of the gross loans acquired from Severn, is an estimate of fair value based upon current market interest rates for loans with similar characteristics. The accretable net fair value adjustment will be accreted to interest income over the estimated lives of the loans. Estimated accretion included in the pro forma financial statements was determined using an approximate level yield method.
The final valuation, as of the effective date of the merger, will focus on portfolio characteristics, including loan balances, average coupons and average maturities; assumptions on prepayment rates which will directly impact cash flows; assumptions as to default and loss severity rates; and assumptions as to discount rates to convert future cash flows into present values. The amount of post-combination provision for credit losses to be recorded using our incurred loss model may be significant, although the significance of the provision to be recorded is highly dependent upon our further evaluation of these underlying assumptions used to estimate fair value.
(D)
Elimination of Severn’s allowance for credit losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance for credit losses of the acquired company is eliminated.

(E)
Adjustment to reflect acquired bank premises and equipment values at their estimated fair value. A fair value adjustment was not made to Severn’s operating leases as the amount is expected to be immaterial.

(F)
Adjustments to goodwill consisting of:

Elimination of historical goodwill recorded by Severn	$(770)
Estimate of goodwill related to SHBI’s acquisition of Severn	29,640
Total pro forma adjustments	$28,870

(G)
Estimate of fair value of core deposit intangible, which represents the future economic benefits resulting from the acquired customer deposit balances and relationships of Severn. This value was estimated using a preliminary blend of market and income approaches, with the final valuation determined based upon the composition of Severn’s deposits and updated assumptions at the date of the acquisition. For pro forma purposes, the core deposit intangible is amortized using the sum-of-the-years-digits method and an estimated life of 7 years.

(H)
Adjustments to other assets:

Deferred taxes on acquisition accounting adjustments	$(1,182)
Deferred taxes on the core deposit intangible	(1,862)
Tax impact of the merger-related expenses	1,936
Total pro forma adjustments	$(1,108)
Income tax amounts were estimated using a blended federal and state income tax rate of 25.5%.
(I)
Estimated fair value adjustment on time deposits at current market rates and spreads for similar products. This adjustment will be accreted into income over the estimated lives of the deposits.

(J)
Estimate of the fair value adjustment on the long-term borrowings of Severn at current interest rates for similar borrowings. This adjustment will be amortized into income over the estimated life of the debt using the straight-line method.

(K)
Estimate of the fair value adjustment on the subordinated debt of Severn at current interest rates for similar borrowings. This adjustment will be accreted into income over the estimated life of the debt using the straight-line method.

(L)
Adjustment to other liabilities to reflect accrued professional, legal, and other merger expenses expected to be incurred.

(M)
Adjustments to common stock:

To reflect elimination of Severn’s historical common stock	$(129)
To reflect issuance of SHBI common stock consideration at par value	80
Total pro forma adjustments	$(49)

(N)
Adjustments to additional paid in capital:

To reflect elimination of Severn’s historical additional paid in capital	$(66,392)
To reflect issuance of SHBI common stock consideration in excess of par value	140,719
Total pro forma adjustments	$74,327

(O)
Adjustments to retained earnings:

To reflect elimination of Severn’s historical retained earnings	$(47,561)
To reflect the after-tax effect of estimated merger expenses	(5,658)
Total pro forma adjustments	$(53,219)

(P)
Adjustment to accumulated other comprehensive income (loss), to reflect elimination of Severn’s accumulated other comprehensive loss.

(Q)
Estimated accretion of fair value adjustments on loans acquired from Severn over their expected lives using the level yield method.

(R)
Estimated accretion of premiums on time deposits acquired from Severn over their expected lives.

(S)
Estimated net amortization (accretion) on borrowings acquired from Severn over their expected lives using the straight-line method.

(T)
Estimated adjustment to depreciation expense as a result of fair value adjustments.

(U)
Estimated amortization of the core deposit intangible using the sum-of-the-years-digits method.

(V)
Adjustment to remove historical merger related costs incurred through June 30, 2021.

(W)
Adjustment to income tax expense as a result of the transaction accounting adjustments. An estimated blended federal and state tax rate of 25.5% was used.

(X)
Adjustments to weighted average common shares outstanding to eliminate Severn’s shares and to record SHBI shares issued in connection with the merger based on the exchange ratio of 0.6207.

NOTE C — PRELIMINARY PURCHASE PRICE ALLOCATION
The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of the identifiable assets and liabilities to be acquired from Severn and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):
Purchase Price:
SHBI common stock paid at closing price of $17.62 as of September 7, 2021(1)		$140,799
Cash consideration		20,470
Cash consideration for Severn options		694
Total pro forma purchase price		$161,963
Fair value of assets acquired:
Cash and cash equivalents	$310,647
Total securities	156,300
Loans held for sale	32,869
Loans, net	613,565
Premises and equipment	26,778
Other real estate owned	1,010
Core deposit intangible	7,300
Other assets	13,727
Total assets	$1,162,196
Fair value of liabilities assumed:
Deposits	997,548
Total debt	27,600
Other liabilities	4,725
Total liabilities	$1,029,873
Net assets acquired		$132,323
Preliminary pro forma goodwill		$29,640

(1)
The stated closing price as of September 7, 2021, represents the 20-day average of the closing price per share of SHBI stock, including September 7, 2021 and the 19 trading days immediately prior to that date.

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% and 20% increase and 10% and 20% decrease in the price per share of SHBI common stock from the baseline 20-day average price through September 7, 2021, utilized in the table above, with its impact on preliminary goodwill (unaudited, dollars in thousands):
	Purchase Price	Estimated Goodwill
Up 20%	$190,090	$57,767
Up 10%	$176,027	$43,704
As presented in pro forma presentation above	$161,963	$29,640
Down 10%	$147,899	$15,576
Down 20%	$133,835	$1,512
NOTE D — ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS
The following table sets forth an estimate of the expected effects of the acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of SHBI after the merger with Severn (unaudited, dollars in thousands):
	Increase (Decrease) to Pre-Tax Earnings
	Year 1	Year 2	Year 3	Year 4	Year 5
Loans	$598	$478	$359	$239	$120
Core Deposit Intangible	(1,825)	(1,564)	(1,304)	(1,043)	(782)
Subordinated debt	(247)	(247)	(247)	(247)	(247)
Fair value on bank premises and equipment	(167)	(167)	(167)	(167)	(167)
Other Fair Value Adjustments	1,503	398	95	100	43
The actual effect of purchase accounting adjustments on the future pre-tax income of SHBI, which may differ from the estimates presented above, will be based on the acquisition date estimates of fair value, post-merger activity, and the selected amortization/accretion methods.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 35, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, SHBI and Severn before deciding whether to vote for (i) if you are a SHBI shareholder, the merger and issuance of shares of SHBI common stock to the Severn shareholders in connection with the merger and the approval of the adjournment of the SHBI special meeting, if necessary, to solicit additional proxies to approve the merger and issuance of shares of SHBI common stock, or (ii) if you are a Severn shareholder, the approval of the merger agreement and the other transactions contemplated by the merger, the approval of the compensation proposal and the approval of the adjournment of the Severn special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of SHBI and ownership of SHBI common stock contained in Part I, Item 1A of SHBI’s Annual Report on Form 10-K for the year ended December 31, 2020 and risks relating to the businesses of Severn contained in Part I, Item 1A of Severn’s Annual Report on Form 10-K for the year ended December 31, 2020 that have been filed with the SEC, as well as any subsequent documents filed by SHBI or Severn with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 113.
Risks Relating to the Consummation of the Merger and SHBI Following the Merger
Because the market price of SHBI common stock will fluctuate, the Severn shareholders cannot be sure of the exact value of the merger consideration they will receive.
Upon the effective time of the merger, each share of Severn common stock will be converted into, and shall be canceled in exchange for, the right to receive the merger consideration, consisting of 0.6207 of a share of SHBI common stock and $1.59 in cash for each share of Severn common stock. Because the price of SHBI common stock will fluctuate during the period of time between the date of this joint proxy statement/prospectus and the time the Severn shareholders actually receive their shares of SHBI common stock as merger consideration, the Severn shareholders will be subject to the risk of a decline in the price of SHBI common stock during this period. Pursuant to the merger agreement, Severn may terminate the merger agreement in the event that the sum of (i) the SHBI average share price multiplied by (ii) the exchange ratio plus (iii) $1.59 is less than $9.01 (subject to a proportionate adjustments) and (ii) the number obtained by dividing the sum of (x) the SHBI average share price multiplied by (y) the exchange ratio plus (z) $1.59 by $10.60 is less than the number obtained by (a) dividing the average closing price of the NASDAQ Bank Index as quoted on Bloomberg during the 20 trading days ending on and including the fifth day immediately prior to the effective date by $4,105.00 and (b) subtracting 0.15. However, if Severn chooses to exercise this termination right, SHBI has the option, within two business days of receipt of notice from Severn, to adjust the merger consideration and prevent termination under this provision. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of financial services stocks generally and SHBI in particular, changes in SHBI’s business, operations and prospects and regulatory considerations. Many of these factors are beyond SHBI’s control. Accordingly, at the time of the Severn special meeting, Severn shareholders will not know or be able to calculate the exact value of the merger consideration they will receive upon completion of the merger.
Directors and officers of Severn have interests in the merger that are in addition to or different than the interests of Severn shareholders.
Severn’s directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Severn, which are:
•
upon consummation of the merger, each outstanding and unexercised Severn option will be canceled in exchange for the right to receive from Severn, immediately prior to the effective time of the merger, a single-lump sum cash payment;

•
the agreement of SHBI to honor indemnification obligations of Severn for a period of six years, as well as to purchase liability insurance for Severn’s directors and officers for six years following the merger, subject to the terms of the merger agreement;

•
cash payments to certain officers of Severn in the aggregate amount of approximately $3.5 million, on a pre-tax basis, pursuant to the terms of their respective employment or change in control agreements with Severn or Severn Savings Bank, FSB;

•
a consulting agreement with Alan J. Hyatt, the chairman, president and chief executive officer of Severn, for a term of five years;

•
retention bonuses that may be paid to certain officers of Severn in recognition of their efforts in connection with the merger, which are not expected to exceed $400,000 in the aggregate; and

•
pursuant to the terms of the merger agreement, SHBI is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, the four (4) Severn nominees, each of whom must be mutually agreeable to SHBI and Severn, as directors of SHBI and Shore United Bank. The Severn nominees shall be Alan J. Hyatt, the chairman, president and chief executive officer of Severn, David S. Jones, John A. Lamon, III, and Konrad M. Wayson, each of whom is a current director of both Severn and Severn Savings Bank, FSB. Alan J. Hyatt will become the Chairman of the Board of SHBI and Shore United Bank. Each individual will be assigned to a SHBI board class and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified..

These arrangements may create potential conflicts of interest. These interests of Severn’s directors and officers may cause some of these persons to view the proposed transaction differently than how other Severn shareholders view it. The Severn and SHBI boards of directors were aware of these interests and considered them, among other things, in their approval of the merger and the transactions contemplated by the merger agreement. Severn shareholders should consider these interests in conjunction with the recommendation of the Severn board with respect to approval of the merger. See “The Merger — Interests of Certain Severn Officers and Directors in the Merger” beginning on page 89.
Severn will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Severn. These uncertainties may impair Severn’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others who deal with Severn to seek to change existing business relationships with Severn. Severn employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.
The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Severn’s and SHBI’s financial results. In addition, the merger agreement requires that Severn operate in the usual, regular and ordinary course of business and restricts Severn from taking certain actions prior to the effective time of the merger or termination of the merger agreement without SHBI’s consent in writing. These restrictions may prevent Severn from pursuing attractive business opportunities that may arise prior to the completion of the merger.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Severn and SHBI. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of Severn or SHBI, or the business operations of Severn or SHBI are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Severn and SHBI may also be delayed and adversely affected. As of the date of this joint proxy statement/prospectus, the Federal Reserve has approved the merger. Additional time may be required to obtain the requisite regulatory approval from the OCC, and the OCC and/or other regulators may impose additional requirements on Severn or SHBI that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.
The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire Severn.
Until the completion of the merger, with some limited exceptions, Severn is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than SHBI. In addition, Severn has agreed to pay a termination fee to SHBI in specified circumstances. See “The Merger — Termination Fee” beginning on page 86. These provisions could discourage other companies from trying to acquire Severn even though those other companies might be willing to offer greater value to Severn shareholders than SHBI has offered in the merger. The payment of the termination fee could also have a material adverse effect on Severn’s financial condition.
SHBI may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, SHBI’s ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of SHBI and Severn in a manner that does not materially disrupt the existing customer relationships of Severn or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If SHBI is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
SHBI and Severn have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect SHBI’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies could also divert management attention and resources. These integration matters could have an adverse effect on each of SHBI and Severn during the transition period and on the combined company following completion of the merger.
The market price of SHBI common stock after the merger may be affected by factors different from those affecting the shares of Severn or SHBI currently.
Upon completion of the merger, holders of Severn common stock will become holders of SHBI common stock. SHBI’s business differs from that of Severn, and, accordingly, the financial condition and results of operations of the combined company and the market price of SHBI common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Severn or SHBI on a standalone basis. For a discussion of the businesses of SHBI and Severn and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 113.
The fairness opinion received by the SHBI board from its financial advisor, Janney, and the fairness opinion received by the Severn board from Severn’s financial advisor, Piper Sandler, will not reflect any changes since the date of such opinions.
Changes in the operations and prospects of SHBI or Severn, general market and economic conditions and other factors that may be beyond the control of SHBI and Severn may alter the value of SHBI or Severn or the market price for shares of SHBI common stock or Severn common stock by the time the merger is completed. Neither the fairness opinion delivered by Janney to the SHBI board nor the fairness opinion delivered by Piper Sandler to the Severn board speaks as of any date other than the date of such opinions, which was March 3, 2021 in the case of both Janney’s opinion and Piper Sandler’s opinion. The merger agreement does not require that either Janney’s or Piper Sandler’s fairness opinion be updated as a condition to the completion of the merger, and neither SHBI nor Severn intends to request that the respective fairness opinions be updated. Janney’s fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and Piper Sandler’s fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of Janney’s opinion, see “The Merger — Opinion of SHBI’s Financial Advisor” beginning on page 57. For a description of Piper Sandler’s opinion, see “The Merger — Opinion of Severn’s Financial Advisor” beginning on page 62. For a description of the other factors considered by the SHBI board in determining to approve the merger, see “The Merger — SHBI’s Reasons for the Merger and Factors Considered by SHBI’s Board of Directors” beginning on page 52. For a description of the other factors considered by the Severn board in determining to approve the merger, see “The Merger — Severn’s Reasons for the Merger” beginning on page 54.
SHBI expects to incur expenses related to the merger that may have a negative impact on SHBI’s results of operations.
SHBI will incur certain expenses in connection with consummation of the merger and integrating Severn’s business, operations, systems, technologies and procedures. Although SHBI has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond SHBI’s control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses may have a negative impact on SHBI’s results of operations, although the timing and magnitude of any such impact is uncertain at present.
The merger is subject to the receipt of approvals from regulatory authorities that may be denied or may impose conditions that could have an adverse effect on SHBI.
Before the merger can be completed, various approvals must be obtained from bank regulatory authorities. Regulatory approvals are not guaranteed and even if granted, the bank regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although SHBI and Severn do not currently expect that any such application will be denied, or that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such denials, conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of SHBI following the merger or causing the merger transaction between SHBI and Severn to terminate. See “The Merger — Regulatory Approvals” beginning on page 78 and “The Merger — Conditions to the Merger” beginning on page 76.
The merger cannot be completed unless the SHBI shareholders approve the merger and share issuance proposal and the Severn shareholders approve the merger proposal.
In order for the merger to be completed, the SHBI shareholders must approve the merger and share issuance proposal and the Severn shareholders must approve the merger proposal. Approval of the merger and share issuance proposal by the SHBI shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of SHBI common stock. The approval of the merger proposal by the Severn shareholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of Severn common stock at the Severn special meeting. If any of the required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated. SHBI may terminate the merger agreement if the approval of the merger proposal has not been obtained, and Severn may terminate the merger agreement if approval of the merger and share issuance proposal has not been obtained, in each case, prior to December 31, 2021.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of SHBI common stock and Severn common stock to decline.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals, including receipt of approvals for the charter conversion, and approval of merger proposal and the merger and share issuance proposal. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, SHBI and Severn may terminate the merger agreement under certain circumstances even if approval of the merger proposal and approval of the merger and share issuance proposal has been obtained, including if the merger has not been completed on or before December 31, 2021. If the merger is not completed, the respective trading prices of SHBI common stock and Severn common stock on the NASDAQ Global Market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see “The Merger — Conditions to the Merger” beginning on page 76.
The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.
The unaudited pro forma condensed combined financial data contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data.
In addition, the unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record Severn’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The pro forma adjustments reflected in this joint proxy statement/prospectus are preliminary, and the final pro forma adjustments will be based upon the actual purchase price and the fair value of the assets and liabilities of Severn as of the date of the completion of the merger. Financial markets generally, and the market prices of SHBI’s common stock and Severn’s common stock, are experiencing higher than normal volatility and, therefore, the actual purchase price may vary significantly from the purchase price used in preparing the unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” beginning on page 20. Additionally, any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.
Severn shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.
Severn shareholders currently have the right to vote in the election of the Severn board of directors and on various other matters affecting Severn. Upon the completion of the merger, each Severn shareholder will become a shareholder of SHBI with a percentage ownership of the combined organization that is significantly smaller than the shareholder’s percentage ownership of Severn. It is expected that the former shareholders of Severn as a group will receive shares in the merger constituting approximately 40% of the outstanding shares of SHBI common stock immediately after the merger, representing less than a majority of the ownership and voting power of SHBI. As a result, Severn shareholders will have significantly less influence on the management and policies of SHBI than they now have on the management and policies of Severn.
Goodwill incurred in the merger may negatively affect SHBI’s financial condition.
To the extent that the value of the shares of SHBI common stock issued or to be issued in the merger exceeds the fair value of the net assets of Severn, including identifiable intangibles, that amount will be reported as goodwill by SHBI. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect SHBI’s financial condition.
The shares of SHBI common stock to be received by Severn shareholders as a result of the merger will have different rights than shares of Severn common stock.
Upon completion of the merger, Severn shareholders will become SHBI shareholders and their rights as shareholders will be governed by the SHBI amended and restated articles of incorporation, amended and restated by-laws, as well as the MGCL. The rights associated with Severn common stock are different from the rights associated with SHBI common stock. See “Comparison of the Rights of Shareholders” beginning on page 105.
Sales of substantial amounts of SHBI’s common stock in the open market by former Severn shareholders could depress SHBI’s stock price.
Shares of SHBI common stock that are issued to Severn shareholders in the merger will be freely tradable without restrictions under the Securities Act, other than shares issued to individuals that will be deemed “affiliates” after the merger is completed. As of the close of business on September 3, 2021, SHBI had approximately 11,752,990 shares of common stock outstanding. Based on the number of Severn shares of common stock outstanding as of September 3, 2021, SHBI anticipates issuing approximately 7,990,854 shares of its common stock in connection with the merger.
Severn’s former shareholders may sell substantial amounts of SHBI common stock in the public market following completion of the merger. Any such sales may cause the market price of SHBI common stock to decrease.
Shareholder or stockholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of SHBI and Severn.
SHBI shareholders and/or Severn shareholders may file lawsuits against SHBI, Severn and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is the absence of any statute, rule, regulation, judgment, decree, injunction or other order that prohibits the consummation of the merger. If any plaintiff were successful in obtaining an injunction prohibiting SHBI or Severn defendants from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to SHBI and/or Severn, including any cost associated with the indemnification of directors and officers of each company. SHBI and Severn may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of SHBI and Severn and could prevent or delay the completion of the merger.
The COVID-19 pandemic’s impact on SHBI’s business and operations following the completion of the merger is uncertain.
The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of SHBI following the completion of the merger will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on SHBI’s business, and there is no guarantee that efforts by SHBI to address the adverse impacts of the COVID-19 pandemic will be effective.
Even after the COVID-19 pandemic has subsided, SHBI may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.
Risks Relating to SHBI’s Business
You should read and consider risk factors specific to SHBI’s business (including those related to the COVID-19 pandemic) that will also affect SHBI after the merger. These risks are described in the sections entitled “Risk Factors” in SHBI’s Annual Report on Form 10-K for the year ended December 31, 2020, SHBI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, and in other documents that are attached as appendices to this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 113 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Severn’s Business
You should read and consider risk factors specific to Severn’s business (including those related to the COVID-19 pandemic) that will also affect SHBI following the completion of the merger. These risks are described in the sections entitled “Risk Factors” in Severn’s Annual Report on Form 10-K for the year ended December 31, 2020, Severn’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 113 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of SHBI, Shore United Bank, Severn and Severn Savings Bank, FSB and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either SHBI or Severn can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond SHBI’s or Severn’s control. The ability of either SHBI or Severn to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in SHBI’s Annual Report on Form 10-K for the year ended December 31, 2020 and those discussed in Severn’s Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference into this joint proxy statement/prospectus, as well as the following:
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the effects of the COVID-19 pandemic on the economy generally and on SHBI and Severn in particular;

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estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

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deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

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required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

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reputational risks and the reaction of the companies’ customers to the merger;

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diversion of management time on merger-related issues;

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competitive pressure among depository and other financial institutions may increase significantly;

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costs or difficulties related to the integration of the businesses of SHBI and Severn may be greater than expected;

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the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

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changes in SHBI’s stock price before closing, including as a result of the financial performance of Severn prior to closing;

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changes in the interest rate environment may affect interest margins;

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the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

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general economic or business conditions, either nationally or in the states or regions in which SHBI and Severn do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

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legislation or changes in regulatory requirements may adversely affect the businesses in which SHBI and Severn are engaged;

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adverse changes may occur in the securities markets; and

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competitors of SHBI and Severn may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than SHBI and Severn.

Because these forward-looking statements are subject to assumptions and uncertainties, SHBI’s and Severn’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of SHBI and Severn based on information known to them as of the date of this joint proxy statement/prospectus. Severn and SHBI shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to SHBI or Severn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. SHBI or Severn undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION
This joint proxy statement/prospectus constitutes a proxy statement for, and is being furnished to, all SHBI shareholders of record in connection with the solicitation of proxies by the SHBI board to be used at the SHBI special meeting to be held on October 22, 2021 and any adjournment or postponement of the SHBI special meeting. The purposes of the SHBI special meeting are to consider and vote upon the merger and share issuance proposal, and the SHBI adjournment proposal to the extent necessary to solicit additional votes on the merger and share issuance proposal.
This joint proxy statement/prospectus also constitutes a proxy statement for, and is being furnished to all Severn shareholders of record in connection with the solicitation of proxies by the Severn board to be used at the Severn special meeting to be held on October 22, 2021 and any adjournment or postponement of the Severn special meeting. The purposes of the Severn special meeting are to consider and vote upon the merger proposal, the compensation proposal and the Severn adjournment proposal to the extent necessary to solicit additional votes on the merger agreement.
This joint proxy statement/prospectus also constitutes a prospectus of SHBI relating to the shares of SHBI common stock to be issued upon completion of the merger to Severn shareholders as part of the merger consideration. See “The Merger — The Merger Consideration” beginning on page 74.
THE SHBI SPECIAL MEETING
Time, Date and Place
A special meeting of shareholders of SHBI will be held virtually on the SHBI special meeting website at https://viewproxy.com/ShoreBancsharessm/2021/Vm at 9:00 a.m., Eastern Time, on October 22, 2021.
Matters to be Considered
The purposes of the SHBI special meeting are to consider and vote upon the following proposals:
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the merger and share issuance proposal; and

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the SHBI adjournment proposal.

No other business may be conducted at the SHBI special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and SHBI shareholders are encouraged to read it carefully in its entirety.
Recommendation of the SHBI Board
The SHBI board has unanimously (i) determined that the issuance of shares of SHBI common stock in connection with the merger is in the best interests of SHBI and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby; and (iii) recommends that the SHBI shareholders approve the merger and issuance of shares of SHBI common stock to Severn shareholders pursuant to the merger agreement. The SHBI board unanimously recommends that SHBI shareholders vote “FOR” the merger and share issuance proposal. See “The Merger — SHBI’s Reasons for the Merger and Factors Considered by SHBI’s Board of Directors” beginning on page 52.
The SHBI board also unanimously recommends that SHBI shareholders vote “FOR” the SHBI adjournment proposal.
Shares Outstanding and Entitled to Vote; Record Date
The close of business on September 3, 2021 has been fixed by SHBI as the SHBI record date, for the determination of SHBI shareholders entitled to notice of and to vote at the SHBI special meeting and any adjournment or postponement of the SHBI special meeting. At the close of business on the SHBI record date, there were 11,752,990 shares of SHBI common stock outstanding and entitled to vote, held by 4,255 holders of record. Each share of SHBI common stock entitles the holder to one vote at the SHBI special meeting on all matters properly presented at the SHBI special meeting.

SHBI Shareholder Agreements
SHBI directors and executive officers, who own in the aggregate approximately 2.3% of the outstanding shares of SHBI common stock as of the SHBI record date, are parties to the SHBI shareholder agreements. Pursuant to those agreements, such shareholders agreed to vote to approve the merger and share issuance proposal.
How to Vote Shares of SHBI Common Stock
Shareholders of Record.
SHBI shareholders of record may vote by mail, telephone or over the Internet, or by attending the virtual SHBI special meeting and voting via the special meeting website. If a SHBI shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on October 21, 2021. SHBI shareholders of record will be able to attend and vote at the SHBI special meeting by first registering at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. If you are a shareholder of record, your virtual control number will be on your proxy card.
Shares Held in “Street Name.”
If a SHBI shareholder’s shares of SHBI common stock are held through a bank, broker or other nominee, such SHBI shareholder is considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded by such SHBI shareholder’s bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a SHBI shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the SHBI shareholder. Without specific instructions from the SHBI shareholder, the bank, broker or other nominee is not empowered to vote a SHBI shareholder’s shares on non-routine matters such as the proposal to approve the merger and share issuance proposal or the SHBI adjournment proposal. Not voting these shares will have the effect of voting against the approval of the merger and share issuance proposal but will not have any effect on the SHBI adjournment proposal. When the vote is tabulated for the proposals, broker non votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each SHBI shareholder to promptly give instructions to his or her bank, broker or other nominee to vote “FOR” approval of the merger and share issuance proposal and “FOR” the SHBI adjournment proposal, by using the voting instruction card provided to such SHBI shareholder by his or her bank, broker or other nominee. Alternatively, if a SHBI shareholder is a beneficial owner and wishes to vote at the virtual SHBI special meeting, the SHBI shareholder must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the SHBI special meeting. Instructions on how to connect and participate at the SHBI special meeting via the Internet are posted at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. On the day of the SHBI special meeting, shareholders who hold their shares in street name through banks, brokers or other nominees may only vote during the meeting by e-mailing a copy of their legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
Revocation of Proxies
A SHBI shareholder can revoke a proxy at any time before his or her shares are voted. If the SHBI shareholder is a shareholder of record, the SHBI shareholder can revoke a proxy by:
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delivering to SHBI prior to the SHBI special meeting a written notice of revocation addressed to: David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland 26101;

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completing, signing and returning a new proxy card with a later date before the date of the SHBI special meeting, and any earlier dated proxy will be revoked automatically;

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calling the toll free number listed on the SHBI proxy card or by accessing the Internet site listed on the SHBI proxy card to change his or her vote by 11:59 p.m., Eastern Time, on October 21, 2021, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or
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attending the virtual SHBI special meeting and voting during the meeting by visiting https://viewproxy.com/ShoreBancsharessm/2021/Vm and following the instructions, and any earlier proxy will be revoked. However, simply attending the SHBI special meeting without voting will not revoke a SHBI proxy.

If a SHBI shareholder has instructed a bank, broker or other nominee to vote such SHBI shareholder’s shares of SHBI common stock, the SHBI shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.
Attendance at the SHBI special meeting will not, in and of itself, constitute revocation of a proxy.
Each proxy returned to SHBI (and not revoked) by a holder of SHBI common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted “FOR” the merger and share issuance proposal and “FOR” the SHBI adjournment proposal.
Quorum
A quorum, consisting of the holders of a majority of the shares entitled to vote at the SHBI special meeting, must be present in person or by proxy before any action may be taken at the SHBI special meeting. Once a share of SHBI common stock is represented at the SHBI special meeting, it will be counted for the purpose of determining a quorum not only at the SHBI special meeting but also at any adjournment or postponement of the SHBI special meeting. In the event that a quorum is not present at the SHBI special meeting, it is expected that the SHBI special meeting will be adjourned or postponed.
Abstentions and broker non votes (if any) will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non votes” are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable Nasdaq rules. Under these rules, the merger and share issuance and SHBI adjournment proposals are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.
Vote Required
The affirmative vote of the holders of at least a majority of the outstanding shares of SHBI common stock is necessary to approve the merger and share issuance proposal. The proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, must be approved by the affirmative vote of a majority of the shares of SHBI common stock represented and entitled to vote at the SHBI special meeting.
Because the proposal to approve the merger and share issuance proposal is required to be approved by the holders of at least a majority of the outstanding shares of SHBI common stock, abstentions and broker non-votes, as well as the failure of a SHBI shareholder to vote by proxy or at the virtual SHBI special meeting, will have the same effect as a vote against the proposal to approve the merger and share issuance proposal.
Because the affirmative vote of a majority of shares of SHBI common stock represented and entitled to vote at the SHBI special meeting (which shares voting affirmatively must constitute a majority of the required quorum) is needed to approve the adjournment proposal, abstentions and broker non-votes will not have any effect on the proposal of the SHBI board of directors to adjourn the special meeting, if any.
Solicitation of Proxies
SHBI will pay the costs of soliciting its shareholders’ proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of SHBI may solicit proxies from shareholders of SHBI in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. SHBI has engaged Alliance Advisors as its proxy solicitation firm. Such firm will be paid its customary fee of $27,480 and out of pocket expenses.
Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and SHBI will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.
Attending the SHBI Special Meeting
While not required, all holders of SHBI common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the SHBI special meeting. The SHBI special meeting may be accessed via the SHBI special meeting website, where SHBI shareholders will be able to listen to the SHBI special meeting, submit questions and vote online. You are entitled to attend the SHBI special meeting via the SHBI special meeting website only if you were a shareholder of record at the close of business on the record date or you held your SHBI shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date. If you were a shareholder of record at the close of business on the record date and wish to attend the SHBI special meeting via the SHBI special meeting website, you will need to first register at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. If you are a shareholder of record, your virtual control number will be on your proxy card. If your shares are held in street name, then you are not the shareholder of record and you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the SHBI special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate at the SHBI special meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/ShoreBancsharessm/2021/htype.asp. On the day of the SHBI special meeting, shareholders who hold their shares in street name through banks, brokers or other nominees may only vote during the meeting by e-mailing a copy of their legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
You may submit questions in advance of the meeting by emailing your question, along with proof of stock ownership, to virtualmeeting@viewproxy.com. You may also submit questions during the live audio webcast of the SHBI special meeting via the SHBI special meeting website. To ensure the SHBI special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the SHBI special meeting’s limited purpose.
Technical assistance will be available for SHBI shareholders who experience an issue accessing the SHBI special meeting. Please be sure to check in 15 minutes prior to the start of the SHBI special meeting so that any technical difficulties may be addressed before the live audio webcast begins. If you encounter any difficulties accessing the SHBI special meeting webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.
Adjournments and Postponements
Although it is not currently expected, the SHBI special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the SHBI special meeting to approve the merger and share issuance proposal or if a quorum is not present at the SHBI special meeting. Other than an announcement to be made at the SHBI special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the SHBI special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the SHBI special meeting as adjourned or postponed.
Questions and Additional Information
If a SHBI shareholder has questions about the merger and share issuance proposal, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact our proxy solicitor, Alliance Advisors, by calling toll-free at (855) 742-8276, or via email to SHBI@allianceadvisors.com.
PROPOSAL 1 — THE MERGER AND SHARE ISSUANCE PROPOSAL
SHBI is requesting that holders of the outstanding shares of SHBI common stock consider and vote upon a proposal to approve the merger and issuance of shares of SHBI common stock in connection with the merger pursuant to the terms of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus. Approval of the merger and share issuance proposal by SHBI shareholders is a condition to the closing of the merger. If the merger and share issuance proposal is not approved by SHBI’s shareholders, the merger will not occur.
Vote Required for Approval
The affirmative vote of the holders of at least a majority of the outstanding shares of SHBI common stock is necessary to approve the merger and share issuance proposal. Because the proposal to approve the merger and share issuance proposal is required to be approved by the holders of at least a majority of the outstanding shares of SHBI common stock, abstentions and broker non-votes, as well as the failure of a SHBI shareholder to vote by proxy or at the virtual SHBI special meeting, will have the same effect as a vote against the proposal to approve the merger and share issuance proposal.
Recommendation of SHBI’s Board of Directors
SHBI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AND SHARE ISSUANCE PROPOSAL.

PROPOSAL 2 — ADJOURNMENT OF THE SHBI SPECIAL MEETING
If there are not sufficient votes to constitute a quorum or to approve the merger and share issuance proposal at the time of the SHBI special meeting, the merger cannot be completed unless the SHBI special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by SHBI at the time of the special meeting to be voted for an adjournment, if deemed necessary, SHBI has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.
Vote Required for Approval
Approval of the SHBI adjournment proposal will require the affirmative vote of a majority of the votes cast at the SHBI special meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.
Recommendation of SHBI’s Board of Directors
SHBI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHBI ADJOURNMENT PROPOSAL.
THE SEVERN SPECIAL MEETING
Time, Date and Place
A special meeting of shareholders of Severn will be held will be held virtually via the internet at 9:00 a.m., Eastern Time, on October 22, 2021. Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our shareholders and employees, the Severn special meeting will be held in a virtual meeting format conducted via webcast.
If you are unable to access the virtual special meeting and need assistance finding a place to access the special meeting on the Internet, please contact Andrea E. Colender, Secretary, at (410) 260-2000 prior to October 15, 2021.
Matters to be Considered
The purposes of the Severn special meeting are to consider and vote upon the following proposals:
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the merger proposal;

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the compensation proposal; and

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the Severn adjournment proposal.

No other business may be conducted at the Severn special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Severn shareholders are encouraged to read it carefully in its entirety.
Recommendation of the Severn Board
The Severn board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Severn’s reasons for approving the merger agreement described in this joint proxy statement/prospectus, the Severn board believes that the merger is in the best interests of Severn’s shareholders and unanimously recommends that Severn shareholders vote “FOR” the merger proposal. See “The Merger — Severn’s Reasons for the Merger” beginning on page 54.
The Severn board has also unanimously recommended that Severn shareholders vote “FOR” the compensation proposal and “FOR” the Severn adjournment proposal.

Shares Outstanding and Entitled to Vote; Record Date
The close of business on September 3, 2021 has been fixed by Severn as the Severn record date, for the determination of Severn shareholders entitled to notice of and to vote at the Severn special meeting and any adjournment or postponement of the Severn special meeting. At the close of business on the Severn record date, there were 12,873,939 shares of Severn common stock outstanding and entitled to vote, held by approximately 161 holders of record. Each share of Severn common stock entitles the holder to one vote at the Severn special meeting on all matters properly presented at the Severn special meeting.
Severn Shareholder Agreements
Severn directors, executive officers and certain shareholders, who own in the aggregate approximately 23.4% of the outstanding shares of Severn common stock as of the Severn record date, are parties to the Severn shareholder agreements. Pursuant to those agreements, such shareholders agreed to, among other things, vote to approve the merger proposal.
The form of the Severn shareholder agreement is included in this joint proxy statement/prospectus as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.
Attending the Virtual Special Meeting
The Severn special meeting may be accessed via the Severn special meeting website, where Severn shareholders will be able to listen to the Severn special meeting, submit questions and vote online. You are entitled to attend the Severn special meeting via the Severn special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your Severn shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the Severn special meeting.
If you are a record holder you will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Severn special meeting online, ask questions and vote during the meeting by visiting https://meetnow.global/MNQ4RQT after registering as described below.
To register to attend the Severn special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Severn holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 19, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be directed to Computershare at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
Computershare
Severn Bancorp Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Shareholders will have substantially the same opportunities to participate in the virtual Severn special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the meeting via the online platform. To ensure the Severn special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Severn special meeting’s limited purpose.
Technical assistance will be available for shareholders who experience an issue accessing the Severn special meeting. Contact information for technical support will appear on the Severn special meeting website prior to the start of the Severn special meeting.
How to Vote Severn Shares
Shareholders of Record.
Severn shareholders of record may vote by mail, telephone, via the Internet or by attending the virtual Severn special meeting and voting via the special meeting website. If a Severn shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on October 21, 2021.
Shares held in “Street Name.”
If a Severn shareholder’s shares of Severn common stock are held through a bank, broker or other nominee, such Severn shareholder is considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded by such Severn shareholder’s bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Severn shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Severn shareholder. Without specific instructions from the Severn shareholder, the bank, broker or other nominee is not empowered to vote a Severn shareholder’s shares on non-routine matters such as the merger proposal, the compensation proposal or the Severn adjournment proposal. Not voting these shares will have the effect of voting against the approval of the merger proposal but will not have any effect on the compensation proposal or the Severn adjournment proposal. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Severn shareholder to promptly give instructions to his or her bank, broker or other nominee to vote “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” the Severn adjournment proposal. Alternatively, if a Severn shareholder is a beneficial owner and wishes to vote at the Severn special meeting via the special meeting website, the Severn shareholder must register in advance of the meeting as described above.
Shares Held in Severn Bank Employee Stock Ownership Plan.
Participants in the Severn ESOP will each receive a voting instruction card that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the Severn ESOP. Under the terms of the Severn ESOP, the Severn ESOP trustee votes all shares held by the Severn ESOP, but each Severn ESOP participant may direct the trustee how to vote the shares of Severn common stock allocated to his or her account. The Severn ESOP trustee will vote all unallocated shares of Severn common stock held by the Severn ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning a voting instruction card to the Severn ESOP trustee is October 15, 2021.
Revocation of Proxies
A Severn shareholder can revoke a proxy at any time before his or her shares are voted. If the Severn shareholder is a shareholder of record, the Severn shareholder can revoke a proxy by:
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delivering to Severn prior to the Severn special meeting a written notice of revocation addressed to: Andrea E. Colender, Secretary, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401;

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completing, signing and returning a new proxy card with a later date before the date of the Severn special meeting, and any earlier dated proxy will be revoked automatically;

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calling the toll free number listed on the Severn proxy card or by accessing the Internet site listed on the Severn proxy card to change his or her vote by 11:59 p.m., Eastern Time, on October 21, 2021, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

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attending the Severn special meeting and voting via the special meeting website, and any earlier proxy will be revoked. However, simply attending the Severn special meeting without voting will not revoke a Severn proxy.

If a Severn shareholder has instructed a bank, broker or other nominee to vote such Severn shareholder’s shares of Severn common stock, the Severn shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.
Attendance at the Severn special meeting will not, in and of itself, constitute revocation of a proxy.
Each proxy returned to Severn (and not revoked) by a holder of Severn common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” the Severn adjournment proposal.
Quorum
A quorum, consisting of the holders of a majority of the shares entitled to vote at the Severn special meeting, must be present in person or by proxy before any action may be taken at the Severn special meeting. Once a share of Severn common stock is represented at the Severn special meeting, it will be counted for the purpose of determining a quorum not only at the Severn special meeting but also at any adjournment or postponement of the Severn special meeting. In the event that a quorum is not present at the Severn special meeting, it is expected that the Severn special meeting will be adjourned or postponed.
Abstentions and broker non votes (if any) will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non votes” are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable Nasdaq rules. Under these rules, the approval of the merger proposal, the approval of the compensation proposal and the approval of the Severn adjournment proposal are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.
Vote Required
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Severn common stock is necessary to approve the merger proposal. The approval of the compensation proposal must be approved by the affirmative vote of a majority of the shares of Severn common stock represented and entitled to vote at the Severn special meeting. The proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, must be approved by the affirmative vote of a majority of the shares of Severn common stock represented and entitled to vote at the Severn special meeting.
Because the proposal to approve the merger proposal is required to be approved by the holders of at least two-thirds of the outstanding shares of Severn common stock, abstentions and broker non-votes, as well as the failure of a Severn shareholder to vote by proxy or in person at the Severn special meeting, will have the same effect as a vote against the proposal to approve the merger agreement.
Because the affirmative vote of a majority of shares of Severn common stock represented and entitled to vote at the Severn special meeting (which shares voting affirmatively must constitute a majority of the required quorum) is needed to approve both the compensation proposal and the adjournment proposal, abstentions and broker non-votes will not have any effect on the compensation proposal or the proposal of the Severn board of directors to adjourn the special meeting, if necessary.

Solicitation of Proxies
Severn will pay the costs of soliciting its shareholders’ proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Severn may solicit proxies from shareholders of Severn in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Severn has engaged Alliance Advisors as its proxy solicitation firm. Such firm will be paid its customary fee of $25,000 and out of pocket expenses.
Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Severn will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.
Adjournments and Postponements
Although it is not currently expected, the Severn special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Severn special meeting to approve the merger agreement, the compensation proposal or if a quorum is not present at the Severn special meeting. Other than an announcement to be made at the Severn special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Severn special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Severn special meeting as adjourned or postponed.
Questions and Additional Information
If a Severn shareholder has questions about the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Severn’s proxy solicitor, Alliance Advisors, by calling toll-free at (888) 991-1291, or via email to SVBI@allianceadvisors.com.

PROPOSAL 1 — THE MERGER PROPOSAL
Severn is requesting that holders of the outstanding shares of Severn common stock consider and vote upon a proposal to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus. Approval of the merger proposal by Severn shareholders is a condition to the closing of the merger. If the merger proposal is not approved by Severn’s shareholders, the merger will not occur.
Vote Required for Approval
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Severn common stock is necessary to approve the merger proposal. Because the proposal to approve the merger proposal is required to be approved by the holders of at least two-thirds of the outstanding shares of Severn common stock, abstentions and broker non-votes, as well as the failure of a Severn shareholder to vote by proxy or in person at the Severn special meeting, will have the same effect as a vote against the proposal to approve the merger agreement.
Recommendation of Severn’s Board of Directors
SEVERN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.
THE MERGER
The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A and incorporated by reference into this joint proxy statement/prospectus. Shareholders of both SHBI and Severn should carefully read the appendices in their entirety.
Structure of the Merger
Pursuant to the terms and conditions set forth in the merger agreement, Severn will be acquired by SHBI in a transaction in which Severn will merge with and into SHBI, with SHBI as the surviving corporation, which is referred to as the merger. Immediately following the consummation of the merger, Severn Savings Bank, FSB will be merged with and into Shore United Bank, with Shore United Bank as the surviving institution, which is referred to as the bank merger. Additionally, Shore United Bank will convert to a national association prior to the completion of the bank merger. Following consummation of the bank merger, Shore United Bank intends to continue to operate all of the branches acquired from Severn Savings Bank, FSB.
Following the consummation of the merger, SHBI’s amended and restated articles incorporation and amended and restated by-laws as in effect immediately prior to the merger will continue as the governing corporate documents of SHBI. The directors and executive officers of SHBI immediately prior to the merger will continue as the directors and executive officers of SHBI after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement, SHBI is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, four (4) individuals, referred to as the Severn nominees, each of whom must be mutually agreeable to SHBI and Severn, as directors of SHBI and Shore United Bank. The Severn nominees shall be Alan J. Hyatt, the chairman, president and chief executive officer of Severn, David S. Jones, John A. Lamon, III, and Konrad M. Wayson, each of whom is a current director of both Severn and Severn Savings Bank, FSB. Alan J. Hyatt will become the Chairman of the Board of SHBI and Shore United Bank. Each individual will be assigned to a SHBI board class and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified.
Background of the Merger
The Severn board of directors has routinely engaged in regular strategic planning to evaluate Severn’s strengths, weaknesses, opportunities and challenges. Over the years, the board of directors has considered a variety of strategic alternatives to address the challenges Severn faces as a community bank operating in an increasingly competitive and complex regulatory environment. In July 2017, Severn began a program to service certain licensed medical marijuana related businesses to increase its fee income. Although Severn has maintained a strong capital position, its relatively small asset size and limited earnings capacity make it difficult to absorb the added costs of regulatory changes, compliance, audit, risk, and technology costs while pursuing growth opportunities.
In July 2017, a representative of Piper Sandler (formerly known as Sandler O’Neill & Partners, L.P.) introduced the leadership team of Severn to the leadership team of SHBI. The Piper Sandler representative met with Severn’s board of directors and discussed the potential opportunity of a strategic partnership with SHBI, after having met with Severn’s President and Chief Executive Officer, Alan Hyatt. On August 15, 2017, Severn and SHBI executed a non-disclosure agreement to allow for the confidential exchange of information. On November 1, 2017, SHBI provided a preliminary non-binding letter of interest to Severn for a 100% stock transaction valued at $10.50 per share. However, the Severn board decided at its November 2017 regular board meeting not to move forward with any type of transaction electing instead to focus on other initiatives such as its program to service licensed medical marijuana businesses which had just started in 2017.
Following Severn board’s decision to remain independent in 2017, the leadership teams of Severn and SHBI continued to stay in contact and have periodic discussions. On July 26, 2018, SHBI provided a new initial non-binding letter of interest to Severn. The transaction was presented as a strategic combination that would allow the combined institution to have branches on both sides of the Chesapeake Bay, including Anne Arundel County, Maryland where SHBI had no branches, with a pro forma bank nearing $2.5 billion in assets (which now would exceed $3.0 billion in assets). The combination would also combine SHBI’s commercial bank with Severn’s residential mortgage operations to create a more diversified balance sheet. Pursuant to the July 2018 letter of interest, each Severn stockholder would receive SHBI common stock for each Severn share they owned for a purchase price of $12.00 per share. SHBI would add four Severn directors to its board, including President and Chief Executive Officer, Alan Hyatt, who would be named Vice Chairman of the Board. On August 3, 2018, Severn engaged Piper Sandler to act as its independent financial advisor in connection with the possible business combination. On August 22, 2018, after Severn’s board of directors met to discuss the potential business combination, a revised non-binding letter of interest was executed by both parties with an agreed upon exclusivity period through the end of September 2018. During the exclusivity period, Severn and SHBI, and their representatives, were prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions.
During late August and September 2018, the parties began their due diligence reviews of each other. However, discussions between the parties ended in September 2018 because of a stock market decline for bank stocks. The decline in SHBI’s stock price made the transaction less appealing from a financial point of view in the judgment of Severn’s board of directors who decided it was in the best interests of Severn’s stockholders to continue as an independent financial institution at that time.
Severn and SHBI remained in general contact during the following year. In late December 2019, after being contacted by representatives of Piper Sandler and Janney, SHBI’s financial advisor, the parties resumed preliminary discussions regarding a potential business combination. Based on the preliminary discussions in 2018, the parties continued to believe that a business combination transaction presented the strategic benefits described above. The discussions and rationale which led to the execution of the second letter of interest remained applicable and relevant as determined by Severn’s board of directors. On December 30, 2019, SHBI provided an initial non-binding letter of interest to Severn. The non-binding letter of interest contained similar terms to the 2018 letter of interest. The only significant change was that Severn stockholders would receive consideration consisting of 90% SHBI stock and 10% cash for each Severn share of common stock. The proposed fixed exchange ratio was 0.7130 or an implied price of $12.25 per share.
On January 8, 2020, Severn’s special legal counsel, Luse Gorman, PC (“Luse Gorman”), circulated a memorandum to the Severn board of directors regarding fiduciary duties of directors, particularly in the context of a merger.

On January 10, 2020, the Severn board of directors held a special meeting to review the letter of interest, the timeline of a potential transaction, and directors’ fiduciary duties. Representatives of Piper Sandler and Luse Gorman also attended the meeting. The representatives of Luse Gorman began the meeting by discussing Severn’s board of directors’ fiduciary duties under Maryland law, specifically in the context of a change-in-control transaction. A Piper Sandler representative reviewed a summary of the financial terms of the proposed transaction. The Piper Sandler representative then provided information about the pro forma branch network and composition of the loan and deposit portfolios of Severn and SHBI on a combined basis. In addition, the Piper Sandler representative discussed comparative stock price performance and the contribution of each institution to several financial metrics. The board also reviewed key pro forma assumptions of the transaction along with recent merger and acquisition activity in the state of Maryland. The board also discussed with Piper Sandler about the lack of other potential acquirers in the state of Maryland who would reasonably consider a similar transaction. The Severn board acknowledged the strategic benefits of the potential combination, the similarity in culture, and the significant premium to its current stock trading price. In addition, the board believed that the stock consideration of SHBI would provide long term value to Severn’s stockholders. The board of directors authorized Mr. Hyatt to sign the letter of interest and to begin the due diligence process.
On January 10, 2020, Severn and SHBI executed the non-binding letter of interest with an agreed upon exclusivity period through February 17, 2020. During the exclusivity period, Severn and SHBI, and their representatives, were prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions. On January 21, 2020, an electronic due diligence data room was established for the transaction. From mid-January 2020 through mid-March 2020, the parties conducted due diligence investigations of each other through the exchange of electronic documents, telephone interviews, and on-site research. In particular among other meetings, SHBI’s management interviewed Severn’s management on February 13, 2020 by telephone conference and conducted on site loan due diligence of Severn on February 20, 2020. Severn’s management conducted reverse due diligence on SHBI in person at the Chesapeake Bay Beach Club on February 26, 2020.
On January 13, 2020, Holland & Knight LLP (“Holland & Knight”), special counsel for SHBI, circulated a draft of the definitive merger agreement to Luse Gorman. On January 22, 2020, Severn’s management and representatives of Luse Gorman and Piper Sandler held a meeting to review and discuss the draft merger agreement. Among other aspects of the merger, Severn and its representatives discussed the process of securing the required regulatory approvals of the transaction, various possible transaction structures, and the possibility of Shore United Bank converting from a state charter to a national bank charter. Subsequently, Luse Gorman circulated a memorandum to Severn management regarding Shore United Bank’s charter options and the implications and advantages of converting to a national bank charter. Severn and its advisors discussed the advantages of Shore United Bank converting to a national bank, including Severn’s familiarity with the OCC, the regulator for both national banks and federal savings banks, as its primary regulator and implications for the business and operations of the combined company. The OCC was familiar with and had examined Severn’s marijuana related business program. A copy of the charter conversion memorandum was also provided to SHBI.
During February 2020, the parties continued to discuss legal, structural and regulatory matters relating to the proposed transaction and negotiated the definitive agreement. On February 4, 2020, Luse Gorman sent revisions to the merger agreement relating to the representations, warranties, closing conditions and the termination fee. Holland & Knight sent revised versions of the merger agreement on February 10, 2020 and February 26, 2020 to resolve most of the remaining issues to be negotiated. In early March 2020, the parties held extensive discussions regarding Shore United Bank’s proposed charter conversion to a national bank and the structure of the merger. The parties also prepared to present the proposed transaction to the OCC.
However, during this time, the outbreak of COVID-19 became of increasing international concern. In connection with the resultant market volatility, each of Severn’s and SHBI’s stock prices decreased significantly during the onset of the pandemic. In particular, the decline in the value of SHBI’s stock price negatively affected the value of the proposed transaction. In early March 2020, SHBI proposed increasing the fixed exchange ratio to 0.7302 due to its declining stock price. However, on March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic and on March 13, 2020, the United States declared a National Public Health Emergency. In late March 2020, the parties paused the ongoing negotiations.

In light of the new challenges presented by the onset of the COVID-19 pandemic and related market volatility, on April 29, 2020, the parties ceased negotiations. During the months that followed, the parties devoted their attention and resources to supporting their customers, employees and communities through the pandemic.
By late 2020, the parties had largely adapted to the new working environment. In early December 2020, as the stock prices of both companies began to stabilize for the first time during the COVID-19 pandemic, preliminary discussions between the chief executive officers of Severn and SHBI occurred regarding restarting merger discussions between the parties.
Additionally, on December 9, 2020, the President and Chief Executive Officer of Severn had a preliminary discussion with the Chief Executive Officer of Company A, a local community banking institution, regarding a potential combination between the two parties on the recommendation of a local investor. However, the parties did not have any further discussions following their initial conversation on December 9, 2020.
On December 17, 2020, the SHBI board of directors held a regular meeting. Representatives of Janney and Holland & Knight joined the meeting. A representative of Janney discussed updated financial metrics and projections for the proposed transaction, and Holland & Knight discussed next steps, including due diligence, third party loan portfolio reviews, and bank regulatory agency discussions. The SHBI board also discussed staff retention and the composition of the board of directors of a combined company. Following this discussion, the SHBI board authorized management to deliver a new non-binding letter of interest to Severn.
On December 18, 2020, SHBI provided a draft non-binding letter of interest to Severn, which proposed merger consideration consisting of 90% SHBI common stock, at a fixed exchange ratio of 0.7302 shares of SHBI common stock (100% stock value) for each share of Severn common stock, and 10% cash, based on SHBI’s average closing stock price over a period preceding the closing of the merger. This reflected the same pricing as proposed in March 2020 and an implied price of $10.79 per share. The letter of interest was substantially the same as the version presented in early 2020 except for the proposal to make Alan Hyatt the Chairman of the Board of the combined company.
On December 21, 2020, Severn and SHBI executed a new nondisclosure agreement. The Severn board of directors reviewed and discussed the letter of interest at their regular meeting on December 22, 2020 and authorized its execution. On December 29, 2020, Severn executed the non-binding letter of interest. The letter of interest provided for an exclusivity period ending on February 26, 2021. During the exclusivity period, Severn and SHBI, and their representatives, were prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions.
From December 30, 2020 through the March 3, 2021 execution of the merger agreement, the parties conducted due diligence on each other, through the exchange of electronic documents, telephone/videoconference interviews, and third-party reviews of each other’s loan portfolios. In particular among other meetings, SHBI’s management interviewed Severn’s management on January 21, 2021 by videoconference and conducted loan due diligence of Severn on February 1, 2021. Severn and its advisors conducted loan due diligence on SHBI by videoconference on February 20, 2021.
Holland & Knight provided a draft of a definitive merger agreement to Luse Gorman on January 21, 2021. The draft agreement was substantially similar to the version that had been negotiated in early 2020, with applicable revisions ultimately accepted for economic and business developments that occurred in the intervening period.
On January 26, 2021, the board of directors of Severn held a regular meeting. Severn’s management reported on the status of Severn’s due diligence investigation of SHBI. In particular, management discussed with the board of directors their heightened scrutiny of the SHBI loan portfolio in light of then-current economic conditions. The board discussed the advisability of and approved the engagement of an independent third-party review of SHBI’s loan portfolio. The board noted that SHBI’s asset quality would be an important factor in both Severn’s evaluation of the proposed transaction and in the bank regulators’ review and approval of the transaction. The board then discussed the potential timeline for a merger, the structure of the transaction, the proposed merger consideration, the premium to Severn’s current trading price, and the potential cost savings of the combined company. A representative of Luse Gorman then joined the meeting and reviewed with the Severn board of directors certain terms of the draft merger agreement. In particular, counsel discussed the previously identified possibility of Shore United Bank converting from a state charter to a national bank charter, which was not mandated by the draft agreement. The representative from Luse Gorman also reviewed with the directors their fiduciary duties under Maryland law, including the duty of loyalty and the duty of care, and particularly in the context of a merger.
The Severn board of directors then discussed the merits of the potential combination of Severn with SHBI. It was noted that there were a limited number of financial institutions that could acquire Severn in a stock exchange, which the board and management believed would provide long-term value to Severn stockholders. The board also discussed the complementary philosophies and cultures of Severn and SHBI, that Severn is one of the last community banks in its market area, and that the institution will continue to operate as a community bank if it merges with SHBI. The board noted that it perceived long-term value in continuing to serve as a community bank. The board also considered the impact a merger would have on Severn’s customers, employees, and the communities in which Severn operates, SHBI’s offer to appoint four current directors of Severn to the SHBI board of directors, and other factors described below under “— Severn’s Reasons for the Merger.” Management was instructed to continue their due diligence investigation of SHBI and the negotiation of a definitive merger agreement.
On January 29, 2021, management and the legal and financial advisors of Severn and SHBI had a conference call to discuss the timeline for the proposed transaction, pricing, and the form of merger consideration.
On February 3, 2021, representatives of Luse Gorman reviewed the merger agreement with Severn’s management. Significant proposed revisions to the agreement included the addition of Shore United Bank’s charter conversion to a national bank as a condition to closing; the reduction of the termination fee from $6.0 million to $5.0 million; and the finalization of a so-called “kill or fill” or “double trigger walkaway” provision, permitting Severn to terminate the merger agreement in certain circumstances in the event of a significant decline in SHBI’s stock price. On February 7, 2021, Luse Gorman provided the revised draft of the merger agreement to Holland & Knight.
On February 13, 2021, Severn’s management received and reviewed the results of the third-party loan portfolio review that its representatives had conducted on SHBI. Representatives of each of Severn and SHBI also met on February 20, 2021 to discuss the results of the report and review SHBI’s largest credits.
On February 22, 2021, the parties agreed to change the composition of the merger consideration to 85% stock and 15% cash, still based on a 0.7302 exchange ratio, which correlated to 0.6207 of a share of SHBI common stock and a fixed cash portion to be determined prior to the signing of the merger agreement. The cash portion of the merger consideration would ultimately be set at $1.59 per Severn share of common stock and the cash out price for the Severn options was set at $10.60.
Also on February 22, 2021, the revised version of the merger agreement was provided to the Severn board of directors along with an executive summary of key terms of the agreement and ancillary documents, including the stockholder voting agreement for directors and executive officers. Luse Gorman was advised that SHBI would be accepting most of the proposed revisions to the merger agreement.
On February 23, 2021, the Severn board of directors held a regular meeting, at which it discussed the status of the due diligence investigation of SHBI, and in particular the satisfactory review of SHBI’s loan portfolio. The board discussed the long-term benefits to stockholders investing in the combined institution. Members of Severn’s management team and representatives of Luse Gorman and Piper Sandler then joined the meeting. Management reported their conclusions regarding the SHBI loan portfolio review and discussed opportunities for diversifying and growing the loan portfolio of the combined company. Representatives of Luse Gorman presented a summary of the legal terms of the merger agreement, including a review of the transaction structure and the merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefits matters, closing conditions, and termination provisions, including the potential liability for termination fees. The board of directors further discussed the required stockholder and regulatory approvals required to complete the transaction, as well as the possible timeframe for obtaining such approvals and completing the merger. Representatives of Piper Sandler then presented a summary of the financial aspects of the transaction, including a comparison of certain historical financial measures for the parties and pro forma estimates for the combined company.
On February 23, 2021, the SHBI board of directors also held a special meeting to discuss the status of the transaction. A representative of Janney reviewed financial aspects of the transaction. Janney also delivered its opinion that the transaction is fair, from a financial point of view, to SHBI stockholders. See “— Opinion of SHBI’s Financial Advisor.” A representative of Holland & Knight then reviewed key provisions of the definitive merger agreement with the SHBI board, including Shore United Bank’s national bank charter conversion, the merger consideration, the conduct of the parties pending the merger, the representations and warranties of each party, conditions for closing, and termination provisions. Following discussion, the SHBI board of directors authorized management to execute the merger agreement when finalized, provided there were no material changes from the present draft.
On February 26, 2021, having accepted the major revisions to the merger agreement proposed by Severn, Holland & Knight circulated a revised draft of the merger agreement to Luse Gorman. Through the end of February, the parties finalized the definitive merger agreement, exchanged disclosure schedules to the agreement, and reviewed the stockholder voting agreements to be entered into by the directors and executive officers of each party. On March 1, 2021, a revised version of the merger agreement was circulated by Holland & Knight to Luse Gorman. In addition, SHBI agreed on the form of an agreement with Mr. Alan Hyatt to provide consulting services to SHBI for a term of five years for $150,000 in cash compensation each year during the term of the agreement.
On March 3, 2021, the Severn board of directors held a special meeting, with members of Severn management and representatives of Luse Gorman and Piper Sandler in attendance. The board reviewed with management and its outside advisors the final pricing provisions, minor revisions to the merger agreement that had been made since the February 23, 2021 board meeting, and the disclosure schedules that each party had prepared. Representatives of Piper Sandler discussed, among other matters, the financial terms of the proposed transaction. The board discussed potential scenarios that could trigger Severn’s right to terminate the merger agreement, including significant declines in SHBI’s stock price. The Piper Sandler representative then delivered Piper Sandler’s oral opinion to the effect that, as of March 3, 2021, and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Piper Sandler, as set forth in the opinion, the merger consideration was fair to the holders of Severn common stock, from a financial point of view. Piper Sandler’s written opinion, dated March 3, 2021, was delivered to the Severn board of directors following the meeting. See “— Opinion of Severn’s Financial Advisor.”
Following consideration of this information, including those factors described under “— Severn’s Reasons for the Merger,” the Severn board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interest of Severn and its stockholders. The Severn board of directors then unanimously voted to approve and adopt the merger agreement and the transactions contemplated thereby and recommend that Severn stockholders vote to approve the merger agreement and the transactions contemplated thereby.
Following the receipt of Severn board approval, on March 3, 2021, Severn and SHBI executed the merger agreement. The respective directors and executive officers of Severn and SHBI executed and delivered the stockholder voting agreements. Following the close of market on March 3, 2021, Severn and SHBI publicly announced their entry into the merger agreement via a joint press release.
SHBI’s Reasons for the Merger and Factors Considered by SHBI’s Board of Directors
After careful consideration, at a meeting held on February 23, 2021, the SHBI board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of SHBI and its shareholders and approved the merger agreement.
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger and issuance of shares of SHBI common stock in connection with the merger, the SHBI board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with SHBI’s management, as well as SHBI’s financial and legal advisors, and considered a number of factors, including the following factors:
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each of SHBI’s, Severn’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the SHBI board of directors considered that Severn’s business and operations and risk profile complement those of SHBI, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with an expanded distribution and scale that would position SHBI to serve an expanded customer base;

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the strategic rationale for the merger, including the ability of SHBI to continue expanding its Maryland market area by entering the greater Annapolis market, bridging the geographic gap between the Company’s Eastern Shore presence and its branch network in Howard and Baltimore counties, and increasing its presence in Maryland by over 50% to $2.3 billion in deposits;

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the SHBI board of directors’ belief that Severn’s earnings and prospects, and the synergies potentially available in the proposed merger, would significantly improve SHBI’s market position, increase scale to enhance efficiencies and leverage investments in technology, and provide greater revenue growth opportunities and diversification, which would potentially create superior future earnings and prospects for the combined company compared to SHBI’s earnings and prospects on a stand-alone basis;

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the expectation that, following the merger, the combined company will be the 3rd largest bank headquartered in Maryland with 29 branch locations, providing increased market opportunities for current Severn products and services;

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the complementary nature of the cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service, credit cultures, risk profiles and community commitment, and the SHBI board of directors’ belief that the complementary cultures will facilitate the successful integration and implementation of the transaction;

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the complementary nature of the products, customers and markets of the two companies, which SHBI believes should provide the opportunity to mitigate risks and increase potential returns;

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the ability to accelerate investments in digital capabilities, while also leveraging existing technology across a broader customer base;

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the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital and footprint;

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the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share, and the expectation that the tangible book value per share dilution from the merger would be earned back within a reasonable period following closing;

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the expectation of significant cost savings resulting from the merger; and

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allowing SHBI to deploy a portion of its capital into what the SHBI board of directors believes is a compelling investment.

The SHBI board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

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the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

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the possibility of encountering difficulties in successfully integrating SHBI’s and Severn’s business, operations and workforce;

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the risk of losing key SHBI or Severn employees during the pendency of the merger and thereafter;

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the dilution to current SHBI shareholders from the issuance of additional shares of SHBI common stock in the merger;

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certain anticipated merger-related costs;

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the possible diversion of management attention and resources from the operation of SHBI’s business towards the completion of the merger;

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the potential for legal claims challenging the merger; and

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the other risks described under the sections entitled “Risk Factors” beginning on page 29 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 35.

The foregoing discussion of the information and factors considered by the SHBI board of directors is not intended to be exhaustive, but includes the material factors considered by the SHBI board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the SHBI board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SHBI board of directors considered all these factors as a whole, including through its discussions with SHBI’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
Based on the reasons stated above, the SHBI board believes that the merger is in the best interest of SHBI and its shareholders and unanimously recommends that the SHBI shareholders vote “FOR” the merger and share issuance proposal and “FOR” the SHBI adjournment proposal.
Severn’s Reasons for the Merger
After careful consideration, at a meeting held on March 3, 2021, the Severn board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of Severn and its shareholders and approved the merger agreement.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the merger proposal, the Severn board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Severn management, as well as Severn’s outside financial and legal advisors, and considered a number of factors, including but not limited to, the following material factors which are not presented in order of priority:
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its knowledge of Severn’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with SHBI;

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its understanding of SHBI’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of SHBI;

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its belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Severn’s shareholders as compared to continuing to operate as a stand-alone entity;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

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the anticipated pro forma impact of the merger on SHBI, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

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the structure of the transaction as primarily a stock-for-stock merger, which offers Severn shareholders the opportunity to participate as shareholders of SHBI in the future performance of the combined company;

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the fact that the cash consideration offers Severn shareholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

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the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Code and that, as a result, Severn’s shareholders will not recognize gain or loss with respect to their receipt of SHBI common stock in the merger;

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the fact that the current quarterly dividend SHBI pays to its shareholders is higher than the dividend Severn pays to its shareholders;

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the fact that the exchange ratio is fixed, which the Severn board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the fact that the more active trading market in SHBI common stock would give Severn shareholders greater liquidity for their investment;

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the benefits to Severn and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

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the expected social and economic impact of the merger on the constituencies served by Severn, including its borrowers, customers, depositors, employees, and communities;

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the effects of the merger on Severn employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Severn employees;

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the enhanced likelihood of realizing the strategic benefits of the proposed combination that the Severn board of directors believes will result from the continuity provided to Severn shareholders by the corporate governance aspects of the proposed combination, including SHBI’s agreement, upon the closing of the merger, to appoint four current members of the Severn board of directors, including Mr. Hyatt, as directors of SHBI and Shore United Bank and to appoint Mr. Hyatt as Chairman of the Board of each of SHBI and Shore United Bank;

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the Severn board’s understanding of the current and prospective environment in which Severn and SHBI operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

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the ability of SHBI to complete the merger from a financial and regulatory perspective;

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the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

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the low probability of Severn completing a desirable acquisition in the near term;

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the opinion, dated March 3, 2021, of Piper Sandler to the Severn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Severn common stock of the merger consideration in the merger, as more fully described below under “— Opinion of Severn’s Financial Advisor;” and

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the board’s review with its independent legal advisor, Luse Gorman, PC, of the material terms of the merger agreement, including (i) the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, subject to the required payment by Severn of a termination fee to SHBI, which the Severn board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, and (ii) the board’s ability to terminate the merger agreement if SHBI common stock both declined below $9.01 during a measurement period prior to the closing and underperformed the NASDAQ Bank Index by a specified amount, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Severn board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the consideration to be paid to Severn shareholders could be adversely affected by a decrease in the trading price of SHBI common stock during the pendency of the merger;

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the potential risk of diverting management attention and resources from the operation of Severn’s business and towards the completion of the merger;

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the restrictions on the conduct of Severn’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Severn from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Severn absent the pending merger;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Severn’s business, operations and workforce with those of SHBI;

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the fact that the interests of certain of Severn’s directors and executive officers may be different from, or in addition to, the interests of Severn’s other shareholders as described under the heading “The Merger — Interests of Certain Severn Officers and Directors in the Merger”;

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that, while Severn expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Severn or SHBI shareholder approval might not be obtained and, as a result, the merger may not be consummated;

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the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

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the fact that: (i) Severn would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Severn would be obligated to pay to SHBI a termination fee of $5.0 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Severn from pursuing such a transaction; and

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the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Severn board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Severn board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Severn board of directors considered all these factors as a whole, including through discussions with, and questioning of Severn’s management and Severn’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
This summary of the reasoning of the Severn board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement About Forward-Looking Statements.”
Recommendation of Severn’s Board of Directors
The Severn board of directors has approved the merger agreement and recommends that Severn shareholders vote “FOR” approval of the merger proposal, “FOR” the compensation proposal and “FOR” the Severn adjournment proposal.
Severn shareholders should be aware that Severn’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Severn shareholders. The Severn board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Severn. See “The Merger — Interests of Certain Severn Officers and Directors in the Merger.”
Opinion of SHBI’s Financial Advisor
Janney Montgomery Scott LLC was engaged by the SHBI board of directors by letter dated January 26, 2021 to render a fairness opinion for the SHBI board of directors in connection with a potential business combination with Severn. Janney delivered to the SHBI board of directors its opinion dated February 23, 2021 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the shareholders of Severn is fair to the shareholders of SHBI from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by SHBI with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Appendix B. SHBI shareholders should read this opinion in its entirety. Janney’s opinion speaks only as of February 26, 2021.1
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. SHBI’s board of directors selected Janney to render a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Janney will receive a fee for its services, which fee is equal to .75% of the aggregate purchase price, will vary based on the market value of SHBI common stock and will become due and payable upon closing of the merger. At the time of announcement of the merger, Janney’s fee was approximately $1.1 million. Janney also received a $100,000 fee from SHBI upon rending its opinion, which opinion fee will be credited in full, upon request of SHBI, towards the advisory fee which will become payable to Janney upon consummation of the merger. SHBI has also agreed to indemnify Janney against certain claims and liabilities arising out of Janney’s engagement and to reimburse Janney for certain of its out-of-pocket expenses, not to exceed $15,000, incurred in connection with Janney’s engagement. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent with internal policy. Janney has provided financial services and received compensation from SHBI during the prior two years. Janney served as co-placement agent in SHBI’s $25.0 million subordinated debt raise in August 2020 for which Janney received a fee of $75,000.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the SHBI board of directors by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the SHBI board of directors, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the SHBI board of directors and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SHBI or Severn. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial

1
The opinion of Janney was updated to reflect the 20-day average closing price as reported on NASDAQ as of February 26, 2021.

point of view, to SHBI shareholders or Severn shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which SHBI might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the SHBI board of directors in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of SHBI and Severn and material prepared in connection with the merger, including, among other things, the following:
(i)
reviewed the merger agreement and terms of the merger;

(ii)
reviewed the audited financial statements for SHBI and Severn for the years 2019 and unaudited financial statements for SHBI and Severn for the three months and the twelve months ended December 31, 2020;

(iii)
reviewed certain historical publicly available business and financial information concerning SHBI and Severn including, among other things, quarterly reports filed by the parties with the FDIC, OCC and the Federal Reserve.

(iv)
reviewed certain internal financial statements and other financial and operating data concerning SHBI and Severn;

(v)
reviewed recent trading activity and the market for SHBI common stock and for Severn common stock;

(vi)
held discussions with members of the senior management of SHBI and Severn for the purpose of reviewing the future prospects of SHBI and Severn, including discussions related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(vii)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(viii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.
In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by SHBI and Severn and in the discussions with SHBI’s and Severn’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of SHBI and Severn that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of SHBI and Severn (as the case may be) as to the expected future results of operations and financial condition of SHBI and Severn and the other matters covered thereby.
We have also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of SHBI and Severn and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of SHBI or Severn or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of SHBI or Severn nor any of their respective subsidiaries.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.   Janney reviewed the financial terms of the proposed transaction. Based upon SHBI’s 20-day average closing price as of February 26, 2021 of $14.51, and based upon Severn’s 12,850,549 shares of common stock outstanding, Janney calculated an aggregate implied transaction value of approximately $137.0 million, or a transaction price per share of $10.60. Based upon financial information for Severn as or for the last twelve months (“LTM”) ended December 31, 2020, unless otherwise noted, Janney calculated the following implied transaction metrics:
Transaction Price / LTM EPS(1):	20.4x
Transaction Price / Tangible Book Value Per Share(2):	126.2%
Tangible Book Premium/Core Deposits(3):	4.0%

(1)
Based upon Severn LTM EPS of $0.52.

(2)
Based upon Severn tangible book value per share of $8.45 as of 12/31/2020.

(3)
Based upon Severn core deposits of $705.6 million as of 12/31/2020.

Analysis of Selected Merger Transactions.   Janney reviewed a group of selected merger and acquisition transactions that were deemed to be comparable to the merger. This group was labeled as a National Group. The National Group consisted of eight bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired and target total assets were between $500 million and $1.5 billion, LTM ROAA > 0.00% announced since March 1, 2020, excluding merger of equals transactions. The National Group was composed of the following transactions:
Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	171.4	16.3	15.9	NA
First Busey Corp.	Cummins-American Corp.	109.6	21.6	13.7	1.5
BancorpSouth Bank	FNS Bancshares, Inc.	154.0	19.4	13.8	6.5
BancorpSouth Bank	National United Bancshares, Inc.	156.3	15.8	15.3	6.8
First Mid Bancshares, Inc.	LINCO Bancshares, Inc.	106.6	21.0	12.4	1.4
Dollar Mutual Bancorp	Standard AVB Financial Corp.	133.4	22.5	15.2	6.8
Hanover Bancorp, Inc.	Savoy Bank	149.2	13.0	10.6	16.5
Enterprise Financial Services	Seacoast Commerce Banc	151.2	10.5	12.2	5.5
	Average	141.5	17.5	13.6	6.4
	Median	150.2	17.8	13.7	6.5

Note:   P/LTM EPS multiples > 50.0x deemed to be not-meaningful
Source:   S&P Global Market Intelligence
Janney calculated the median values for the following relevant transaction pricing multiples for the National Group: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; the multiple of the offer value to the acquired company’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Severn’s common stock by applying each median multiple to Severn’s tangible common equity, net income for the twelve months ended

December 31, 2020, total assets, and core deposits as of December 31, 2020, respectively. The results of this analysis are as follows:
		Comparable Transactions
Dollars in thousands, except per share amounts Valuation Multiple	Severn Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share(4)
Tangible common equity(1)	$108,543	150.2%	$163,052	$12.69
LTM net income(2)	$6,706	17.8x	$119,534	$9.30
Total assets(1)	$952,553	13.7%	$130,738	$10.17
Core deposits(3)	$705,623	6.5%	$154,550	$12.03
	Ranges of Values:	Minimum	$119,534	$9.30
		Maximum	$163,032	$12.69

	Factor-Weighted Average		$141,963	$11.05

(1)
As of December 31, 2020.

(2)
Net income for twelve months ended December 31, 2020.

(3)
Excludes certificates of deposits greater than $100,000.

(4)
Based on Severn shares outstanding of 12,850,549 as of December 31, 2020.

The National Group analysis suggested a range of value of $9.30 to $12.69 per share of Severn’s common stock, with a factor-weighted average of $11.05. Janney noted that merger consideration per share of $10.60 is within the range of values indicated by the comparable transaction analysis.
Net Present Value Analyses.   Janney performed an analysis that estimated the net present value per share of Severn common stock assuming Severn performed in accordance with estimates based upon discussions with agents of SHBI. To approximate the terminal value of a share of Severn’s common stock at December 31, 2025, Janney applied price to 2025 earnings multiples ranging from 16.0x to 20.0x and multiples of December 31, 2025 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Severn’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Severn’s common stock of $10.39 to $13.75 when applying a terminal value based on earnings and $10.04 to $13.87 when applying a terminal value based on tangible book value.
Price / Tangible Book Value Multiples
Discount Rate	1.30x	1.40x	1.50x	1.60x	1.70x
11.0%	$10.76	$11.53	$12.31	$13.09	$13.87
11.5%	$10.57	$11.34	$12.10	$12.86	$13.62
12.0%	$10.39	$11.14	$11.89	$12.64	$13.39
12.5%	$10.21	$10.95	$11.69	$12.42	$13.16
13.0%	$10.04	$10.76	$11.49	$12.21	$12.93

Price / Earnings Multiples
Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x
11.0%	$11.13	$11.78	$12.44	$13.09	$13.75
11.5%	$10.94	$11.58	$12.22	$12.87	$13.51
12.0%	$10.75	$11.38	$12.01	$12.64	$13.28
12.5%	$10.57	$11.19	$11.81	$12.43	$13.05
13.0%	$10.39	$11.00	$11.61	$12.22	$12.82
In connection with its analyses, Janney considered and discussed with SHBI’s board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Janney noted that the merger consideration of $10.60 per share was within the range of value suggested by the discounted cash flow analysis derived from terminal multiples based on tangible book value.
Franchise Valuation.   Janney used a franchise valuation analysis to estimate the value of Severn’s common stock based on the composition of its balance sheet on December 31, 2020. The franchise valuation analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. In order to calculate Severn’s net asset value, Janney adjusted Severn’s tangible common equity with an after-tax credit mark of approximately $(3.0) million. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquiror.
		Premium
Dollars in thousands	12/31/20 Balance	(%)	($)
Non-interest bearing deposits	$347,633	8.00	$27,811
NOW accounts	$0	6.00	$0
Savings and money market accounts	$252,129	4.00	$10,085
Certificates of deposit	$212,168	0.00	$0
Total deposits	$811,930	4.67%	$37,896
Janney selected premiums of 0% for certificates of deposit, 4% for savings and money market accounts, 6% for NOW accounts, and 8% for noninterest-bearing deposits. Applying these premiums to Severn’s deposits suggested an overall premium of 4.67%, or $37.9 million. Janney noted that deposit premiums paid in bank merger transactions vary. So Janney also selected a range of deposit premiums from 3% to 7%. The franchise value analysis suggested an overall range of value of $10.11 to $12.64 per share for Severn’s common stock. The value suggested by a 4.67% deposit premium was $11.16 per share. The following chart provides a summary of the franchise value analysis:
Dollars in thousands, except per share amounts	Amount	Per Share
Tangible common equity	$108,543	$8.45
Less: credit mark (after-tax)	$(2,983)	$(0.23)
Less: Capital Mark (If Sub – 8.0% Tier 1 Common)	0	$0.00
Add: deposit premium	$37,896	$2.95
Indicated franchise value	$143,455	$11.16
Minimum franchise value – (3% deposit premium)	$129,917	$10.11
Maximum franchise value – (7% deposit premium)	$162,395	$12.64
The franchise valuation analysis suggested a range of value of $10.11 to $12.64 per share of Severn’s common stock, with a midpoint of $11.16. Janney noted that the merger consideration of $10.60 per share was within the range of value suggested by the franchise valuation.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of SHBI ‘s common stock.
Opinion of Severn’s Financial Advisor
Severn retained Piper Sandler & Co. to act as financial advisor to the Severn board of directors in connection with Severn’s consideration of a possible business combination with SHBI. Severn selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm who specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to the Severn board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 3, 2021 meeting at which the Severn board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Severn board its oral opinion, which was confirmed in writing on March 3, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of Severn’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Severn common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.
Piper Sandler as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a copy of the merger agreement;

•
certain publicly available financial statements and other historical financial information of Severn that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of SHBI that Piper Sandler deemed relevant;

•
certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn;

•
publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI;

•
the pro forma financial impact of the merger on SHBI based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of SHBI;

•
the publicly reported historical price and trading activity for Severn common stock and SHBI common stock, including a comparison of certain stock trading information for Severn common stock and SHBI common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for Severn and SHBI with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Severn and its representatives the business, financial condition, results of operations and prospects of Severn and held similar discussions with certain members of the senior management of SHBI and its representatives regarding the business, financial condition, results of operations and prospects of SHBI.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by Severn, SHBI or their respective representatives, or that was otherwise reviewed by Piper Sandler and Piper Sandler assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Severn and SHBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Severn or SHBI. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Severn or SHBI. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Severn or SHBI, or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Severn or SHBI. Piper Sandler assumed, with Severn’s consent, that the respective allowances for loan losses for both Severn and SHBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of SHBI. With respect to the foregoing information, the respective senior managements of Severn and SHBI confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Severn and SHBI, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. Piper Sandler also assumed that there has been no material change in Severn’s or SHBI’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Severn and SHBI will remain as going concerns for all periods relevant to the analyses.
Piper Sandler also assumed, with Severn’s consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Severn, SHBI, the merger or any related transactions, and (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Severn’s consent, Piper Sandler relied upon the advice that Severn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. Piper Sandler expressed no opinion as to the trading value of Severn Common Stock or SHBI Common Stock at any time or what the value of SHBI Common Stock will be once it is actually received by the holders of Severn Common Stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Severn’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Severn or SHBI and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Severn and SHBI and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Severn common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Severn, SHBI, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Severn’s board of directors at its March 3, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Severn common stock or SHBI common stock or the prices at which Severn or SHBI common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Severn’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Severn’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Severn common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.6207x shares of SHBI Stock. Piper Sandler calculated an aggregate implied transaction value of approximately $143,253,000 and an implied purchase price per share of $11.09 consisting of the implied value of $9.50 shares of Severn common stock based on the closing price of SHBI common stock on $15.30 on February 26, 2021. Based upon financial information for Severn as of or for the LTM ended December 31, 2020 and the closing price of Severn’s common stock on February 26, 2021, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / December 31, 2020 Book Value Per Share	130%
Transaction Price Per Share / December 31, 2020 Tangible Book Value Per Share	131%
Transaction Price Per Share / Estimated 2021 Earnings	15.6x
Core Deposit Premium(1)	4.9%
Market Premium as of February 26, 2021	35.2%

(1)
Core deposits defined as total deposits less time deposits with balances greater than $100,000.

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of Severn common stock and SHBI common stock for the one-year and three-year periods ended February 26, 2021. Piper Sandler then compared the relationship between the movements in the price of Severn common stock and SHBI common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
Severn’s One-Year Stock Performance
	Beginning Value February 26, 2020	Ending Value February 26, 2021
Severn	100%	100.6%
Severn Peer Group	100%	112.8%
S&P 500 Index	100%	122.3%
NASDAQ Bank Index	100%	121.1%
Severn’s Three-Year Stock Performance
	Beginning Value February 26, 2018	Ending Value February 26, 2021
Severn	100%	113.9%
Severn Peer Group	100%	106.7%
S&P 500 Index	100%	137.1%
NASDAQ Bank Index	100%	102.5%

SHBI’s One-Year Stock Performance
	Beginning Value February 26, 2020	Ending Value February 26, 2021
SHBI	100%	102.0%
SHBI Peer Group	100%	109.2%
S&P 500 Index	100%	122.3%
NASDAQ Bank Index	100%	121.1%
SHBI’s Three-Year Stock Performance
	Beginning Value February 26, 2018	Ending Value February 26, 2021
SHBI	100%	112.6%
SHBI Peer Group	100%	108.3%
S&P 500 Index	100%	137.1%
NASDAQ Bank Index	100%	102.5%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Severn with a group of financial institutions selected by Piper Sandler. The Severn peer group included major exchange-traded (NASDAQ, NYSE and NYSEAM) banks and thrifts headquartered in District of Columbia, Maryland and Virginia with total assets between $500M and $1.75B, but excluded targets of announced merger transactions (the “Severn Peer Group”). The Severn Peer Group consisted of the following companies:
First United Corporation	Blue Ridge Bankshares, Inc.
Community Bankers Trust Corporation	Old Point Financial Corporation
MainStreet Bancshares, Inc.	First National Corporation
Partners Bancorp	Bank of the James Financial Group, Inc.
National Bankshares, Inc.	Village Bank and Trust Financial Corp.
The analysis compared publicly available financial information for Severn with corresponding data for the Severn Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of February 26, 2021. The table below sets forth the data for Severn and the median, mean, low and high data for the Severn Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Severn’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Severn Comparable Company Analysis
	Severn	Severn Peer Group Median	Severn Peer Group Mean	Severn Peer Group Low	Severn Peer Group High
Total assets ($mm)	953	1,509	1,332	706	1,734
Loans / Deposits (%)	79.7	83.7	83.2	59.3	104.9
Non-performing assets(1) / Total assets (%)	0.57	0.43	0.39	0.00	0.89
Tangible common equity/Tangible assets (%)	11.41	8.28	8.52	5.74	12.02
Tier 1 Leverage Ratio (%)	13.67	9.04	9.47	8.07	12.10
Total RBC Ratio (%)	—	13.91	14.54	12.31	19.94
CRE / Total RBC Ratio (%)	199.6	240.7	245.3	153.0	394.5
YTD Return on average assets (%)	0.76	0.99	0.92	0.45	1.30
YTD Return on average equity (%)	6.21	10.06	10.36	4.65	18.09
YTD Net interest margin (%)	3.29	3.33	3.32	2.95	3.52
YTD Efficiency ratio (%)	76.15	63.67	65.62	53.03	86.63
Price/Tangible book value (%)	97	102	105	92	135
Price/Annualized YTD Earnings per share (x)	15.8	10.7	12.2	6.4	23.8
Current Dividend Yield (%)	2.4	2.6	2.2	0.0	4.3
Market value ($mm)	105	127	133	56	247

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Piper Sandler used publicly available information to perform a similar analysis for SHBI by comparing selected financial information for SHBI with a group of financial institutions selected by Piper Sandler. The SHBI peer group included major exchange-traded (NASDAQ, NYSE and NYSEAM) banks and thrifts headquartered in District of Columbia, Maryland and Virginia with total assets between $1B and $3B, but excluded targets of announced merger transactions (the “SHBI Peer Group”). The SHBI Peer Group consisted of the following companies:
Howard Bancorp, Inc.	Community Bankers Trust Corporation
C&F Financial Corporation	MainStreet Bancshares, Inc.
Community Financial Corporation	Partners Bancorp
Capital Bancorp, Inc.	National Bankshares, Inc.
FVCBankcorp, Inc.	Blue Ridge Bankshares, Inc.
First United Corporation	Old Point Financial Corporation
The analysis compared publicly available financial information for SHBI with corresponding data for the SHBI Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of February 26, 2021. The table below sets forth the data for SHBI and the median, mean, low and high data for the SHBI Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in SHBI’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

SHBI Comparable Company Analysis
	SHBI	SHBI Peer Group Median	SHBI Peer Group Mean	SHBI Peer Group Low	SHBI Peer Group High
Total assets ($mm)	1,933	1,689	1,763	1,226	2,538
Loans / Deposits (%)	85.5	86.3	86.2	59.3	104.9
Non-performing assets(1) / Total assets (%)	0.32	0.42	0.41	0.00	1.11
Tangible common equity/Tangible assets (%)	9.18	8.88	8.93	5.74	12.02
Tier 1 Leverage Ratio (%)	0.64(2)	9.43	8.83	0.44	11.65
Total RBC Ratio (%)	14.25(2)	14.46	14.65	12.77	19.94
CRE / Total RBC Ratio (%)	307.1(2)	262.8	266.0	153.0	394.5
YTD Return on average assets (%)	0.92	0.95	0.83	(0.68)	1.56
YTD Return on average equity (%)	7.95	9.03	9.04	(5.59)	18.00
YTD Net interest margin (%)	3.27	3.33	3.56	2.95	5.14
YTD Efficiency ratio (%)	59.56	61.15	62.71	50.42	86.63
Price/Tangible book value (%)	103	102	108	92	138
Price/Annualized YTD Earnings per share (x)	12.0	11.1	12.2	6.4	23.8
Current Dividend Yield (%)	3.1	2.0	1.8	0.0	4.3
Market value ($mm)	180	176	180	106	258

(1)
Non-performing assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes troubled debt restructurings.

(2)
Bank level financial data shown.

Analysis of Precedent Transactions.
Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The nationwide group consisted of bank and thrift transactions announced from March 1, 2020 to February 26, 2021 with target assets between $300M and $3.0B, excluding transactions with undisclosed deal value (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Fidelity D & D Bancorp, Inc.	Landmark Bancorp Inc.
Stock Yards Bancorp, Inc.	Kentucky Bancshares Inc.
First Busey Corp.	Cummins-American Corp.
BancorpSouth Bank	FNS Bancshares Inc.
LINKBANCORP Inc.	GNB Financial Services Inc.
BancorpSouth Bank	National United Bancshares Inc
Virginia National Bkshs Corp.	Fauquier Bankshares Inc.
First Mid Bancshares	LINCO Bancshares Inc.
Dollar Mutual Bancorp	Standard AVB Financial Corp.
Hanover Bancorp Inc.	Savoy Bank
Broadway Financial Corp.	CFBanc Corp.
Enterprise Financial Services	Seacoast Commerce Banc
Blue Ridge Bankshares Inc.	Bay Banks of Virginia Inc.
BV Financial Inc. (MHC)	Delmarva Bancshares Inc.
Provident Financial Services	SB One Bancorp
United Community Banks Inc.	Three Shores Bancorp, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	SHBI/ Severn	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	21.2	16.3	18.0	9.2	32.8
Transaction Price / Tangible Book Value Per Share (%)	131	121	125	81	171
Tangible Book Value Premium to Core Deposits (%)	4.9	4.3	4.7	(2.8)	16.5
1-Day Market Premium (%)	35.2	35.1	37.1	(17.1)	79.0
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of Severn common stock assuming Severn performed in accordance with certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn. To approximate the terminal value of a share of Severn common stock at December 31, 2025, Piper Sandler applied price to December 31, 2025 earnings multiples ranging from 8.0x to 13.0x and multiples of December 31, 2025 tangible book value ranging from 85% to 110%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Severn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Severn common stock of $4.67 to $9.00 when applying multiples of earnings and $5.76 to $9.06 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	$5.78	$6.42	$7.06	$7.71	$8.35	$9.00
10.0%	$5.53	$6.15	$6.76	$7.38	$7.99	$8.61
11.0%	$5.30	$5.89	$6.47	$7.06	$7.65	$8.24
12.0%	$5.08	$5.64	$6.20	$6.76	$7.33	$7.89
13.0%	$4.87	$5.40	$5.94	$6.48	$7.02	$7.56
14.0%	$4.67	$5.18	$5.70	$6.21	$6.73	$7.24
Tangible Book Value Per Share Multiples
Discount Rate	85%	90%	95%	100%	105%	110%
9.0%	$7.14	$7.53	$7.91	$8.29	$8.68	$9.06
10.0%	$6.84	$7.20	$7.57	$7.93	$8.30	$8.67
11.0%	$6.54	$6.89	$7.24	$7.60	$7.95	$8.30
12.0%	$6.27	$6.60	$6.94	$7.27	$7.61	$7.94
13.0%	$6.01	$6.33	$6.65	$6.97	$7.29	$7.61
14.0%	$5.76	$6.07	$6.37	$6.68	$6.99	$7.29
Piper Sandler also considered and discussed with the Severn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Severn’s earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Severn’s common stock, applying the price to December 31, 2025 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 13.04%.
Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(15.0%)	$4.21	$4.67	$5.13	$5.58	$6.04	$6.50
(10.0%)	$4.43	$4.91	$5.40	$5.88	$6.36	$6.85
(5.0%)	$4.64	$5.15	$5.66	$6.17	$6.68	$7.19
0.0%	$4.86	$5.40	$5.93	$6.47	$7.01	$7.54
5.0%	$5.07	$5.64	$6.20	$6.77	$7.33	$7.89
10.0%	$5.29	$5.88	$6.47	$7.06	$7.65	$8.24
15.0%	$5.50	$6.12	$6.74	$7.36	$7.97	$8.59
Piper Sandler also performed an analysis that estimated the net present value per share of SHBI common stock, assuming SHBI performed in accordance with publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI. To approximate the terminal value of a share of SHBI common stock at December 31, 2025, Piper Sandler applied price to December 31, 2025 earnings multiples ranging from 10.0x to 15.0x and multiples of December 31, 2025 tangible book value ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SHBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of SHBI common stock of $9.25 to $16.14 when applying multiples of earnings and $9.70 to $18.24 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$11.39	$12.34	$13.29	$14.24	$15.19	$16.14
10.0%	$10.91	$11.82	$12.73	$13.64	$14.55	$15.46
11.0%	$10.46	$11.33	$12.20	$13.07	$13.94	$14.81
12.0%	$10.04	$10.87	$11.70	$12.53	$13.36	$14.20
13.0%	$9.64	$10.43	$11.23	$12.02	$12.82	$13.61
14.0%	$9.25	$10.01	$10.78	$11.54	$12.30	$13.06
Tangible Book Value Per Share Multiples
Discount Rate	80%	90%	100%	110%	120%	130%
9.0%	$11.94	$13.20	$14.46	$15.72	$16.98	$18.24
10.0%	$11.44	$12.65	$13.85	$15.05	$16.25	$17.46
11.0%	$10.97	$12.12	$13.27	$14.42	$15.57	$16.72
12.0%	$10.52	$11.62	$12.72	$13.82	$14.92	$16.02
13.0%	$10.10	$11.15	$12.20	$13.25	$14.31	$15.36
14.0%	$9.70	$10.70	$11.71	$12.72	$13.72	$14.73
Piper Sandler also considered and discussed with the Severn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming SHBI’s earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for SHBI common stock, applying the price to December 31, 2025 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 13.04%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0%)	$8.43	$9.11	$9.78	$10.45	$11.13	$11.80
(10.0%)	$8.83	$9.54	$10.26	$10.97	$11.68	$12.40
(5.0%)	$9.22	$9.98	$10.73	$11.49	$12.24	$12.99
0.0%	$9.62	$10.41	$11.21	$12.00	$12.80	$13.59
5.0%	$10.02	$10.85	$11.68	$12.52	$13.35	$14.18
10.0%	$10.41	$11.29	$12.16	$13.03	$13.91	$14.78
15.0%	$10.81	$11.72	$12.64	$13.55	$14.46	$15.37
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on SHBI assuming the transaction closes on September 30, 2021. Piper Sandler utilized the following information and assumptions: (a) certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn, (b) publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of SHBI. The analysis indicated that the transaction could be accretive to SHBI’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to SHBI’s estimated tangible book value per share at close and at December 31, 2022, December 31, 2023 and December 31, 2024 and accretive to SHBI’s estimated tangible book value at December 31, 2025.
In connection with this analysis, Piper Sandler considered and discussed with the Severn’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Severn's financial advisor in connection with the merger and will receive a fee for its services, which fee is equal to 1.0% of the aggregate purchase price, will vary based on the market value of SHBI common stock, and will become due and payable upon closing of the merger. At the time of announcement of the Merger, Piper Sandler’s fee was approximately $1.5 million. Piper Sandler also received a $125,000 fee from Severn upon rending its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the merger. Severn has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler has not provided any other investment banking services to Severn in the two years preceding the date hereof. As Severn is aware, Piper Sandler has provided certain investment banking services to SHBI in the two years preceding the date of this opinion. In summary, Piper Sandler acted as placement agent in connection with the offer and sale of SHBI subordinated debt, which transaction occurred in August 2020. Piper Sandler received approximately $300,000 in compensation from SHBI in connection with the foregoing engagement. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Severn, SHBI and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Severn, SHBI and their respective affiliates for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.
Certain Unaudited Prospective Financial Information Regarding Severn Utilized by Severn’s Board of Directors and Severn’s Financial Advisor
Severn does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the merger, Severn’s management provided Severn’s financial advisor, Piper Sandler, with certain non-public unaudited prospective financial information regarding Severn, on a stand-alone basis, that was utilized in the financial analyses performed by Piper Sandler in connection with its opinion to Severn’s board of directors, as described in this joint proxy statement/prospectus under the heading “— Opinion of Severn’s Financial Advisor.” The non-public unaudited prospective financial information provided by Severn’s management was prepared as part of Severn’s overall process of analyzing various strategic initiatives, and were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections, or generally accepted accounting principles.

Although presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions of Severn’s management made at the time they were prepared, and assume execution of various strategic initiatives that Severn is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Severn operates, and the risks and uncertainties described under “Risk Factors”, and “Cautionary Statement About Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of Severn and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions and the financial forecasts may otherwise be affected by Severn’s ability to achieve its strategic goals, objectives and targets over the applicable periods and do not include all potential actions that management could or might have taken during these time periods.
The unaudited prospective financial information summarized in this section was prepared by and is the responsibility of the management of Severn. No independent registered public accounting firm, including for the avoidance of doubt Severn’s independent registered public accounting firm, has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect to such information or its achievability and no independent registered public accounting firm assumes any responsibility for the financial forecasts. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date they were prepared.
In light of the foregoing, and taking into account that the special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Severn shareholders are strongly cautioned not to place unwarranted reliance on such information, and Severn and SHBI urge all Severn shareholders to review Severn’s most recent SEC filings for a description of Severn’s reported financial results.
For purposes of Piper Sandler’s net present value analysis of Severn in connection with its opinion, Piper Sandler used certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 of 5%, 5% and 3%, respectively, and estimated dividends per share for Severn equal to $0.16 for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn. The following table summarizes this unaudited prospective financial information used by Piper Sandler for its Severn net present value analysis:
	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025
Net Income ($000s)	$9,154	$9,444	$10,399	$11,550	$12,769
Earnings per Share ($)	$0.71	$0.73	$0.81	$0.90	$0.99
Dividends per Share ($)	$0.16	$0.16	$0.16	$0.16	$0.16
TBV per Share ($)	$9.00	$9.58	$10.23	$10.97	$11.80
You are strongly cautioned not to place undue reliance on the unaudited prospective financial information set forth above. The inclusion in this joint proxy statement/prospectus of the non-public unaudited prospective financial information above should not be regarded as a representation by Severn, SHBI or their respective affiliates, advisors or representatives as to the ultimate future financial performance of Severn. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. In addition, this information represents Severn management’s evaluation at the time it was prepared of certain measures of Severn’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either SHBI or Severn, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.
No assurances can be given that the unaudited prospective financial information and the underlying assumptions are reasonable or that, if it had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the unaudited prospective financial information may not reflect the manner in which SHBI would operate the Severn business after the merger. Severn, SHBI and their respective affiliates, advisors and representatives do not intend to, and each disclaims any obligation to, update or otherwise reconcile or revise the unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
Further, the unaudited prospective financial information does not take into account the effect on Severn of any possible failure of the merger to occur. None of Severn, SHBI or their respective affiliates, advisors or representatives has made, makes, or is authorized in the future to make any representation to any shareholder of Severn, or other person regarding the unaudited prospective financial information. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by SHBI or Severn that such information is viewed as material information of Severn particularly in light of the inherent risks and uncertainties associated with such information. The unaudited prospective financial information is not being included in this joint proxy statement/prospectus to influence any shareholder’s decision regarding how to vote on any given proposal to be voted on at the Severn special meeting, but because the unaudited prospective financial information was provided to Severn’s financial advisor for purposes of the financial analyses performed by it as referred to under the heading “— Opinion of Severn’s Financial Advisor.”
The Merger Consideration
General.
At the effective time of the merger, each share of Severn common stock outstanding immediately before the effective time of the merger will, by virtue of the merger and without any action on the part of a Severn shareholder, be converted into, and shall be canceled in exchange for, the right to receive the merger consideration. Since the federal income tax consequences will depend in part on each Severn shareholder’s individual circumstances, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” beginning on page 92.
Merger Consideration.
Upon consummation of the merger, each share of Severn common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into, and shall be canceled in exchange for, the right to receive (i) 0.6207 of a share of SHBI common stock and (ii) $1.59 in cash per share and any cash in lieu of fractional shares to which they are entitled. Upon completion of the merger, and based on 12,873,939 shares of Severn common stock outstanding as of September 3, 2021, Severn’s shareholders are expected to receive an aggregate of 7,990,854 shares of SHBI common stock, which does not include any shares of SHBI common stock that may be issuable to holders of Severn options that are exercised prior to the merger. Following the completion of the merger, and based on 11,752,990 shares of SHBI common stock outstanding as of September 3, 2021, the former Severn shareholders will own approximately 40% of the outstanding shares of SHBI common stock and the current shareholders of SHBI will own the remaining approximately 60% of the outstanding shares of SHBI common stock.

Aggregate Merger Consideration.
The total consideration to be paid by SHBI to the Severn shareholders in connection with the merger is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of Severn options to purchase shares of Severn common stock.
Upon completion of the merger and based on (i) a $17.62 closing price of SHBI's common stock, which represents the 20-day average of the closing price per share of SHBI stock, including September 7, 2021 and the 19 trading days immediately prior to that date, and (ii) $1.59 in cash per share, approximately $161.3 million of aggregate merger consideration will be payable to the Severn shareholders. The foregoing sentence does not include the payment of cash (or shares of SHBI common stock in the event any such Severn options are exercised prior to the effective date of the merger) to the holders of Severn options, and assumes that (i) there are 12,873,939 shares of Severn common stock outstanding at the closing, and (ii) the Severn shareholders will receive an aggregate of approximately 7,990,854 shares of SHBI common stock after applying the exchange ratio of 0.6207. If all Severn options are exercised prior to the closing, a maximum of an additional 117,412 shares of SHBI common stock could be issued as merger consideration, though it is impossible to predict how many Severn options will actually be exercised prior to the closing, if any.
Fractional Shares.
No fractional shares of SHBI common stock will be issued, and in lieu thereof, each holder of Severn common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by $10.60, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of SHBI common stock.
Severn Options
At the effective time of the merger, each Severn option which is outstanding and unexercised immediately prior to the effective time of the merger will be canceled in exchange for the right to receive, from Severn immediately prior to the effective time of the merger, a single lump sum cash payment, equal to the product of (i) the number of shares of Severn common stock subject to such Severn option immediately prior to the effective time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn option is equal to or greater than $10.60, the Severn option will be canceled without any cash payment being made in respect thereof. For Severn options that are exercised before the merger, the underlying shares of Severn common stock received upon exercise will be exchanged for the merger consideration.
Procedures for Exchanging Severn Common Stock Certificates or Book-Entry Shares
Promptly following the closing of the merger, Broadridge Corporate Issuer Solutions, SHBI’s exchange agent, will mail to each holder of record of Severn common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares of Severn common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Severn common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to him or her and the certificate for Severn common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of SHBI common stock.
Severn shareholders who surrender their stock certificates and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Severn in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent’s acceptance of such stock certificates and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of SHBI common stock in to which the aggregate number of shares of Severn common stock surrendered have been converted pursuant to the merger agreement.
Severn shareholders are not required to take any specific actions if their shares of Severn common stock are held in book-entry form. After the completion of the merger, shares of Severn common stock held in book-entry form will automatically be exchanged for the merger consideration. Any Severn shareholders who hold shares in a combination of certificated and book-entry form would need to return a completed letter of transmittal and their physical stock certificate(s) in order to be exchanged for the merger consideration.
Any Severn shareholder who receives shares of SHBI common stock in the merger will receive dividends on SHBI common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Severn stock certificates. Only then will the Severn shareholder be entitled to receive all previously withheld dividends and distributions, without interest.
After completion of the merger, no transfers of Severn common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Severn stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.
SHBI will only issue a SHBI stock certificate in a name other than the name in which a surrendered Severn stock certificate is registered if a Severn shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Severn common stock formerly represented by such Severn stock certificate, and that the Severn shareholder has paid any applicable stock transfer taxes.
If a Severn shareholder has lost his or her Severn stock certificate, or the Severn stock certificate has been lost, stolen or destroyed, the Severn shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.
Conditions to the Merger
Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:
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the holders of at least a majority of the outstanding shares of SHBI common stock must have approved the merger and share issuance proposal at the SHBI special meeting;

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the holders of at least two-thirds of the outstanding shares of Severn common stock must have approved the merger agreement at the Severn special meeting;

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all regulatory approvals required to consummate the charter conversion, the merger and the bank merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any conditions, restrictions or requirements that would require SHBI or Severn to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect on SHBI (measured on a scale relative to Severn) or a material adverse effect on Severn, (ii) reasonably be likely to impose a burdensome condition, as defined in the merger agreement, on SHBI or its subsidiary (including, after the effective time, Severn and its subsidiaries) or (iii) require the sale by SHBI or its subsidiary (including, after the effective time, Severn and its subsidiaries) of any material portion of their respective assets;

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no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger, the charter conversion or the bank merger;

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the registration statement of SHBI, of which this document is a part, must have become effective under the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

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the shares of SHBI common stock to be issued in connection with the merger must have been approved for listing on the NASDAQ Global Market (or on any securities exchange on which the SHBI common stock may then be listed);

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SHBI must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

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Severn must have received an opinion of Luse Gorman, PC to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

In addition to the foregoing conditions, the obligation of SHBI to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by SHBI:
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the representations and warranties of Severn in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Severn, and SHBI shall have received a certificate signed by the chief executive officer and chief financial officer of Severn to that effect;

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Severn must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and SHBI shall have received a certificate signed by the chief executive officer and chief financial officer of Severn to that effect; and

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SHBI must have received such certificates of Severn’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as SHBI may reasonably request.

In addition to the other conditions set forth above, the obligation of Severn to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Severn:
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the representations and warranties of SHBI in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on SHBI, and Severn shall have received a certificate signed by the chief executive officer and chief financial officer of SHBI to that effect;

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SHBI must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Severn shall have received a certificate signed by the chief executive officer and chief financial officer of SHBI to that effect; and

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Severn must have received such certificates of SHBI’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Severn may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either SHBI or Severn is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of SHBI and its subsidiary taken as a whole or Severn and its subsidiaries taken as a whole, as the case may be, or (ii) prevents or would materially impair the ability of any of SHBI and its subsidiary, or Severn and its subsidiaries, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:
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changes after March 3, 2021 in laws or regulations of general applicability to banks, savings institutions and their holding companies or interpretations of them by governmental authorities or the interpretation or implementation thereof;

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changes after March 3, 2021 in GAAP, or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof;

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any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions;

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changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

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the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees;

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any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

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the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes unless otherwise excluded, or changes in the trading price or volume of SHBI’s or Severn’s common stock, in and of itself, but not including the underlying causes thereof unless otherwise excluded;

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with respect to Severn, the effects of any action or omission taken with the prior consent of SHBI or as otherwise contemplated by the merger agreement;

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the expenses incurred by Severn and its subsidiaries or SHBI and its subsidiary in negotiating, documenting, effecting and contemplating the merger; and

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any hurricane, earthquake, flood, fire, pandemic or disease outbreak (including the COVID-19 virus) or other natural disaster or act of God,

provided that the effect of the changes described in the first, second, third, fourth and tenth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on SHBI and its subsidiary as a whole on the one hand, or Severn and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.
Regulatory Approvals
The merger cannot be completed unless the parties receive prior approvals from the OCC and the Federal Reserve. As of the date of this joint proxy statement/prospectus, the Federal Reserve has approved the merger.
Office of the Comptroller of the Currency; Board of Governors of the Federal Reserve System.
In order to consummate the merger, the prior approval of the OCC will be required pursuant to 12 CFR §5.33, the prior approval of the OCC will be required under the Bank Merger Act and the prior approval of the Federal Reserve will be required under the Bank Holding Company Act of 1956, as amended, which is referred to as the BHC Act. In reviewing the merger, the OCC and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The OCC will also take into account the record of performance of Shore United Bank in meeting the credit needs of the communities that it serves and Shore United Bank’s regulatory rating under the Community Reinvestment Act, or CRA. Shore United Bank and Severn Savings Bank, FSB both received at least a “satisfactory” performance rating in their most recent CRA evaluations.
Any transaction approved by the OCC under the Bank Merger Act may not be completed until thirty (30) days after the OCC’s approval, during which time the DOJ may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the DOJ, the waiting period may be reduced to fifteen (15) days. While SHBI and Severn do not know of any reason that the DOJ would challenge regulatory approval by the OCC and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.
Other Regulatory Approvals.
Neither SHBI nor Severn is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.
Status of Applications.
SHBI has filed all required applications with the OCC and the Federal Reserve. As of the date of this joint proxy statement/prospectus, the Federal Reserve has approved the merger. SHBI will also file the articles of merger with the Maryland State Department of Assessments and Taxation referred to as MD SDAT. There can be no assurance that the requisite approval from the OCC will be obtained, that such approval will be received on a timely basis or that such approval will not impose conditions, restrictions or requirements that would require SHBI or Severn to take any action or commit to take any action that would (i) reasonably be likely to have a material adverse effect on SHBI (measured on a scale relative to Severn) or a material adverse effect on Severn, (ii) reasonably be likely to impose a burdensome condition, as defined in the merger agreement, on SHBI or its subsidiary (including, after the effective time, Severn and its subsidiaries) or (iii) require the sale by SHBI or its subsidiary (including, after the effective time, Severn and its subsidiaries) of any material portion of their respective assets. See “— Conditions to the Merger” beginning on page 76. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Severn shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Business Pending the Merger
The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.
Pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to SHBI or as permitted by applicable law, Severn may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of SHBI:
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conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself SHBI the goodwill of the customers of Severn, its subsidiaries and others with whom material business relations exist;

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except for the issuances of shares of Severn common stock pursuant to previously issued Severn options, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Severn common stock; provided however, that dependent on when the closing occurs, Severn may declare and pay regular quarterly cash dividends on the Severn common stock equal to $0.05 per share of Severn common stock in the ordinary course of business consistent with past practice, including as to the declaration, payment and record dates;

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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Severn common stock (except for the acceptance of shares of Severn common stock as payment for the exercise of Severn options or for withholding taxes incurred in connection with the exercise of Severn options);

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enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director or executive officer of Severn or its subsidiaries (other than with respect to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a previously disclosed severance arrangement or policy) or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or in accordance with Severn’s existing employee benefits plans and as previously disclosed to SHBI;
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hire any person as a senior officer of Severn or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to SHBI, and (ii) persons hired to fill any senior officer vacancies either existing as of the date of the merger agreement and previously disclosed to SHBI or arising after the date of the merger agreement whose employment is terminable at the will of Severn or a subsidiary of Severn and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the merger agreement, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee;

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except as previously disclosed to SHBI, (i) enter into, establish, adopt, amend or terminate, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Severn or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to SHBI, or (z) as may be required by applicable law;

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except as previously disclosed to SHBI, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business, consistent with past practices and not material to Severn and its subsidiaries taken as a whole;

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except as previously disclosed to SHBI, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

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except as previously disclosed to SHBI, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $100,000 in the aggregate;

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amend the Severn articles of incorporation, as amended or the bylaws of Severn, as amended or the articles of incorporation or bylaws (or equivalent documents) of any subsidiary of Severn;

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implement or adopt any material change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP or any governmental authority;

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except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Severn or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment by Severn or any of its subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of SHBI or its subsidiary following the consummation of the merger (including Severn and Severn Savings Bank, FSB) or create precedent for claims that are reasonably likely to be material to SHBI and its subsidiary, taken as a whole, following the consummation of the merger;

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except as previously disclosed to SHBI, enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any governmental authority or in conformity with GAAP; invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to SHBI prior to the date of the merger agreement);

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enter into any derivatives contract other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice;

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incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and Federal Reserve Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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(i) acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or equity investment that would result in the total combined securities portfolio from exceeding 10% of consolidated assets or (ii) dispose of any debt security or equity investment;

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(i) make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as loans, other than loans made in the ordinary course of business consistent with past practice, that are not in excess of (A) $2.0 million if such loan is secured by residential real estate or (B) $5.0 million if such loan is a commercial and industrial loan, construction loan or is secured by commercial or multi-family real estate; provided, that Shore United Bank shall be required to respond to any request for consent to make such loan within three (3) business days after receipt of all information which would be necessary for Shore United Bank to make a determination in the ordinary course of business to underwrite the loan requested by Severn Savings Bank, FSB and, which consent shall be deemed to have been given if Shore United Bank has not objected to a proposed action by Severn Savings Bank, FSB within three (3) business days after such information is received by Shore United Bank; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure any loans (with the exception of loans restructured due to COVID-19); (iii) enter into any loan securitization or create any special purpose funding entity; (iv) purchase any consumer loan; or (v) enter into any agreement or arrangement providing for the purchase of a loan participation.

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make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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make or change any material tax election, settle or compromise any material tax liability of Severn or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of Severn or any of its subsidiaries (or the assets and liabilities of Severn or any of its subsidiaries), enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended income or other material tax return;
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take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than SHBI or its subsidiary) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

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except as previously disclosed to SHBI, make or propose to make any loan to or enter into any transaction with any of Severn’s or any of its subsidiaries’ directors or executive officers (other than those entered into on an arm’s length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any governmental authority);

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take any action that would or is reasonably likely to result in (i) the merger not qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Severn set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, such that SHBI would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of SHBI or Severn to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any required regulatory approvals; or

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enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, regulation or policies imposed by any governmental authority, SHBI may not, and will cause its subsidiary not to, take the following actions without the prior written consent of Severn:
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conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and Severn the goodwill of the customers of SHBI and its subsidiary and others with whom material business relations exist;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of SHBI common stock, other than in the ordinary course of business and consistent with past practice;

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amend the amended and restated articles of incorporation and amended and restated bylaws of SHBI;

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take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Severn or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

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take any action that is or would be reasonably likely to result in (i) the merger not qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of SHBI set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, such that Severn would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of SHBI or Severn to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any required regulatory approvals; or

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enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Severn Board’s Covenant to Recommend the Merger Agreement
Pursuant to the merger agreement, the Severn board is required to solicit Severn shareholders to approve the merger agreement and the transactions provided for therein. The Severn board may not withdraw, modify or qualify in any manner adverse to SHBI such recommendation or take any other action or make any other public statement in connection with the Severn special meeting inconsistent with such recommendation, except as described below.
The Severn board is permitted to change its recommendation if Severn has complied with the merger agreement and the Severn board, based on the advice of its outside counsel and financial advisor, has determined in good faith that failure to do so would be inconsistent with such Severn board’s fiduciary duties under applicable law. If the Severn board intends to change its recommendation following an acquisition proposal, as described in “— No Solicitation” below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by SHBI, that another acquisition proposal constitutes a superior proposal, as defined in “— No Solicitation” below. Severn also must notify SHBI at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including attaching the current version of any written agreement relating to the transaction that constitutes such superior proposal. Prior to changing its recommendation, Severn must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with SHBI for a period of up to five business days to the extent SHBI desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.
No Solicitation
The merger agreement provides that Severn will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the total revenues, net income, assets, or deposits of Severn and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 20% or more of the voting power of Severn or Severn Savings Bank, FSB; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Severn or Severn Savings Bank, FSB; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Severn or Severn Savings Bank, FSB, other than the transactions contemplated by the merger agreement.
From the date of the merger agreement through the effective time of the merger, Severn will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than SHBI or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the time that Severn receives the requisite approval by the Severn shareholders to approve the merger under the MGCL, if the Severn board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Severn may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Severn board determines in good faith constitutes a superior proposal:
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furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement, as determined by Severn after consultation with its outside counsel, on terms that are in all material respects no less restrictive to the person than the terms contained in the confidentiality agreement between Severn and SHBI are to SHBI; and

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participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Severn common stock then outstanding or all or substantially all of Severn’s consolidated assets, that the Severn board determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Severn’s financial advisor, which will be a recognized investment banking firm, and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Severn board, is reasonably likely to be obtained by the third party.
In addition to these obligations, Severn will promptly, within 24 hours, advise SHBI orally and in writing of its receipt of any acquisition proposal.
Severn has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Severn or its subsidiaries will be deemed a breach of the merger agreement by Severn.
Representations and Warranties of the Parties
Pursuant to the merger agreement, SHBI and Severn made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page 76.
The merger agreement contains representations and warranties that SHBI and Severn made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither SHBI nor Severn believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.
Accordingly, neither shareholders of either Severn or SHBI should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in SHBI’s or Severn’s (if any) public disclosures.
Effective Time of the Merger
Pursuant to the terms and conditions set forth in the merger agreement, Severn will be acquired by SHBI in a transaction in which Severn will merge with and into SHBI, with SHBI as the surviving institution. The merger will become effective upon the acceptance of articles of merger to be filed with the MD SDAT in accordance with the provisions of applicable Maryland law.
Amendment of the Merger Agreement
To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Severn, except that after shareholders of Severn have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement that by law requires further approval by the shareholders of Severn may be made without first obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, Severn shareholders will be deemed to have approved any amendment to the December 31, 2021 termination date, which is described below.
Termination of the Merger Agreement
The merger agreement may be terminated:
•
by the mutual written consent of SHBI and Severn;

•
if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by SHBI or Severn, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured by the earlier of (A) 30 days of the giving of written notice to the breaching party or parties and (B) December 31, 2021, and (ii) would entitle the non-breaching party not to consummate the merger;

•
by SHBI or Severn, in the event that the merger is not consummated by December 31, 2021, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Severn shareholders (if Severn is the party seeking to terminate) to perform or observe their respective covenants under their respective Severn shareholder agreements with SHBI;

•
by SHBI or Severn, in the event the approval of any governmental authority required for consummation of the charter conversion, the merger or the bank merger have been denied by final non-appealable action of the governmental authority, or any governmental authority will have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the charter conversion, the merger or the bank merger, or an application for approval has been permanently withdrawn by mutual agreement of SHBI and Severn at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants;

•
by SHBI, if (i) Severn materially breaches its obligations under the merger agreement, (ii) Severn’s board fails to make, withdraws, modifies or changes its recommendation to the Severn shareholders in a manner that is adverse to SHBI or (iii) the Severn board fails to call, give notice of, convene, or hold the Severn special meeting;

•
prior to the receipt of Severn shareholder approval, by Severn if the Severn board authorizes Severn to enter into a binding written agreement with respect to a superior proposal;

•
by SHBI or Severn, if the Severn shareholder approval has not been obtained by reason of the failure to obtain the required vote at the Severn special meeting or at any adjournment or postponement thereof;

•
by SHBI or Severn, if the SHBI shareholder approval has not been obtained at the SHBI special meeting; and by Severn, by written notice to SHBI, in the event that the sum of (i) the SHBI average share price multiplied by (ii) the exchange ratio plus (iii) $1.59 is less than $9.01 (with a proportionate adjustment pursuant to the merger agreement) and (ii) the number obtained by dividing the sum of (x) the SHBI average share price multiplied by (y) the exchange ratio plus (z) $1.59 by $10.60 is less than the number obtained by dividing (a) the average closing price of the NASDAQ Bank Index as quoted on Bloomberg during the twenty (20) trading days ending on and including the fifth (5th) trading day immediately prior to the effective date by $4,105.00 and (b) subtracting 0.15. However, if Severn chooses to exercise this termination right, SHBI has the option, within two business days of receipt of notice from Severn, to adjust the merger consideration and prevent termination under this provision.

Termination Fee
The merger agreement provides that Severn must pay SHBI a $5.0 million termination fee under the circumstances and in the manner described below:
•
if the merger agreement is terminated by SHBI pursuant to the second bullet point, by SHBI or Severn pursuant to the third bullet point or by SHBI pursuant to the seventh bullet point under “— Termination of the Merger Agreement” above, and prior to the time of the termination, an acquisition proposal must have been made (whether or not conditional) to Severn or its shareholders (or any person must have publicly announced an intention, whether or not conditional, to make an acquisition proposal), and such acquisition proposal or publicly announced intention must not have been publicly withdrawn without qualifications, and within twelve months after the termination, Severn or a Severn subsidiary enters into an agreement with respect to an “acquisition proposal” (as defined under “— No Solicitation” above, except that all references to 20% will be deemed references to 50%) or an “acquisition proposal” is consummated, then Severn will pay to SHBI an amount equal to $5.0 million on the earlier of the date of execution of such agreement or upon consummation of any such acquisition proposal;

•
if the merger agreement is terminated by SHBI, for the reason described in the fifth bullet point under “— Termination of the Merger Agreement” above, Severn must pay the termination fee to SHBI within two business days after such termination; or

•
if the merger agreement is terminated by Severn for the reason described in the sixth bullet point under “— Termination of the Merger Agreement” above, Severn must pay the termination fee to SHBI no later than the time of such termination;

Any termination fee that becomes payable pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by SHBI.
If Severn fails to timely pay the termination fee to SHBI, Severn will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by SHBI to collect such payment, provided SHBI prevails on the merits, together with interest.
Certain Employee Matters
The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.
Within 45 days from the date of the merger agreement, SHBI was required to identify those Severn employees for whom SHBI agrees to continue employment following the closing of the merger, provided they are employed by, and in good standing with, Severn and its subsidiaries immediately prior to the closing of the merger, whom we refer to as the transferred employees. As soon as administratively practicable after the effective time of the merger, SHBI will transition transferred employees of Severn and its subsidiaries from the benefit plans of Severn and its subsidiaries to the corresponding SHBI benefit plans and take all reasonable action so that transferred employees of Severn and its subsidiaries will be entitled to participate in each SHBI benefit plan of general applicability to the same extent as similarly-situated employees of SHBI and its subsidiary (with the parties acknowledging that inclusion of the transferred employees of Severn and its subsidiary in the SHBI benefit plans may occur at different times with respect to different plans), provided that coverage will be continued under the corresponding benefit plans of Severn and its subsidiaries until such transferred employees are permitted to participate in the SHBI benefit plans, and provided further, however, that nothing contained in the merger agreement will require SHBI or its subsidiary to make any grants to any former employee of Severn and its subsidiaries under any discretionary equity compensation plan of SHBI.
SHBI will cause each SHBI benefit plan in which employees of Severn and its subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the SHBI benefit plans, the service of such transferred employees with Severn and its subsidiaries to the same extent as such service was credited for such purpose by Severn and its subsidiaries, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a SHBI benefit plan. Nothing in the merger agreement is intended to limit the ability of SHBI to amend or terminate any of the SHBI benefit plans or the Severn benefit plans in accordance with their terms at any time.
In the event SHBI transitions transferred employees of Severn and its subsidiaries from the group medical, dental, health, life or long-term disability plan of Severn and its subsidiaries to the corresponding SHBI benefit plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Severn and its subsidiaries, at such time as transferred employees of Severn and its subsidiaries become eligible to participate in a medical, dental, health, life or long-term disability plan of SHBI or its subsidiary at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Severn and its subsidiaries, SHBI will cause each such plan to:
•
waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of SHBI;

•
provide full credit under such medical, health or dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

•
waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Severn plan prior to the effective time of the merger; provided, however, that such waiver will not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the SHBI benefit plans.

At and following the effective time of the merger, SHBI will honor and shall continue to be obligated to perform, in accordance with their terms, all change-in-control agreements and supplemental employee retirement plans of Severn and its subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) has been previously disclosed to SHBI.
Effective as of, and subject to, the closing date of the merger, Severn and its subsidiaries shall terminate the employment of those employees who are not transferred employees and shall pay any severance, retention, change in control, accrued and unused paid time off, amounts payable pursuant to the merger agreement with respect to Severn options (which shall be payable by Severn to all employees, regardless of whether they are transferred employees), or other similar payments, in each case, which have been previously disclosed to SHBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment tax withholding as well as the employer portions of any applicable employment taxes. SHBI shall remain responsible for payment to any transferred employee of any severance or similar compensation and benefits payable following a termination of employment. Those employees of Severn and its subsidiaries who do not continue their employment with SHBI or its subsidiaries following the effective time of the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between SHBI and Severn) within 60 days of the effective time, shall be entitled to receive a single lump sum payment of severance equal to two weeks of base salary plus an additional two weeks of salary for each completed year of service up to a maximum of 26 weeks. The merger agreement provides that if Severn or any of its subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under the merger agreement, and in no event shall there be any duplication of severance pay. Nothing contained in the merger agreement shall be construed or interpreted to limit or modify in any way SHBI or its subsidiary at will employment policy or provide any third party beneficiary rights to employees of Severn or any of its subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).
Prior to the closing of the merger, Severn and its subsidiaries are required to have paid into Severn’s retirement plan, which we refer to as the Severn retirement plan, all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the closing of the merger, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn retirement plan in compliance with its terms and requirements of applicable law, effective no later than the business day preceding the closing date and (ii) provide for full vesting of all non-elective contributions under the Severn retirement plan for all participants who currently maintain an account under the Severn retirement plan, such termination and vesting to be effective no later than the business day preceding the closing date. SHBI agrees to permit participants in the Severn retirement plan who are transferred employees to roll over their account balances and outstanding loans balances from the Severn retirement plan to SHBI’s 401(k) plan (taking into account credit for prior years of service with Severn).
Prior to the closing, Severn and its subsidiaries will have paid into the Severn ESOP all employer contributions. Prior to the closing of the merger, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn retirement plan in compliance with its terms and requirements of applicable law, effective no later than the business day preceding the closing date; (ii) provide for full vesting of all non-elective contributions under the Severn retirement plan for all participants who currently maintain an account under the Severn retirement plan, such termination and vesting to be effective no later than the business day preceding the closing date; and (iii) amend the Severn ESOP to provide that no distributions of accrued benefits shall be made subsequent to the date on which the Severn ESOP is terminated until the IRS issues a favorable determination letter to effect that the plan termination does not does not adversely affect the Severn ESOP’s qualification for favorable income tax treatment under the Code, except for distributions may be made earlier if required by the terms of the Severn ESOP upon the occurrence of retirement, death, disability or termination of employment, or any other event, other than plan termination, that requires a distribution from the Severn ESOP.
SHBI shall establish a retention bonus pool in the amount previously disclosed by Severn to SHBI for employees of Severn and its subsidiaries jointly designated in writing by SHBI and Severn (other than employees of Severn who are subject to employment contracts or other contracts providing for severance) to help retain key employees. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by SHBI and Severn, but in the aggregate shall equal the amount previously disclosed by Severn to SHBI assuming all such key employees remain with SHBI or its subsidiary to such date or are involuntarily terminated without cause prior to that date.
SHBI and/or Shore United Bank shall enter into a consulting agreement with Mr. Alan J. Hyatt, chairman, president and chief executive officer of Severn for a term of five years.
Assumption of Severn Indenture Obligations
Severn and SHBI have agreed that as of the effective time of the merger, SHBI shall have assumed or caused its subsidiary to assume the obligations under Severn’s existing (i) indenture, dated as of December 17, 2004 between Severn and Wells Fargo, National Association, as trustee and (ii) debentures pursuant to which Severn had junior subordinated debentures due 2035 issued and outstanding with a carrying value of

$20.6 million as of June 30, 2021. Severn and SHBI are required to execute and deliver any supplemental indentures and other documents reasonably requested to make such assumption effective.
Interests of Certain Severn Officers and Directors in the Merger
When Severn shareholders are considering the recommendation of the Severn board with respect to approving the merger agreement at the Severn special meeting, Severn shareholders should be aware that Severn directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Severn. The Severn board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.
Stock Ownership.
The directors and executive officers of Severn, as a group, beneficially owned and had the power to vote as of September 3, 2021, a total of 3,010,763 shares of Severn common stock, representing approximately 23.4 % of the outstanding shares of Severn common stock as of that date. All of the shares of Severn common stock beneficially owned by the directors and executive officers of Severn are expected to be voted in favor of the merger proposal at the Severn special meeting pursuant to the Severn shareholder agreements entered into by SHBI and each of the executive officers and certain directors of Severn. See “Severn Shareholder Agreements” beginning on page 96. Each of these entities and persons will receive the same merger consideration for their shares of Severn common stock as the other Severn shareholders.
Severn Options.
At the effective time of the merger, each Severn option which is outstanding and unexercised immediately prior to the effective time will be canceled in exchange for the right to receive from Severn, immediately prior to the effective time, a single lump sum cash payment, equal to the product of (i) the number of shares of Severn common stock subject to such Severn option immediately prior to the effective time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn option is equal to or greater than $10.60, the Severn option will be canceled without any cash payment being made in respect thereof. For Severn options that are exercised before the closing, the underlying shares of Severn common stock received upon exercise will be exchanged for the merger consideration.
The following table discloses the shares and dollar value of the Severn options held by each of Severn’s officers and directors as of September 3, 2021:
Name	Severn Options
	Shares	Value(1)
Alan J. Hyatt	60,000	$203,600
Raymond S. Crosby	9,000	33,060
James H. Johnson, Jr.	8,200	29,180
David S. Jones	9,000	33,060
Eric M. Keitz	11,400	38,280
John A. Lamon, III	7,000	23,360
Dale B. Shields	3,000	8,760
Konrad M. Wayson	6,600	22,800

(1)
Represents the aggregate amount resulting when (a) the shares of Severn common stock subject to the stock options held by the named executive officer are multiplied by (b) the excess, if any, of (A) $10.60 over (ii) the exercise price per share of such Severn options.

Appointment of the Severn Nominees to the Boards of Directors of SHBI and Shore United Bank.
Pursuant to the terms of the merger agreement, SHBI is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, four (4) individuals, referred to as the Severn nominees, each of whom must be mutually agreeable to SHBI and Severn, as directors of SHBI and Shore United Bank. The Severn nominees shall be Alan J. Hyatt, the chairman, president and chief executive officer of Severn, David S. Jones, John A. Lamon, III, and Konrad M. Wayson, each of whom is a current director of both Severn and Severn Savings Bank, FSB. Alan J. Hyatt will become the Chairman of the Board of SHBI and Shore United Bank. Each individual will be assigned to a SHBI board class and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified.
As a director of SHBI or Shore United Bank, the Severn nominees will be entitled to receive the same compensation as the current non-employee directors of Severn and Shore United Bank. During 2020, non-employee directors of SHBI received cash annual retainer fees in the amount of $30,000, additional cash annual retainers of $5,000 for each committee chair and restricted stock grants. Non-employee directors of SHBI may elect to receive all or a portion of their annual cash retainer in the form of shares of SHBI common stock.
Merger Related Payments Under Employment Agreements and Change in Control Agreements; Other Merger-Related Payments
Change in Control Agreements.   Severn entered into change in control agreements with Alan J. Hyatt, Chairman, President and Chief Executive Officer, and Erik M. Chick, Executive Vice President and Chief Lending Officer. The term of each agreement is for one year and renews automatically annually for additional one-year terms unless written notice of nonrenewal is provided by either party at least sixty (60) days prior to the end of the term. The agreements provide that if, within twelve months following a change in control, the executive is terminated without cause (as defined in the agreement) or voluntarily resigns for good reason (as defined in the agreement), Severn will pay the executive a severance payment equal to the sum of (i) eighteen (18) months (twelve (12) months for Mr. Chick) of the executive’s base salary in effect at the time of termination of employment or, if higher, the base salary in effective immediately preceding the change in control, and (ii) the amount of the bonus paid to the executive for the preceding calendar year or, if higher, the amount of bonus paid to the executive for the calendar year preceding the change in control. The severance payment will be paid in a lump sum within ten days of the termination of employment. Notwithstanding the foregoing, the payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.
Employment Agreement with Vance W. Adkins.   Severn entered into an employment agreement with Vance W. Adkins, Executive Vice President and Chief Financial Officer. The term of the agreement is for one year and automatically renews annually for additional one-year terms unless written notice of nonrenewal no later than thirty (30) days prior to the end of the term. The agreement provides for an annual base salary of $249,231. The employment agreement further provides that in the event the Mr. Adkins is terminated without cause (as defined in the agreement) or voluntarily resigns for good reason (as defined in the agreement) within one year following a change in control, Mr. Adkins will be entitled to eighteen (18) months of base salary, payable in thirty-six (36) equal semi-monthly installments beginning on the first regular payroll date following the signing and non-revocation of a release of claims, and additionally, Mr. Adkins will be entitled to receive a payment in the amount equal to twelve (12) times the monthly rate of the Bank’s subsidy of coverage for medical, dental, and vision insurance coverage paid in a lump sum on the first regular payroll date following the signing and non-revocation of a release of claims. Notwithstanding the foregoing, the payment required under the employment agreement will be reduced to the extent necessary to avoid penalties under Section 280G of the Code. Mr. Adkins will be subject to non-competition and non-solicitation provisions for twelve (12) months following termination of employment.
Consulting Agreement with Alan J. Hyatt.   Shore United Bank has entered into a consulting agreement with Mr. Hyatt. The term of the consulting agreement commences effective on the closing date of the merger and continues for five years. The consulting agreement provides for an annual consulting fee in the amount of $150,000, which will be paid in monthly installments. The consulting agreement may be terminated by either party by thirty (30) day written notice of termination. In the event that the consulting agreement is terminated without cause (as defined in the consulting agreement), then Mr. Hyatt would be entitled to receive all compensation owed through the remaining term. In the event of a change in control, Mr. Hyatt would be entitled to receive all compensation owed through the remaining term, unless Mr. Hyatt agrees for the agreement to be assigned. In the event of termination of the agreement, Mr. Hyatt is subject to a two-year non-competition provision.
Severn ESOP.   The Severn ESOP will be terminated prior to the closing date of the merger. Upon the termination of the ESOP, participants’ account balances will become fully vested. Following the closing date of the merger, the unallocated merger consideration (and any other remaining unallocated assets) will be allocated to all participants with an account balance under the Severn ESOP on a pro rata basis based on each participant’s account balance as of the ESOP termination date.
For an estimate of the amounts related to the termination of the Severn ESOP that would be allocated to Severn’s named executive officers’ account balances in the Severn ESOP, see “— Merger-Related Executive Compensation for Severn’s Named Executive Officers,” based on account levels as of December 31, 2020, and a price per share of Severn common stock of $11.41 (the average closing market price of Severn common stock over the first five business days following the public announcement of the merger on March 3, 2021).
Merger-Related Executive Compensation for Severn’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Severn’s named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.
The following table sets forth the amount of payments and benefits that each of Severn’s named executive officers would receive in connection with the merger, based on the following assumptions (except as otherwise provided in the footnotes to the following table): (1) the effective time of the merger is November 1, 2021; and (2) each named executive officer experiences a qualifying termination of employment on November 1, 2021. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. Amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below. For additional details regarding the terms of the payments described below, see the discussion in section entitled “Interests of Certain Severn Officers and Directors in the Merger” above.
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Alan J. Hyatt	781,122	203,600	67,168	1,051,890
Erik M. Chick	349,433	—	629	350,062
Vance W. Adkins	399,312	—	30	399,342

(1)
For Messrs. Hyatt and Chick, this amount represents the lump sum cash severance payment of eighteen (18) months (twelve (12) months for Mr. Chick) of base salary plus the prior year bonus, in the event that the executive is terminated without cause or resigns for good reason within twelve (12) months following a change in control. These amounts represent a “double trigger” payment because the payment is conditioned on the executive’s involuntary termination upon or following a change in control, such as a merger.

For Mr. Adkins, his cash amount represents a cash severance payment equal to eighteen (18) months of his base salary paid in thirty-six (36) semi-monthly installments, plus a cash lump sum payment equal to the employer’s cost of providing medical, dental and vision insurance coverage for twelve (12) months paid on the first regular payroll following termination. Such amounts are “double trigger” payments because they may be triggered due to the executive officer’s qualifying termination event following the merger.
(2)
As described above, all unvested stock options to the named executive officers will become vested at the effective time of the merger (i.e., single trigger vesting). Set forth below are the values of the stock option awards, based on a per share price of each stock option that would become vested and be settled upon the effective time of the merger, based on a price per share of $10.60 (i.e., the consideration set forth in the merger agreement).
Name	Stock Options
Alan J. Hyatt	$203,600
Erik M. Chick	—
Vance W. Adkins	—

(3)
Represents the estimated dollar value of additional allocations to the named executive officers in connection with the termination of the Severn ESOP. The unallocated shares in the Severn ESOP will be exchanged for the merger consideration and will be allocated on a pro rata basis to all participants with an account balance under the Severn ESOP based on each participant’s account balance on the termination date.

Indemnification.
Severn’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Severn articles of incorporation, as amended, bylaws, as amended and the merger agreement. Severn’s articles of incorporation, as amended is referred to as the Severn articles, and Severn’s bylaws, as amended is referred to as the Severn bylaws. Pursuant to the merger agreement, SHBI agreed for a period of six years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Severn or a subsidiary of Severn, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Severn or its subsidiaries or is or was serving at the request of Severn or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the Severn articles and Severn bylaws, or any agreement, arrangement or understanding previously disclosed by Severn to SHBI pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.
Pursuant to the merger agreement, SHBI has agreed to maintain Severn’s existing directors’ and officers’ liability insurance policy for Severn’s directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six (6) years, provided that if the cost of such insurance exceeds 300% of the annual premiums paid by Severn for its existing directors’ and officers’ liability insurance, which is referred to as the maximum insurance amount, SHBI will obtain the most advantageous coverage as is available for the maximum insurance amount.
Other than as set forth above, no director or officer of Severn has any direct or indirect material interest in the merger, except insofar as ownership of Severn common stock might be deemed such an interest.
Material Federal Income Tax Consequences
General.   The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Severn common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.
The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:
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an individual citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

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a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person; or

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an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Severn shareholders that hold their Severn common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:
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financial institutions;

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pass-through entities and investors in pass-through entities;

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persons liable for the alternative minimum tax;

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insurance companies;

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tax-exempt organizations;

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dealers or brokers in securities, commodities, or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that hold Severn common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

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regulated investment companies;

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real estate investment trusts;

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persons whose “functional currency” is not the U.S. dollar;

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persons who are not citizens or residents of the United States;

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U.S. expatriates;

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shareholders who exercise dissenters’ rights; and

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stockholders who acquired their shares of Severn common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Severn common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
U.S. Federal Income Tax Consequences of the Merger.   Based upon the facts and representations contained in the representation letters received from SHBI and Severn in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Holland & Knight and Luse Gorman, that the merger of Severn with and into SHBI will qualify as a reorganization within the meaning of Section 368(a) of the Code. Because the merger of Severn with and into SHBI will qualify as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences will be as follows:
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no gain or loss will be recognized by SHBI or Severn as a result of the merger;

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a U.S. holder of Severn common stock who receives both shares of SHBI common stock and cash consideration in exchange for all of his, her or its shares of Severn common stock pursuant to the merger generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the SHBI common stock received (including any fractional share of SHBI common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of fractional shares), over (b) the shareholder’s aggregate tax basis in the shares of Severn common stock exchanged in the merger; and (2) the amount of cash received by the shareholder (excluding any cash received in lieu of fractional shares);

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generally, for the purpose of determining gain recognized by a Severn shareholder, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Severn common stock were held for more than one (1) year;

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the aggregate basis of the SHBI common stock received in the merger by a U.S. holder of Severn common stock (including any fractional shares of SHBI common stock deemed received and exchanged for cash) will be the same as the aggregate basis of the Severn common stock for which it is exchanged, increased by the amount of taxable gain, if any, recognized by the shareholder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash consideration received by the shareholder in the merger (other than cash received in lieu of a fractional share). If you acquired different blocks of shares of Severn common stock at different times or different prices, the basis of each block of SHBI common stock you will receive will be determined separately for each block depending on the basis of the blocks of Severn common stock exchanged for such block of SHBI common stock;

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the holding period of SHBI common stock received in exchange for shares of Severn common stock (including any fractional shares of SHBI common stock deemed received and exchanged for cash) will include the holding period of the Severn common stock for which it is exchanged. If you acquired different blocks of shares of Severn common stock at different times or different prices, the holding period of each block of SHBI common stock you will receive will be determined separately for each block depending on the holding period of the blocks of Severn common stock exchanged for such block of SHBI common stock; and

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for U.S. holders of Severn common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. If you acquired different blocks of shares of Severn common stock at different times or different prices, the gain or loss must be calculated separately for each block of shares of Severn common stock surrendered in the merger. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

It is a condition to Severn’s obligation to complete the merger that Severn receives a written opinion of its counsel, Luse Gorman, PC, dated as of the closing date, to the effect that the merger of Severn with and into SHBI will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to SHBI’s obligation to complete the merger that SHBI receives an opinion of its counsel, Holland & Knight, dated as of the closing date, to the effect that the merger of Severn with and into SHBI will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by SHBI and Severn to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of SHBI and Severn. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the IRS or any court. If the merger does not qualify as a reorganization, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency.
Cash Received In Lieu of a Fractional Share.   A U.S. holder of Severn common stock who receives cash in lieu of a fractional share of SHBI common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by SHBI of such fractional share. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such shares is greater than one (1) year.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of Severn common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such shareholder provides SHBI with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Severn common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.
A U.S. holder of Severn common stock who receives SHBI common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Severn common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives SHBI common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Severn common stock surrendered and the fair market value of SHBI common stock and cash received in the merger. A “significant holder” is a holder of Severn common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Severn or securities of Severn with a basis for federal income tax purposes of at least $1 million.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger to U.S. holders. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.
Accounting Treatment of the Merger
The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, Severn’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of SHBI. Any excess between the purchase price for Severn and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, “Intangibles — Goodwill and Other,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by SHBI in connection with the merger will be amortized to expense. The financial statements of SHBI issued after the merger will reflect the results attributable to the acquired operations of Severn beginning on the date of completion of the merger.
Expenses of the Merger
The merger agreement provides that each of Severn and SHBI will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.
Listing of the SHBI Common Stock
SHBI has agreed to use its reasonable best efforts to cause the shares of SHBI common stock to be issued to Severn shareholders as the merger consideration to be approved for listing on the NASDAQ Global Market.
Resale of SHBI Common Stock
The shares of common stock that Severn shareholders receive as a result of the merger will be registered under the Securities Act. Severn shareholders may freely trade these shares of SHBI common stock if such Severn shareholder is not considered an “affiliate” of SHBI, as that term is defined in the federal securities laws. Generally, “affiliates” include directors, certain executive officers and holders of 10% or more of the outstanding SHBI common stock.
SHBI’s affiliates may not sell their shares of SHBI common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. SHBI may also place restrictive legends on certificates representing shares of SHBI common stock issued to all persons who will be considered “affiliates” of SHBI.
Severn Shareholder Agreements
As an inducement for SHBI to enter into the merger agreement, each executive officer and certain directors of Severn who own shares of Severn common stock, reflecting an aggregate of approximately 23.4% of the outstanding Severn common stock as of September 3, 2021, entered into a shareholder agreement with SHBI, the form of which is set forth as Annex A to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A, pursuant to which he or she agreed, among other things, to:
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appear at the Severn special meeting and otherwise cause all the shares of Severn common stock to be counted as present thereat for purposes of calculating a quorum; and

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vote (or caused to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all the shares of Severn common stock that are owned by him or her (a) in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated thereby; (b) against any action or agreement that to the knowledge of him or her would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Severn contained in the merger agreement or of him or her contained in the Severn shareholder agreements; and (c) against any acquisition proposal or other action, agreement or transaction that is intended, or to the knowledge of him or her reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of him or her of his or her obligations under the Severn shareholder agreements.

Each such director and executive officer of Severn also agreed to certain restrictions on their ability to transfer their shares of Severn common stock, discussed below.
Pursuant to the Severn shareholder agreements, which we refer to in this section as the agreements, each executive officer and each Severn director who entered into a shareholder agreement also agreed, while such agreements are in effect, not to, without the prior written approval of SHBI, sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the shares of Severn common stock whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions, derivative transactions or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares of Severn common stock in the same manner as described herein. Each person and entity who entered into such agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares of Severn common stock. The restrictions on transfer of shares of Severn common stock described herein shall no longer apply once the requisite Severn shareholder approval has been obtained.
In addition, as of the closing and for a period of one year thereafter, each executive officer of Severn who is not a transferred employee has agreed not to:
(i)   solicit any employees of Severn or its subsidiaries prior to the closing of the merger, other than general solicitations through newspapers or other media of general circulation not targeted at such employees, provided, however, that the foregoing shall not apply to any employee of Severn or its subsidiaries (1) who does not become an employee of SHBI or its subsidiary or is terminated by SHBI or any of its subsidiary without cause on or after the closing date of the merger; or (2) whose employment terminated more than six months prior to the time that such employee of Severn or its subsidiaries is first solicited for employment following the closing date of the merger;
(ii)   knowingly induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Severn or their respective subsidiaries and affiliates prior to the closing date, to discontinue, reduce or restrict such relationship with SHBI or its subsidiaries after the closing date of the merger; or
(iii)   knowingly solicit depositors, borrowers or customers of Severn or its subsidiaries on the date of the merger agreement and/or as of the day of the closing of the merger, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Severn on the date of the merger agreement or as of the closing date of the merger.
Except for the non-solicitation provisions referenced in the paragraph above with respect to the Severn shareholder agreements entered into with executive officers of Severn who are not transferred employees, which will survive for a period of one year following the consummation of the merger, the Severn shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.
SHBI Shareholder Agreements
As an inducement for Severn to enter into the merger agreement, each director and executive officer of SHBI, who own in the aggregate approximately 2.3% of the outstanding shares of SHBI common stock as of September 3, 2021, have entered into similar shareholder agreements with Severn pursuant to which he or she agreed to vote (or cause to be voted), in person, or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of SHBI common stock beneficially owned by him or her in favor of the merger and issuance of shares of SHBI common stock in connection with the merger.
No Appraisal Rights
Under the provisions of the MGCL, Severn shareholders are not entitled to appraisal rights in the merger.

PROPOSAL 2 — MERGER-RELATED EXECUTIVE COMPENSATION
As required by the federal securities laws, Severn is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “The Merger — Interests of Certain Severn Officers and Directors in the Merger” and the related tables and narrative.
Your vote is requested. Severn believes that the compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and the information regarding such compensation demonstrates that Severn’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Severn shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Severn’s executive officers in connection with the merger. This vote is separate and independent from the vote of shareholders to approve the merger agreement and the merger. Severn asks that its shareholders vote “FOR” the following resolution:
RESOLVED, that the compensation that may become payable to Severn’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “The Merger — Interests of Certain Severn Officers and Directors in the Merger” and the related tables and narrative, is hereby approved.
Approval of this proposal is not a condition to the completion of this merger. In addition, this vote is advisory and, therefore, it will not be binding on Severn, nor will it overrule any prior decision of Severn or require Severn’s board of directors (or any committee thereof) to take any action. However, Severn’s board of directors values the opinions of Severn’s shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this joint proxy statement/prospectus, Severn’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Severn’s board of directors will consider the affirmative vote of the majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Severn’s named executive officers in connection with the completion of the merger.
Vote Required for Approval
Approval of the Compensation Proposal will require the affirmative vote of a majority of the votes cast at the Severn special meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.
Recommendation of Severn’s Board of Directors
SEVERN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PROPOSAL.

PROPOSAL 3 — ADJOURNMENT OF THE SEVERN SPECIAL MEETING
If there are not sufficient votes to constitute a quorum or to approve and adopt the merger agreement and approve the merger at the time of the Severn special meeting, the merger agreement cannot be approved unless the Severn special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Severn at the time of the special meeting to be voted for an adjournment, if deemed necessary, Severn has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.
Vote Required for Approval
Approval of the Severn adjournment proposal will require the affirmative vote of a majority of the votes cast at the Severn special meeting by the shareholders present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.
Recommendation of Severn’s Board of Directors
SEVERN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SEVERN ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SHBI
General
SHBI is a Maryland-chartered financial holding company for Shore United Bank, a Maryland-chartered commercial bank. SHBI’s principal asset is all of the capital stock of Shore United Bank. Shore United Bank currently operates 22 full service branches, 24 ATMs, 2 loan production offices, and provides a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Baltimore County, Howard County, Kent County, Queen Anne’s County, Caroline County, Talbot County, Dorchester County and Worcester County in Maryland, Kent County, Delaware and in Accomack County, Virginia. Shore United Bank is an independent community bank that serves businesses and individuals in their respective market areas. Services provided to businesses include commercial checking, savings, certificates of deposit and overnight investment sweep accounts. Services to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit boxes, debit cards, 24-hour telephone banking, internet banking, mobile banking, and 24-hour automatic teller services. Shore United Bank also offers all forms of commercial lending such as secured and unsecured loans, working capital loans, lines of credit, term loans, accounts receivable financing, real estate acquisition and development, construction loans and letters of credit. Shore United Bank also offers non-deposit products, such as mutual funds and annuities, and discount brokerage services to their customers.
As of June 30, 2021, SHBI had, on a consolidated basis, total assets of $2.1 billion, total shareholders’ equity of $198.7 million and total deposits of $1.9 billion. At June 30, 2021, SHBI had gross loans of $1.5 billion.
SHBI’s principal executive offices are located at 18 E. Dover Street, Easton, Maryland 21601 and its telephone number is (410) 763-7800.
Management and Additional Information; New Director Appointment in Connection with Merger
Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof and certain relationships as to SHBI is incorporated by reference or set forth in SHBI’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact SHBI at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 113.
Pursuant to the terms of the merger agreement, SHBI is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, four (4) individuals, referred to as the Severn nominees, each of whom must be mutually agreeable to SHBI and Severn, as directors of SHBI and Shore United Bank. The Severn nominees shall be Alan J. Hyatt, the chairman, president and chief executive officer of Severn, David S. Jones, John A. Lamon, III, and Konrad M. Wayson, each of whom is a current director of both Severn and Severn Savings Bank, FSB. Alan J. Hyatt will become the Chairman of the Board of SHBI and Shore United Bank. Each individual will be assigned to a SHBI board class as set forth in the merger agreement and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified. Set forth below is certain information relating to each of the Severn nominees:
Alan J. Hyatt, 67, is Chairman of Severn and its subsidiary, Severn Savings Bank, FSB. Mr. Hyatt has set the tone for the organization for over four decades. He first rose to the title of chairman in the late 1970’s when, as a young law student, he became involved in the bank’s predecessor, Pompeii Permanent Building and Loan Association, a neighborhood building and loan located in Baltimore. Over the next four decades, under Mr. Hyatt’s guidance, the company was completely transformed from a Baltimore-based neighborhood building and loan association to an Anne Arundel County based full-service community bank with seven retail outlets and a signature headquarters in downtown Annapolis, Maryland. Along the way, Severn has become one of the most respected small banks in the United States, routinely recognized for its excellence. Mr. Hyatt is also a partner with the Annapolis law firm of Hyatt & Weber, P.A., concentrating his practice on banking, real estate and commercial law. Mr. Hyatt serves as counsel to area real estate developers and entrepreneurs, with active representation in land use cases, commercial transactions and commercial litigation. He serves as Chairman of Severn and its subsidiary, Severn Savings Bank, FSB. Mr. Hyatt received his law degree from the University of Baltimore School of Law in 1978, and is an honors graduate of Bryant College of Business Administration (now Bryant University). He is a member of the Maryland State Bar Association and the Anne Arundel County Bar Association. He serves on the Board of Trustees of Anne Arundel Medical Center, Anne Arundel County Retirement and Pension System and The Annapolis Community Foundation. Mr. Hyatt is a native of Annapolis, and resides in the area with his wife.
David S. Jones, 61, has been a director of Severn since 2012, serving on the Governance Committee, and a director of Severn Savings Bank, FSB since 2011. In 1983 Mr. Jones cofounded Southern Drywell, Inc., a septic system contractor, and serves as its President. Mr. Jones also cofounded Jones of Annapolis, Inc., a demolition and excavation contractor, in 1980 and serves as the Secretary/Treasurer. Both companies are located in Annapolis. He has developed, owned and leased commercial and residential real estate throughout Anne Arundel County since 1985. Mr. Jones’ many years of business experience is important to the oversight of Severn’s financial reporting, enterprise and operational risk management.
John A. Lamon, III, 63, has been a director of Severn since 2009 and a director of Severn Savings Bank, FSB since 2008. Mr. Lamon has been a Senior Account Executive with G&G Outfitters, Inc. since 2000, a promotional products and marketing company that focuses on branded merchandise. Prior to that, Mr. Lamon was President and Owner of John A. Lamon & Associates, a promotional and marketing company. Mr. Lamon was with the company for 20 years before selling the business to G&G Outfitters, Inc. After 20 years with G&G Outfitters, Inc. Mr. Lamon accepted a position as Director of Business Development for Ironmark, a leading marketing agency in Maryland. Mr. Lamon received his Bachelor’s degree from the University of Maryland, where he was a two-time All American lacrosse player. Mr. Lamon has received the Willis Bilderback Volunteer Award and the Willie Gateau Youth Services Award. He has served on various boards including St. Mary’s School, the Annapolis Touchdown Club, St. Mary’s Royal Blue Club and the University of Maryland M Club. Mr. Lamon is currently Chairman of the Compensation Committee and a member of the Audit and Examining Committee and the Corporate Governance Committee. Mr. Lamon’s business and marketing experience is important to the oversight of Severn’s financial reporting, enterprise and operational risk management.
Konrad M. Wayson, 60, has been a director of Severn since 2009 and a director of Severn Savings Bank, FSB since 2008. He is currently Vice Chairman of the board of directors. Mr. Wayson graduated in 1983 from Salisbury University where he received a BS in business administration and has served as Secretary and Treasurer of Hopkins & Wayson, Inc., a general contractor servicing Maryland, Washington DC and Virginia, since 1984. He has been a Partner of Wayson Landholdings since its start in 1996 and has been serving as its managing partner since 2007. He currently serves as chairman for the Anne Arundel County Public Schools Ethics Panel. He also served as Chief Financial Officer of Childs Landscaping from 1997 until 2004 when the company was sold. Mr. Wayson has served on the Anne Arundel Medical Foundation Board, the Anne Arundel Economic Development Corporation Board and the Anne Arundel School Board. Mr. Wayson is currently a member of the Audit and Examining Committee and the Compensation Committee. As a Treasurer and Businessman, Mr. Wayson brings strong financial skills important to the oversight of Severn’s financial reporting, enterprise and operational risk management.
INFORMATION ABOUT SEVERN
General
Severn is a Maryland-chartered savings and loan holding company for Severn Savings Bank, FSB, a federally chartered savings bank. Severn’s principal asset is all of the capital stock of Severn Savings Bank, FSB. Severn Savings Bank, FSB is headquartered in Annapolis, Maryland and has seven branches in Anne Arundel County, Maryland, which offer a full range of deposit products and originate mortgages in its primary market of Anne Arundel County, Maryland and, to a lesser extent, in other parts of Maryland, Delaware, and Virginia. As of June 30, 2021, Severn, on a consolidated basis, had total assets of $1.1 billion and gross loans of $613.3 million, total shareholders’ equity of $112.6 million and total deposits of $995.7 million.

Severn’s principal executive offices are located at 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401 and its telephone number is (410) 260-2000.
Management and Additional Information
Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof and certain relationships as to Severn is incorporated by reference or set forth in Severn’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Severn at its address or telephone number indicated under “Where You Can Find More Information” beginning on page 113.
DESCRIPTION OF SHBI CAPITAL STOCK
The following summary of the current terms of the capital stock of SHBI and the terms of capital stock of SHBI to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the MGCL, federal law, the SHBI amended and restated articles of incorporation, which we refer to as the SHBI articles, or SHBI amended and restated by-laws, which we refer to as the SHBI bylaws, copies of which have been filed with the SEC and are also available upon request from SHBI. See “Where You Can Find More Information” on page 113.
Common Stock
The SHBI articles authorize the issuance of up to 35,000,000 shares of capital stock, par value $0.01 per share, all of which are currently classified as common stock.
At September 3, 2021, there were 11,752,990 shares of SHBI common stock issued and outstanding, held of record by approximately 4,255 shareholders. The SHBI common stock is listed on the NASDAQ Global Market under the symbol “SHBI.” The transfer agent and registrar for SHBI common stock is Broadridge Corporate Issuer Solutions.
Each holder of SHBI common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of SHBI common stock are not entitled to cumulative voting rights in the election of directors.
Holders of SHBI common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. The SHBI common stock is not redeemable. The outstanding shares of SHBI common stock are fully-paid and nonassessable.
Each holder of SHBI common stock is entitled to receive ratably such dividends as may be declared by the SHBI board out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations.
In the event of our liquidation, dissolution or winding up, holders of SHBI common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock.
Anti-takeover Provisions
The provisions of the MGCL, SHBI’s articles and SHBI’s bylaws that are summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for SHBI common stock.
Business Combinations under Maryland Law
Section 3-602 of the MGCL, as in effect on the date hereof, generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger,

consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.
A business combination that is not prohibited must be recommended by the board of directors, and approved by the affirmative vote of at least 80% of the corporation’s outstanding shares entitled to vote and two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive an acceptable price (as determined in accordance with criteria set forth in the MGCL) for their shares, in cash or in the same form as paid by the interested shareholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future shareholders or their affiliates from the business combination provisions of the MGCL.
Control Share Acquisitions
Maryland’s control share acquisition law (Sections 3-701 to 709 of the MGCL), as in effect on the date hereof, generally provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power; or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, by any person, or ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.
SHBI’s bylaws contain a provision exempting all shares of our capital stock from the MGCL’s control share acquisition law.
Preference Stock Authorization
SHBI’s articles give the SHBI board the authority to, without shareholder approval, create and issue a class or series of capital stock with rights superior to the rights of the holders of our common stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.
Advance Notice Procedure for Shareholder Proposals
SHBI’s articles and bylaws allow shareholders to submit director nominations and shareholder proposals. For nominations and proposals to properly come before the meeting, however, the proposing shareholder must have given timely notice in writing to the Secretary of SHBI pursuant to SHBI’s bylaws.

For an annual meeting, notice of intention to make a director nomination must be delivered or mailed to the Secretary at SHBI’s principal executive offices not less than 120 days nor more than 180 days prior to the meeting called for the election of directors. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder must be delivered not earlier than the 180th day prior to such annual meeting and no later than close of business on the later of the 120th day prior to such annual meeting of the 10th day following the day on which public announcement of the date of such annual meeting is first made. In the case of a special meeting called for the purpose of electing directors, a shareholders’ notice must be given not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the meeting was made, whichever occurs first. Notice to the Secretary shall set forth:
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the name and address of each proposed nominee;

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the principal occupation of each proposed nominee;

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the number of shares of capital stock owned by each proposed nominee;

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the name and residence address of the notifying shareholder;

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the number of shares of capital stock owned by the notifying shareholder;

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the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director;

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a description of all arrangements or understandings between the notifying shareholder and each proposed nominee and any other person(s) (including their names) pursuant to which the nomination(s) are to be made by the notifying shareholders;

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a representation that such notifying shareholder intends to appear in person or by proxy at the meeting to make the nomination; and

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any other information relating to the nominee required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors by Regulation 14A under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-11 promulgated thereunder.

A shareholder proposal will be timely if it is delivered or mailed and received by the Secretary at SHBI’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notice to the Secretary shall set forth as to each proposal:
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a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting;

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the name and address of such shareholder as they appear on SHBI’s books and of the beneficial owner, if any, on whose behalf the proposal is made;

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the class or series and number of shares of capital stock of owned beneficially or of record by such shareholder and such beneficial owner;

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a description of all arrangements or understandings between the shareholder and any other person(s) (including their names) in connection with the proposal and any material interest of such shareholder in such business; and

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a representation that such shareholder intends to appear in person or by proxy at the meeting to make the proposal.

Classified Board; Removal of Directors
SHBI’s articles provides that the members of the SHBI are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the SHBI’s board are elected for a three-year term and the other directors remain in office until their three-year terms expire. SHBI’S bylaws provide that a director may be removed only in accordance with the provisions of Maryland law. The MGCL provides that, because the SHBI is divided into classes, no director may be removed without cause. Any removal for cause requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the SHBI board cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of SHBI board could be changed. Generally, an amendment or repeal of these provisions requires the authorization of the SHBI board and the approval of the holders of at least 80% of the aggregate votes entitled to be cast on the matter; however, two-thirds of the entire SHBI board may alter the number of directors set by SHBI’s articles to not exceeding 25 nor less than one, but such action may not affect the tenure of office of any director.
Restrictions on Ownership
The ability of a third party to acquire SHBI common stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve prior to acquiring more than 5% of SHBI outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of SHBI outstanding common stock, or 5% or more of SHBI common stock under certain circumstances, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of SHBI outstanding common stock under the Change in Bank Control Act of 1978.
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
When the merger becomes effective, shareholders of Severn will receive shares of SHBI common stock in exchange for their shares of Severn common stock will become shareholders of SHBI. SHBI is a Maryland corporation and the rights of SHBI shareholders are governed by the MGCL, as well as the SHBI articles and the SHBI bylaws. Severn is a Maryland corporation, and its shareholders’ rights are governed by the MGCL, the Severn articles and Severn bylaws.
After the merger, as SHBI shareholders, the rights of former Severn shareholders will be governed by the SHBI articles, the SHBI bylaws and the MGCL. The following is a summary of material differences between the rights of holders of SHBI common stock and holders of Severn common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of SHBI common stock and holders of Severn common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of SHBI and Severn, and other known material differences. For more detailed information with respect to SHBI, see “Description of SHBI Capital Stock” beginning on page 102.
Authorized Capital Stock
SHBI
SHBI’s authorized capital stock consists of 35,000,000 shares, par value $0.01 per share, all of which are currently classified as common stock. As of September 3, 2021, there were 11,752,990 shares of SHBI common stock issued and outstanding. SHBI’s board may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. A majority of SHBI’s board, without action by the shareholders, may amend SHBI’s articles to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class that SHBI has the authority to issue.

Severn
Severn’s authorized capital stock consists of 21,000,000 shares, of which 20,000,000 shares are common stock, par value of $0.01 per share, all of one class, and of which 1,000,000 shares are serial preferred stock, par value of $0.01 per share, of which no shares are outstanding. As of September 3, 2021, there were 12,873,939 shares of Severn common stock issued and outstanding. The Severn articles permit the Severn board, without action by the shareholders, to amend the articles to increase or decrease the aggregate number of shares of capital stock.
Issuance of Capital Stock
SHBI
Under the SHBI articles and the MGCL, SHBI may issue shares of SHBI capital stock and rights or options for the purchase of shares of capital stock of SHBI on such terms and for such consideration as may be determined by the SHBI board. None of the MGCL, the SHBI articles or SHBI bylaws require shareholder approval of any such actions. SHBI may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Market and securities laws treatment under current laws and regulations. Holders of SHBI common stock do not have preemptive rights with respect to any shares of SHBI capital stock which may be issued.
Severn
Under the Severn articles and the MGCL, Severn may issue shares of Severn capital stock and rights or options for the purchase of shares of capital stock of Severn on such terms and for such consideration as may be determined by the Severn board. None of the MGCL, the Severn articles or Severn bylaws require shareholder approval of any such actions. The Severn articles do not grant the holders of Severn common stock preemptive rights with respect to any shares of Severn capital stock that may be issued.
Voting Rights
SHBI
Each holder of SHBI common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. All elections shall be had and all questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by the MGCL, the SHBI articles or the SHBI bylaws. Notwithstanding, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Holders of shares of SHBI common stock are not entitled to cumulative voting rights in the election of directors.
Severn
Each holder of Severn common stock is entitled to one vote for each share and does not have any right to cumulate votes in the election of directors. Unless otherwise provided by the MGCL, Severn articles or Severn bylaws, a majority of those votes cast by shareholders at a lawful meeting shall be sufficient to pass on a transaction or matter.
Number and Election of Directors
SHBI
The SHBI articles provide that SHBI shall not have less than three (3) nor more than twenty-five (25) directors. The number of directors may be increased or decreased in accordance with the SHBI bylaws. Directors shall be divided into three (3) classes with respect to the time for which they shall hold office. Directors of Class I shall hold office for one (1) year or until the first annual meeting of shareholders following their election; directors of Class II shall hold office for two (2) years or until the second annual meeting of shareholders following their election; and directors of Class III shall hold office for three (3) years or until the third annual meeting of shareholders following their election; and in each case until their successors are elected and qualify. At each future annual meeting of shareholders, the successors to the class of directors whose term shall expire at that time shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. Currently, the SHBI board consists of ten (10) directors and the SHBI board has authorized an increase to fifteen (15) directors upon consummation of the merger in order to accommodate the addition of four (4) new director nominees from Severn.
Severn
The Severn bylaws provide that the Severn board shall consist of up to eleven (11) directors and no less than seven (7) directors. The directors shall be divided into three (3) classes as nearly equal in number as possible. The directors of each class shall be elected for a term of three (3) years and until their successors are elected and qualified. One class shall be elected by ballot annually. There are currently nine (9) members of the Severn board.
Removal of Directors
SHBI
Under the MGCL and the SHBI articles, directors may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.
Severn
Under the MGCL, directors may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, unless otherwise provided by the articles. Pursuant to the Severn articles, any director may be removed for cause by the affirmative vote of the holders of seventy-five (75) percent of all the votes entitled to be cast for the election of directors. No director may be removed by the shareholders without cause. The Severn bylaws further provide that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.
Vacancies of Directors
SHBI
Unless the articles or bylaws provide otherwise, under the MGCL a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors; and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. Under SHBI’s articles, each vacancy on the SHBI board resulting from (a) an increase in the size of the board of directors or (b) the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.
Severn
Severn is subject to the provisions of the MGCL regarding vacancies as set forth above. The Severn bylaws provide any vacancy occurring in the Severn board may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Severn board. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the Severn shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the Severn board for a term of office continuing only until the next election of directors by the Severn shareholders.

Indemnification and Limitation of Liability
SHBI
Under the MGCL, a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer has been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below).
The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.
Under the MGCL, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding must be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability will have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.
The MGCL also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the requisite standard of care. Such determination must be made (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as set forth in (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).
In addition, the MGCL provides that a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the articles, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.
The SHBI articles and bylaws provide for the indemnification of directors to the fullest extent permitted by the MGCL and the indemnification of officers and authorized employees to the fullest extent authorized by the SHBI board and/or the SHBI bylaws.

Severn
The Severn articles provide for the indemnification of its directors to the fullest extent provided under the MGCL, including the advance of expenses under the procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Severn board and be consistent with law. The foregoing does not limit Severn’s authority to indemnify other employees and agents consistent with law.
Amendments to Articles of Incorporation and Bylaws
SHBI
The MGCL requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter to amend the articles. Notwithstanding, the MGCL also provides that the board of directors may change the name of the corporation or make certain other ministerial changes without a vote of shareholders.
The SHBI articles provide that amendments to SHBI articles may be effected in the manner prescribed by the MGCL; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SIXTH or with sub-paragraphs (5), (6) (7), (8), or (10) of paragraph (a) of Article SEVENTH or with sub-paragraph (11) of paragraph (a) of Article SEVENTH must be authorized by not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting. Article SIXTH and Article SEVENTH of the SHBI articles concerns, respectively, the number and the indemnification of directors.
In accordance with the SHBI articles, the SHBI bylaws may be repealed, altered, amended or rescinded and new bylaws may be adopted (a) by the SHBI shareholders (as one class) by the affirmative vote of not less than a majority of all the votes entitled to be cast by the outstanding shares of capital stock of SHBI generally in the election of directors which are cast on the matter at any meeting of the shareholders called for that purpose (provided that notice of such proposal is included in the notice of such meeting) or (b) by the SHBI board by the affirmative vote of not less than two-thirds of the SHBI board at a meeting held in accordance with the provisions of the SHBI bylaws.
Severn
The Severn articles may be amended in any manner allowed by the MGCL; provided, however, the provisions set forth in Articles VI through XIV, inclusively, may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of Severn capital stock entitled to vote generally in the election of directors (after giving effect to the provisions of Article V) cast at a meeting of the shareholders called for that purpose.
In accordance with the Severn articles, the Severn bylaws may be repealed, altered, amended or rescinded by the Severn shareholders only by vote of not less than a majority of the outstanding shares of Severn capital stock entitled to vote generally in the election of directors (as one class) cast at a meeting of the Severn shareholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting). In addition, except as expressly reserved for the Severn shareholders in the Severn articles, the Severn board may repeal, alter, amend or rescind the Severn bylaws by vote of a majority of the Severn board at a legal meeting held in accordance with the provisions of the Severn bylaws.
Notice of Shareholder Meetings
SHBI
In accordance with the MGCL, the SHBI bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than ninety (90) days prior to the meeting. Each notice shall set forth the place, day and hour at which the meeting is to be held. In the case of a special meeting, the notice shall also briefly state the purpose(s) of the special meeting.
Severn
The Severn bylaws provide that a written notice of the place, the date, the hour and the purpose(s) for which the shareholder meeting is called shall be delivered no fewer than ten (10) nor more than fifty (50) days before the date of the meeting
Special Meetings of Shareholders
SHBI
Pursuant to the MGCL, a special meeting of shareholders may be called by a corporation’s president, board of directors or by the persons authorized to do so in the corporation’s articles or bylaws. Subject to certain exceptions, the secretary of a corporation shall call a special meeting of the shareholders on the written request of shareholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.
The SHBI bylaws provide that special meetings of the shareholders may be called at any time for any purpose or purposes by the chairman, president or by a majority of the SHBI board. Special meetings may also be called by the secretary upon the request in writing of holders of a majority of all the shares outstanding and entitled to vote on the business to be transacted at such meeting. Such request shall state the purpose or purposes of the meeting and the matters proposed to be acted upon at it.
Severn
Under the Severn bylaws, a special meeting of shareholders may be called at any time by the chairman of the board, the president or a majority of the Severn board, and shall be called by the chairman of the board, the president or the secretary upon the written request of the holders of no less than 25% of all the outstanding Severn capital stock entitled to vote at the meeting. Such written request shall state the purpose(s) of the meeting and shall be delivered to the home office of Severn addressed to the chairman of the board, the president or the secretary.
Shareholder Nominations and Shareholder Proposals
SHBI
Pursuant to the SHBI bylaws, no business may be transacted at an annual meeting of the shareholders, other than business that is either (a) specified in the notice of meeting, (b) otherwise properly brought before the annual meeting or (c) otherwise properly brought before the annual meeting by any shareholder who is a shareholder of record on the date of the notice and on the record date for the determination of shareholders entitled to vote at such annual meeting and who complies with the following notice procedures. A shareholder’s notice must be mailed and received by SHBI’s secretary at SHBI’s principal offices not less than sixty (60) nor more than ninety (90) days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) from the anniversary date of the preceding year’s annual meeting, notice by the shareholder must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or on the tenth (10th) day following the day on which public announcement of such meeting is made. The shareholder notice must set forth each matter the shareholder proposes to bring before the meeting as well as additional items set forth in SHBI’s bylaws.
The SHBI bylaws provide that shareholders of SHBI may nominate one or more persons for election as director only if such nominations are delivered to the secretary of SHBI at the principal executive offices of SHBI(a) in the case of an annual meeting, not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the date of the meeting of shareholders called for the election of directors which, shall be deemed to be on the same date as the annual meeting of shareholders for the preceding year; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder must be so delivered not earlier than the one hundred eightieth (180th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the SHBI bylaws.
Severn
The Severn bylaws provide that a shareholder may make any proposal not regarding new business to be taken up at the annual meeting in writing and filed with the secretary of Severn at least sixty (60) days before the annual meeting. Any proposal not in writing and filed with the Severn’s secretary at least sixty (60) days before the annual meeting shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place thirty (30) days or more thereafter.
The Severn articles provide that nominations by shareholders made in writing and delivered to Severn’s secretary at least sixty (60) days prior to the date of the annual meeting shall be voted upon at the annual meeting. If the nominating committee shall fail or refuse to act at least twenty (20) days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.
Shareholder Action by Written Consent
SHBI
Neither the SHBI articles nor the SHBI bylaws contain a provision regarding shareholder action by written consent. Under the MGCL, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a unanimous consent which sets forth the action is (1) provided in writing or by electronic transmission by each shareholder entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a shareholders meeting at which all shareholders entitled to vote on the action were present and voted if the corporation gives notice of the action to each holder of the class or series of stock not later than ten (10) days after the effective time of the action and (2) filed in paper or electronic form with the records of shareholders meetings.
Severn
The Severn bylaws provide that any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.
LEGAL MATTERS
The validity of the SHBI common stock to be issued in the merger has been passed upon for SHBI by Holland & Knight LLP, Washington, D.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for SHBI by Holland & Knight LLP and for Severn by Luse Gorman, PC, Washington, D.C.
EXPERTS
The consolidated financial statements of SHBI and its subsidiary as of and for the years ended December 31, 2020 and 2019 and have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as set forth in their report appearing in the SHBI Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated upon the report of such firm give upon their authority as experts in accounting and auditing.
The consolidated financial statements of Severn and its subsidiaries as of and for the year ended December 31, 2020 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as set forth in their report appearing in the Severn Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated upon the report of such firm give upon their authority as experts in accounting and auditing.
The consolidated financial statements of Severn and its subsidiaries as of and for the year ended December 31, 2019 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for joint proxy statement/prospectuses with respect to two or more shareholders sharing the same address by delivering a single joint proxy statement/prospectus addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. SHBI and Severn will mail only one copy of the joint proxy statement/prospectus to multiple shareholders sharing the same address. Once you have received notice from your broker, SHBI or Severn that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, please notify your broker or nominee if your shares are held in a brokerage account or other account or Broadridge Corporate Issuer Solutions if you hold registered shares. You can notify Broadridge Corporate Issuer Solutions by sending a written request to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
SHBI ANNUAL MEETING SHAREHOLDER PROPOSALS
To be eligible under Rule 14a-8 under the Exchange Act and under SHBI’s bylaws for inclusion in SHBI’s proxy statement and proxy card for SHBI’s 2022 annual meeting of shareholders, a shareholder must submit a written proposal, including all supporting information, to SHBI at its principal executive offices at 18 E. Dover Street, Easton, Maryland 21601 no later than November 26, 2021 (120 days before the date of mailing based on the date of the 2021 proxy statement), and must meet all other requirements for inclusion in the proxy statement. As further provided in SHBI’s bylaws, if a shareholder intends to present a proposal for business to be considered at the 2022 annual meeting of shareholders but does not seek inclusion of the proposal in SHBI’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the SHBI secretary at SHBI’s principal executive offices no earlier than February 12, 2022 and no later than March 12, 2022 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the annual meeting is changed. Proposals received by SHBI outside of these timelines will be considered untimely. If a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal. The notice must be in the manner and form required by SHBI’s bylaws and Rule 14a-8 under the Exchange Act.
SEVERN ANNUAL MEETING SHAREHOLDER PROPOSALS
Severn intends to hold an annual meeting of shareholders in 2021 only if the merger is not completed. In the event that the merger is not completed in 2021, or at all, any shareholder nominations or proposals intended to be presented at Severn’s next annual meeting must be presented in accordance with Severn’s bylaws.

If the merger is completed, Severn shareholders will become shareholders of SHBI. Any shareholder nominations or proposals which a shareholder wishes to have included in SHBI’s proxy statement and form of proxy relating to its 2022 annual meeting of shareholders must be received by the date, and must otherwise comply with the requirements, described in SHBI’s proxy statement for its 2021 annual meeting of shareholders filed with the SEC.
WHERE YOU CAN FIND MORE INFORMATION
SHBI and Severn file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including SHBI and Severn, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by SHBI, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the “Investor Relations” section of SHBI’s website at www.shoreunitedbank.com, or, alternatively, by directing a request to SHBI’s proxy solicitor, Alliance Advisors, by calling toll-free at (855)742-8276, or via email to SHBI@allianceadvisors.com, and documents filed with the SEC by Severn will be available free of charge by accessing the “Investor Relations” section of Severn’s website at www.severnbank.com or, alternatively, by directing a request to Severn’s proxy solicitor, Alliance Advisors, by calling toll-free at (888) 991-1291, or via email to SVBI@allianceadvisors.com. The web addresses of the SEC, SHBI and Severn are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not a part of this joint proxy statement/prospectus.
SHBI has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to SHBI’s common stock to be issued in the merger. This document constitutes the prospectus of SHBI filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows SHBI and Severn to incorporate by reference into this document such documents filed with the SEC by SHBI and Severn. This means that SHBI and Severn can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information SHBI and Severn file with the SEC will update and supersede that information. SHBI and Severn incorporate by reference the documents listed below and any documents filed by SHBI and Severn under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date the offering is terminated:
SHBI Filings
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 26, 2021.

•
Current Reports on Form 8-K filed on January 28, 2021, March 3, 2021, April 13, 2021, May 5, 2021, May 12, 2021, August 4, 2021 and August 12, 2021 (other than the portion of the documents deemed not to be filed).

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 14, 2021 and for the quarter ended June 30, 2021, filed on August 13, 2021.

•
Definitive Proxy Statement on Schedule 14A, filed on March 26, 2021 (only those portions that have been incorporated by reference in the 2020 Annual Report on Form 10-K).

Severn Filings
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 31, 2021.

•
Amendment No. 1 to Form 10-K for the year ended December 31, 2020, filed on April 30, 2021.

•
Current Reports on Form 8-K filed on February 24, 2021, March 4, 2021, April 30, 2021, May 25, 2021 and August 24, 2021 (other than the portion of the documents deemed not to be filed).

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed on May 17, 2021 and for the quarter ended June 30, 2021, filed on August 16, 2021.

Notwithstanding the foregoing, information furnished by SHBI or Severn on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
If you are a SHBI shareholder, you may contact SHBI or SHBI’s proxy solicitor at the following addresses or telephone numbers listed below:
Shore Bancshares, Inc.	Alliance Advisors
18 E. Dover St.	200 Broadacres Drive
Easton, Maryland 21601	3rd Floor
(410) 763-7800	Bloomfield, NJ 07003
Attention: Investor Relations	Toll-Free: (855) 742-8276
E-mail: SHBI@allianceadvisors.com
If you are a Severn shareholder, you may contact Severn or Severn’s proxy solicitor at the following addresses or telephone numbers listed below:
Severn Bancorp, Inc.	Alliance Advisors
200 Westgate Circle	200 Broadacres Drive
Suite 200	3rd Floor
Annapolis, Maryland 21401	Bloomfield, NJ 07003
(410) 260-2000	Toll-Free: (888) 991-1291
Attention: Investor Relations	E-mail: SVBI@allianceadvisors.com
You should rely only on the information contained in this joint proxy statement/prospectus. SHBI and Severn have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither SHBI nor Severn is making an offer to sell or soliciting an offer to buy any securities other than the SHBI common stock to be issued by SHBI in the merger, and neither SHBI nor Severn is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained herein with respect to SHBI was provided by SHBI and the information contained herein with respect to Severn was provided by Severn.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 3, 2021
BY AND BETWEEN
SHORE BANCSHARES, INC.
AND
SEVERN BANCORP, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2021 by and between Shore Bancshares, Inc. (“SHBI”) and Severn Bancorp, Inc. (“Severn”).
RECITALS
A.   Severn.    Severn is a Maryland corporation, having its principal place of business in Annapolis, Maryland.
B.   SHBI.    SHBI is a Maryland corporation, having its principal place of business in Easton, Maryland.
C.   Intention of the Parties.    It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.
D.   Board Action.    The respective Boards of Directors of each of SHBI and Severn have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.
E.   Severn Shareholder Agreements.    As a material inducement to SHBI to enter into this Agreement, and in connection with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Shareholder Agreements”), pursuant to which they have agreed to provide written consents to vote their shares of Severn Common Stock in favor of the approval and adoption of the Agreement and certain Shareholders have agreed to certain non-solicitation and other obligations.
F.   SHBI Shareholder Agreements.    In connection with the execution of this Agreement, directors and certain executive officers of Shore are entering into an agreement pursuant to which they have agreed to provide written consents to vote their shares of Shore Common Stock in favor of the issuance of shares of SHBI Common Stock in the Transaction.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:
“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.07(a).
“Acquisition Proposal” has the meaning set forth in Section 6.07(a).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.
“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.
“Articles of Merger” has the meaning set forth in Section 2.02(a).
“Bank Merger” has the meaning set forth in Section 2.03.
“Bank Merger Agreement” means the Bank Merger Agreement by and between Shore United and SSB, in substantially the form attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Severn Common Stock held in book-entry form immediately prior to the Effective Time.
“Burdensome Condition” means a condition that is or would be materially and unreasonably burdensome to SHBI’s or Shore United’s business or to the business of Severn or SSB, in each case following the Closing, which would reduce the economic benefits of the Transaction contemplated by this Agreement to SHBI to such a degree that SHBI would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maryland are authorized or obligated to close.
“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Severn Common Stock.
“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).
“Charter Conversion” has the meaning set forth in Section 2.04.
“Code” has the meaning set forth in the preamble to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).
“Debentures” means Severn’s Junior Subordinated Debt Securities, due 2035.
“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“DOL” has the meaning set forth in Section 5.03(m)(i).
“Effective Date” has the meaning set forth in Section 2.02(a).
“Effective Time” has the meaning set forth in Section 2.02(a).
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” has the meaning set forth in Section 5.03(o).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Investment” means (a) an investment in an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of the foregoing categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FHLB” means the Federal Home Loan Bank of Atlanta.
“Final Index Price” has the meaning set forth in Section 8.01(i).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Authority” means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.
“Hazardous Substance” has the meaning set forth in Section 5.03(o).
“Increased Cash Amount” has the meaning set forth in Section 8.01(i).
“Increased Exchange Ratio” has the meaning set forth in Section 8.01(i).
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).
“Indenture” means that certain Indenture, dated as of December 17, 2014, between Severn and Wells Fargo Bank, National Association, as Trustee.
“Index Ratio” has the meaning set forth in Section 8.01(i).
“Index Price Ratio” has the meaning set forth in Section 8.01(i).
“Information Security Requirements” has the meaning set forth in Section 5.03(dd).
“Initial Index Price” has the meaning set forth in Section 8.01(i).
“Insurance Policies” has the meaning set forth in Section 5.03(w).
“Intellectual Property” means:    (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“IRS” has the meaning set forth in Section 5.03(m)(i).
“Knowledge” means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer, general counsel (and any officer senior to any of the foregoing), in each case, as applicable, of a party or any Subsidiary of such party knows after due inquiry.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.
“Loans” has the meaning set forth in Section 4.01(s).
“Material Adverse Effect” means, with respect to SHBI or Severn, any event, circumstance, development, change or effect that (i) is material and adverse to the financial condition, results of operations, assets, liabilities, properties or business of SHBI and its Subsidiaries taken as a whole, or Severn and its Subsidiaries taken as a whole, as the case may be, or (ii) prevents or would materially impair the ability of any of SHBI and its Subsidiaries or Severn and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in any law or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers, vendors or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Severn, the effects of any action or omission taken with the prior consent or at the prior written request of SHBI or as otherwise required by this Agreement, (i) the expenses incurred by Severn and its Subsidiaries or SHBI and its Subsidiaries in negotiating, documenting, effecting and consummating the Transaction contemplated by this Agreement, and (j) any hurricane, earthquake, flood, fire, pandemic or disease outbreak (including the COVID-19 virus) or other natural disaster or act of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (j) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on SHBI and its Subsidiaries as a whole on the one hand, or Severn and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.
“Material Contracts” has the meaning set forth in Section 5.03(k)(i).
“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).
“MDGCL” means the Maryland General Corporation Law, as amended.
“MD OCFR” means the Office of the Commissioner of Financial Regulation of the State of Maryland.
“MD SDAT” means the Maryland State Department of Assessments and Taxation.
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” means the aggregate number of whole shares of SHBI Common Stock, based on the Exchange Ratio, plus cash, including cash in lieu of any fractional share interest, payable to the holders of Severn Common Stock in connection with the Transaction.
“MFIC” means the Financial Institutions Article of the Maryland Code, as amended.
“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the SHBI Common Stock may be listed.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“OCC” means the Office of the Comptroller of the Currency.
“Option Merger Consideration” has the meaning set forth in Section 3.07.
“OREO” means other real estate owned.
“Outside Date” has the meaning set forth in Section 8.01(c).
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Personal Data” has the meaning set forth in Section 5.03(dd).
“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.
“Privacy Requirements” has the meaning set forth in Section 5.03(dd).
“Proxy Statement” has the meaning set forth in Section 6.03(a).
“Qualifying Termination Event” has the meaning set forth in Section 6.11(c).
“Registration Statement” has the meaning set forth in Section 6.03(a).
“Representatives” has the meaning set forth in Section 6.07(a).
“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Senior Officer” means an employee of Severn or SSB with the title of senior vice president or higher.
“Severn Articles” means the Articles of Incorporation of Severn, as amended.
“Severn Board” means the Board of Directors of Severn.
“Severn Bylaws” means the Bylaws of Severn, as amended.
“Severn Common Stock” means the shares common stock, par value $0.01 per share, of Severn.
“Severn Equity Plan(s)” means the Severn Bancorp, Inc. 2019 Equity Incentive Plan, 2008 Equity Incentive Plan and 2008 Stock Option Plan.
“Severn ESOP” has the meaning set forth in Section 6.11(d)(ii).
“Severn Financial Statements” means (a) the audited consolidated financial statements of Severn for the years ended December 31, 2019 and 2018, comprised of consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows, of Severn and its Subsidiaries, as of and for the years ended December 31, 2019 and 2018, including notes thereto, and (b) the unaudited consolidated balance sheets, consolidated statements of operations, and consolidated statements of changes in stockholders’ equity of Severn and its Subsidiaries, as of and for the nine months ended September 30, 2020 and for every month-end, quarter-end and/or year-end subsequent thereto which is prior to the Effective Date.
“Severn Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Severn and its Subsidiaries and any predecessor of and any successor to Severn (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Severn and its Subsidiaries. References herein to the Severn Group shall be deemed to refer to both the Severn Group as a whole and to each individual member thereof.
“Severn IT Systems” has the meaning set forth in Section 5.03(t)(iii).
“Severn Loan Property” has the meaning set forth in Section 5.03(o).
“Severn Meeting” has the meaning set forth in Section 6.02(a).
“Severn NQDP” has the meaning set forth in Section 5.03(m)(vii).
“Severn Options” has the meaning set forth in Section 3.07.
“Severn Retirement Plan” has the meaning set forth in Section 6.11(d)(i).
“Severn Shareholder Approval” has the meaning set forth in Section 5.03(z)(i).
“Severn’s Securities Documents” has the meaning set forth in Section 5.03(g).
“Shareholders” means each individual who is a director of either or both of Severn and SSB, each individual who is an executive officer of either or both of Severn and SSB, and each individual identified on Schedule 1.01(a) of Severn’s Disclosure Schedule.
“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.
“SHBI” has the meaning set forth in the preamble to this Agreement.
“SHBI Average Share Price” shall mean the average closing price per share of SHBI Common Stock, as reported on the Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.
“SHBI Benefit Plans” has the meaning set forth in Section 5.04(k)(i).
“SHBI Board” means the Board of Directors of SHBI.
“SHBI Bylaws” means the Amended and Restated Bylaws of SHBI, as amended.
“SHBI Articles” means the Amended and Restated Articles of Incorporation of SHBI, as supplemented.
“SHBI Common Stock” means the common stock, par value $0.01 per share, of SHBI.
“SHBI Meeting” has the meaning set forth in Section 6.02(c).
“SHBI Price Ratio” has the meaning set forth in Section 8.01(i).
“SHBI Securities Documents” has the meaning set forth in Section 5.04(g)(i).
“SHBI Shareholder Approval” shall mean the approval by holders of a majority of shares of SHBI Common Stock entitled to vote at the SHBI Meeting duly called for the purpose of considering the issuance of shares of SHBI Common Stock in the Transaction and any other matters required to be approved by SHBI’s shareholders for consummation of the Transaction.

“Shore United” means Shore United Bank, a Maryland-chartered bank and a wholly-owned subsidiary of SHBI.
“Shore United Articles” means the Amended and Restated Articles of Incorporation of Shore United.
“Shore United Board” means the Board of Directors of Shore United.
“Shore United Bylaws” means the Amended and Restated Bylaws of Shore United.
“SSB” means Severn Savings Bank, FSB, a federally-chartered savings bank, having its executive offices in Annapolis, Maryland.
“SSB Board” means the Board of Directors of SSB.
“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
“Superior Proposal” has the meaning set forth in Section 6.07(a).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Termination Fee” has the meaning set forth in Section 8.02(b).
“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.
“Transferred Employees” has the meaning set forth in Section 6.11(d).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.
“Trust” means the Severn Capital Trust I.
ARTICLE II
THE MERGER
2.01   The Merger.
(a)   The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Severn shall merge with and into SHBI (the “Merger”) in accordance with the applicable provisions of the MDGCL, the separate corporate existence of Severn shall cease and SHBI shall survive and continue to exist as a corporation incorporated under the MDGCL (SHBI, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).
(b)   Name.    The name of the Surviving Corporation shall be “Shore Bancshares, Inc.”
(c)   Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the SHBI Articles and the SHBI Bylaws as in effect immediately prior to the Merger.

(d)   Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of SHBI immediately prior to the Merger, except for the addition of four new directors as contemplated by Section 6.12, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of SHBI immediately prior to the Merger.
(e)   Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the SHBI Articles immediately prior to the Merger.
(f)   Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the MDGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Severn shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Severn shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(g)   Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of Severn acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Severn, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.
2.02   Effective Date and Effective Time; Closing.
(a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger, the form of which is attached hereto as Annex B (the “Articles of Merger”), to be filed with the MD SDAT pursuant to the MDGCL on (i) a date mutually selected by SHBI and Severn after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Articles of Merger with the MD SDAT or such later time as specified in the Articles of Merger. The date of such filing with the MD SDAT is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.
(b)   A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to SHBI and Severn the certificates and other documents required to be delivered under Article VII hereof.
2.03   Bank Merger.    As soon as practicable after the execution of this Agreement, or on such later date as SHBI and Severn shall agree, SHBI and Severn shall cause Shore United and SSB, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of SSB with and into Shore United, with Shore United as the surviving institution (the “Bank Merger”), in accordance with applicable law, regulation or policies imposed by any Governmental Authority and the terms of the Bank Merger Agreement, immediately after consummation of the Merger. The Bank Merger Agreement provides that the directors of Shore United immediately after the Bank Merger shall be the directors of Shore United immediately prior to the Bank Merger, except for the addition of four new directors as contemplated by Section 6.12.
2.04   Charter Conversion.   Prior to the completion of the Bank Merger, Shore United shall obtain the approval of the OCC to convert to a national banking association and consummate its conversion to a national banking association under the title “Shore United Bank, National Association” (“Charter Conversion”).
ARTICLE III
CONSIDERATION AND EXCHANGE PROCEDURES
3.01   Conversion of Shares.    At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Severn Common Stock:
(a)   SHBI Common Stock.    Each share of SHBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
(b)   Severn Common Stock.    Subject to Sections 3.02, 3.04, 3.05 and 3.06, each share of Severn Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.6207 of a share of SHBI Common Stock (the “Exchange Ratio”) and cash consideration of $1.59.
3.02   Exchange Procedures.
(a)   Mailing of Transmittal Material.    Provided that Severn has delivered, or caused to be delivered, to the agent designated by SHBI (who, if different than SHBI’s or Severn’s then serving registrar and transfer agent, is reasonably acceptable to Severn) (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, as promptly as practicable following the Effective Date (but in no event more than five (5) Business Days after the Effective Date), mail and otherwise make available to each holder of record of Severn Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Severn (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Severn Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Severn Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.
(b)   SHBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, SHBI shall deliver to the Exchange Agent, to be given to the holders of Severn Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) certificates, or at SHBI’s option, evidence of shares in book entry form, representing the number of whole shares of SHBI Common Stock issuable to the holders of Severn Common Stock as part of the Merger Consideration and (ii) an amount in cash equal to the amount due as part of the Merger Consideration and the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SHBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of SHBI Common Stock for the account of the Persons entitled thereto.
(c)   Issued Shares.    All shares of SHBI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by SHBI in respect of the SHBI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SHBI Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SHBI Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of SHBI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of SHBI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SHBI Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.
(d)   Exchange Agent Deliveries.
(i)   Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of SHBI Common Stock and the amount of cash, if any, into which the aggregate number of shares of Severn Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to SHBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.
(ii)   Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Severn Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of SHBI Common Stock and the amount of cash into which such Severn Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Severn of Certificates or Book-Entry Shares representing shares of Severn Common Stock and, if such Certificates or Book-Entry Shares are presented to Severn for transfer, they shall be cancelled against delivery of certificates for SHBI Common Stock and cash as hereinabove provided.
(e)   Lost or Destroyed Certificates; Issuances of SHBI Common Stock in New Names.    The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of SHBI Common Stock to which a holder of Severn Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Severn Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by SHBI. If any certificates evidencing shares of SHBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Severn Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of SHBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f)   Unclaimed Merger Consideration.    The exchange of shares of Severn Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Severn to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
3.03   Rights as Shareholders.    At the Effective Time, holders of Severn Common Stock shall cease to be, and shall have no rights as, shareholders of Severn other than to receive the Merger Consideration provided for under this Article III.
3.04   No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SHBI Common Stock shall be issued in the Merger. Each holder of Severn Common Stock who otherwise would have been entitled to a fraction of a share of SHBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $10.60, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
3.05   Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of SHBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of SHBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock.
3.06   Withholding Rights.    SHBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Severn Common Stock such amounts as SHBI reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Severn Common Stock in respect of which such deduction and withholding was made by SHBI.
3.07   Severn Options.    At the Effective Time, each option to acquire shares of Severn Common Stock (collectively, the “Severn Options”) whether vested or unvested which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from Severn immediately prior to the Effective Time a single lump sum cash payment, equal to the product of (i) the number of shares of Severn Common Stock subject to such Severn Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) $10.60 over (B) the exercise price per share of such Severn Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Severn Option is equal to or greater than $10.60, such Severn Option shall be canceled without any cash payment being made in respect thereof. Severn shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Severn Option with regard to the cancellation of such Severn Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Severn Equity Plans and all Severn Options issued thereunder shall terminate at the Effective Time. Obtaining a written acknowledgment by Severn from each holder of the outstanding Severn Options as contemplated by this Section 3.07 shall not be a condition precedent to paying the Option Merger Consideration to such holders.

3.08   Reservation of Shares.    Prior to the Closing, the SHBI Board shall reserve for issuance a sufficient number of shares of SHBI Common Stock for the purpose of issuing its shares in exchange for shares of Severn Common Stock in the Merger.
ARTICLE IV
ACTIONS PENDING ACQUISITION
4.01   Forbearances of Severn.   From the date hereof until the earlier of the Effective Time or the termination of the Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, or as consented to in advance by SHBI in writing, Severn will not, and will cause each of its Subsidiaries not to:
(a)   Ordinary Course.   Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and SHBI the goodwill of the customers of Severn and its Subsidiaries and others with whom material business relations exist.
(b)   Capital Stock.   (i) Except for the issuance of shares of Severn Common Stock as payment for the exercise of Severn Options, in accordance with the terms of the applicable Severn Option award, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.
(c)   Dividends; Reclassifications; Etc.
(i)   Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Severn Common Stock, other than dividends on shares of Severn Common Stock in the ordinary course of business and so long as the amount of any dividend does not exceed $0.05 per share of Severn Common Stock per quarter.
(ii)   Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Severn Common Stock (except for the acceptance of shares of Severn Common Stock as payment for the exercise of Severn Options or for withholding taxes incurred in connection with the exercise of Severn Options).
(d)   Compensation; Employment Agreements; Etc.   Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Severn or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements or change in control agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Severn’s Disclosure Schedule), or increase or announce any increase in any employee benefit (including incentive or bonus payments), except for changes required by applicable law or in accordance with Severn’s existing employee benefit plans and set forth in Section 4.01(d) of Severn’s Disclosure Schedule.
(e)   Hiring.   Hire any person as a Senior Officer of Severn or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Severn’s Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Severn’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Severn or a Subsidiary of Severn and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)   Benefit Plans.   Except as set forth in Section 4.01(f) of Severn’s Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate, or, except as otherwise required by the terms of the applicable benefit plan or arrangement in effect as of the date of this Agreement, make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Severn or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (y) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Severn’s Disclosure Schedule or (z) as may be required by applicable law.
(g)   Dispositions.   Except as set forth in Section 4.01(g) of Severn’s Disclosure Schedule and except as set forth in Section 4.01(r) hereof, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practice and are not material to Severn and its Subsidiaries taken as a whole.
(h)   Acquisitions.   Except as set forth in Sections 4.01(i), 4.01(r) and 4.01(s), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof.
(i)   Capital Expenditures.   Except as set forth in Section 4.01(i) of Severn’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.
(j)   Governing Documents.   Amend the Severn Articles, the Severn Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Severn.
(k)   Accounting Methods.   Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or Governmental Authority.
(l)   Contracts.   Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
(m)   Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Severn or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Severn or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of SHBI or any of its Subsidiaries following the consummation of the Transaction (including Severn and SSB) or create precedent for claims that are reasonably likely to be material to SHBI and its Subsidiaries, taken as a whole, following the consummation of the Transaction.
(n)   Banking Operations.   Except as set forth in Section 4.01(n) of Severn’s Disclosure Schedule, Enter into any new material line of business; introduce any material new products or services; change its lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)   Marketing.   Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to SHBI prior to the date hereof).
(p)   Derivatives Contracts.   Enter into any Derivatives Contract other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice.
(q)   Indebtedness.   Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, FHLB and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(r)   Investment Securities.   (i) Acquire (other than by way of default or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment that would result in the total combined securities portfolio from exceeding 10% of consolidated assets or (ii) dispose of any debt security or Equity Investment.
(s)   Loans.   (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, in amounts not to exceed (A) $2.0 million if such Loan is secured by residential real estate or (B) $5.0 million if such Loan is a commercial and industrial loan, construction loan or is secured by commercial or multi-family real estate, provided, that Shore United Bank shall be required to respond to any request for consent to make such Loan in writing within three Business Days after receipt of all information which would be necessary for Shore United Bank to make a determination in the ordinary course of business to underwrite the Loan requested by SSB and, which consent shall be deemed to have been given if Shore United Bank has not objected to a proposed action by SSB within three Business Days after such information is received by Shore United Bank; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans (with the exception of Loans restructured due to COVID-19); (iii) enter into any Loan securitization or create any special purpose funding entity; (iv) purchase any consumer Loan; or (v) enter into any agreement or arrangement providing for the purchase of a Loan participation.
(t)   Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(u)   Tax Elections.   Make or change any material Tax election, settle or compromise any material Tax liability of Severn or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Severn or any of its Subsidiaries (or the assets and liabilities of Severn or any of its Subsidiaries), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended income or other material Tax Return.
(v)   Antitakeover Statutes.   Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than SHBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)   Transactions with Insiders.   Except as set forth in Section 4.01(w) of Severn’s Disclosure Schedule, make or propose to make any loan to or enter into any transaction with any of Severn or any of its Subsidiaries’ directors or executive officers (other than those entered into on an arms’ length basis, in the ordinary course and consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).
(x)   Adverse Actions.   Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of SHBI or Severn to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.
(y)   Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
4.02   Forbearances of SHBI.   From the date hereof until the earlier of the Effective Time or the termination of the Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of Severn, SHBI will not, and will cause each of its Subsidiaries not to:
(a)   Ordinary Course.   Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself and Severn the goodwill of the customers of SHBI and its Subsidiaries and others with whom material business relations exist.
(b)   Dividends; Reclassifications; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of SHBI Common Stock, other than in the ordinary course of business and consistent with past practices.
(c)   Governing Documents.   Amend the SHBI Articles or the SHBI Bylaws.
(d)   Antitakeover Statutes.   Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Severn or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(e)   Adverse Actions.   Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of SHBI or Severn to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of SHBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.
(f)   Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01   Disclosure Schedules.   On or prior to the date hereof, SHBI has delivered to Severn a schedule and Severn has delivered to SHBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.
5.02   Standard.    Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Severn on the one hand or SHBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Severn contained in Section 5.03(b) which shall be true in all respects and the representations of Severn contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
5.03   Representations and Warranties of Severn.   Subject to Sections 5.01 and 5.02, Severn hereby represents and warrants to SHBI:
(a)   Organization, Standing and Authority.   Severn is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Severn is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Severn and its Subsidiaries, taken as a whole. Severn has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Severn Articles and Severn Bylaws which have previously been made available to SHBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Severn and each of its Subsidiaries previously made available to SHBI contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.
(b)   Severn Capital Stock.   The authorized capital stock of Severn consists solely of 20,000,000 shares of Severn Common Stock, of which 12,850,549 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of Severn preferred stock, no shares of which were issued and outstanding as of the date hereof. The outstanding shares of Severn Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Severn Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Severn’s Disclosure Schedule sets forth, as of the date hereof, for each Severn Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Severn Common Stock subject to each Severn Option, the number of shares of Severn Common Stock subject to Severn Options that are currently exercisable and the exercise or strike price per share. Each Severn Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Severn Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws. Except as set forth in this Section 5.03(b), there are no shares of Severn Common Stock or Severn preferred stock reserved for issuance (other than additional shares of Severn Common Stock reserved for issuance in future awards under the Severn Equity

Plans), Severn does not have any Rights issued or outstanding with respect to Severn Common Stock and Severn does not have any commitment to authorize, issue or sell any Severn Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Severn may vote are outstanding.
(c)   Subsidiaries.
(i)   (A) Section 5.03(c)(i)(A) of Severn’s Disclosure Schedule sets forth a list of all of Severn’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Severn owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Severn) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Severn or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Severn’s rights to vote or to dispose of such securities and (F) all the Equity Securities of Severn’s Subsidiaries held by Severn or its Subsidiaries are fully paid and nonassessable (except for assessments required under the MFIC with respect to SSB’s capital stock) and are owned by Severn or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Severn Subsidiaries may vote are outstanding.
(ii)   Except as set forth in Section 5.03(c)(ii) of Severn’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Severn’s Subsidiaries and stock in the FHLB, Severn does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.
(iii)   Each of Severn’s Subsidiaries has been duly organized, is validly existing and is in good standing (except for SSB which is only duly organized and validly existing), in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Severn and its Subsidiaries, taken as a whole.
(iv)   The deposit accounts of SSB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and SSB has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.
(d)   Corporate Power.   Each of Severn and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Severn has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause SSB to consummate the Bank Merger Agreement, and SSB has the corporate power and corporate authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities, the Severn Shareholder Approval and the consent of SSB’s sole shareholder.
(e)   Corporate Authority.   Subject to receipt of the Severn Shareholder Approval and the consent of SSB’s sole shareholder, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of Severn and SSB and the Severn Board and SSB Board on or prior to the date hereof. Severn has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by SHBI, this Agreement is a valid and legally binding obligation of Severn, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(f)   Regulatory Approvals; No Defaults.
(i)   Except as set forth in Section 5.03(f) of Severn’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Severn or any of its Subsidiaries in connection with the execution, delivery or performance by Severn of this Agreement and by SSB of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the MD OCFR and the OCC, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD SDAT and the MD OCFR pursuant to the MDGCL and the MFIC, (E) the Severn Shareholder Approval and the SHBI Shareholder Approval and (F) the consent of SSB’s and Shore United Bank’s sole shareholder. To the Knowledge of Severn, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)   Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Severn and the Bank Merger Agreement by SSB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Severn or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Severn or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Severn.
(g)   Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.
(i)   Except as set forth in Section 5.03(g)(i) of Severn’s Disclosure Schedule, Severn’s Annual Report on Form 10-K for the year ended December 31, 2019 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2019 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “Severn’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of Severn’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Severn and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income and cash flows, as the case may be, of Severn and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto except as may be noted therein. The books and records of Severn and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(ii)   Except as set forth on the unaudited consolidated balance sheet of Severn dated as of September 30, 2020 and included in Severn’s Securities Documents filed prior to the date hereof, neither Severn nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2020 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to Severn’s Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in a Material Adverse Effect in the future.
(iii)   Since September 30, 2020, (A) Severn and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iii) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Severn.
(iv)   Except as set forth in Section 5.03(g)(iv) of Severn’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by Severn or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Severn or its Subsidiaries, to cause Severn or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Severn or its Subsidiaries.
(v)   The records, systems, controls, data and information of Severn and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Severn or its Subsidiaries (either directly or through Severn’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). Severn (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Severn and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Severn by others within Severn or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Severn’s outside auditors and the audit committee of the Severn Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Severn’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Severn’s internal controls over financial reporting. These disclosures were made in writing by management to Severn’s auditors and audit committee and a copy has previously been made available to SHBI.
(vi)   Since January 1, 2018, (A) neither Severn nor any of its Subsidiaries nor, to the Knowledge of Severn, any director, officer, employee, auditor, accountant or representative of

Severn or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Severn or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Severn or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Severn or any of its Subsidiaries, whether or not employed by Severn or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Severn or any of its Subsidiaries or their respective officers, directors, employees or agents to the Severn Board or any committee thereof or, to the Knowledge of Severn, to any director or officer of Severn or any of its Subsidiaries.
(h)   Legal Proceedings. Section 5.03(h) of Severn’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Severn or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of Severn’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Severn or any of its Subsidiaries and, to Severn’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither Severn nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Severn.
(i)   Regulatory Matters.
(i)   Since January 1, 2018, Severn and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and Severn has previously delivered or made available to SHBI accurate and complete copies of all such reports. In connection with the most recent examination of Severn and its Subsidiaries by the appropriate regulatory authorities, neither Severn nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Severn believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Severn taken as a whole.
(ii)   Neither Severn nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Severn or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Severn and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.
(iii)   Neither Severn nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(iv)   (A) No Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to the Knowledge of Severn, investigation or inquiry into the business, operations, policies, practices or disclosures of Severn or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Severn and its Subsidiaries), or, to the Knowledge of Severn, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Severn or any of its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)   The most recent regulatory rating given to SSB as to compliance with the Community Reinvestment Act is at least “satisfactory.” To the Knowledge of Severn, since the last regulatory examination of SSB with respect to Community Reinvestment Act compliance, SSB has not received any material complaints as to Community Reinvestment Act compliance.
(j)   Compliance With Laws.   Each of Severn and its Subsidiaries:
(i)   except as set forth in Section 5.03(j) of Severn’s Disclosure Schedule, is, and at all times since January 1, 2018, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB, and OCC regulations pursuant thereto, the Home Owners’ Loan Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Severn and its Subsidiaries related to customer data, privacy and security;
(ii)   has, and at all times since January 1, 2018, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Severn’s Knowledge, no suspension or cancellation of any of them is threatened; and
(iii)   has received no notification or communication from any Governmental Authority (A) asserting that Severn or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Severn’s Knowledge, do any grounds for any of the foregoing exist).
(k)   Material Contracts; Defaults.
(i)   Except for documents set forth in Section 5.03(k)(i) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Severn or any of its Subsidiaries to indemnification from Severn or any of its Subsidiaries, (C) which provides for the payment by Severn or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Severn or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Severn or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by Severn or any of its Subsidiaries, (N) which materially restricts the conduct of any business by Severn or any of its Subsidiaries or limits the freedom of Severn or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Severn or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits Severn or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of Severn’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of Severn’s and SSB’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to SHBI as of the date hereof.
(ii)   Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Severn or its Subsidiaries and, to Severn’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Severn or its Subsidiaries, and to Severn’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Severn and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither Severn nor its Subsidiaries nor, to Severn’s Knowledge, any other parties thereto, is in default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of Severn’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by Severn or any of its Subsidiaries to any third party is currently outstanding. With respect to the Material Contracts, to Severn’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.
(iii)   Section 5.03(k)(iii) of Severn’s Disclosure Schedule sets forth a schedule of all holders of five percent (5%) or more of Severn Common Stock and executive officers and directors of Severn and its Subsidiaries who have outstanding loans from Severn or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(l)   No Brokers.   No action has been taken by Severn or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper, Sandler & Co., which are set forth in Section 5.03(l) of Severn’s Disclosure Schedule. Copies of all agreements with Piper,
Sandler & Co. have been previously provided or made available to SHBI.
(m)   Employee Benefit Plans.
(i)   All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Severn or any entity that would be deemed to be a single employer with Severn or any Subsidiary under Section 4001(b)(1) of ERISA or Section 414 of the Code (each an “ERISA Affiliate”)for the benefit of current or former employees of Severn and its Subsidiaries (the “Employees”) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Severn may have any liability (direct, indirect or contingent) including, without limitation, as a result of being deemed an ERISA Affiliate (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of Severn’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to SHBI: (A) all Benefit Plans and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”) and a copy of any “top hat” filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and the results of all applicable compliance test for the most recent plan year.
(ii)   Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is so qualified, has been so qualified since its adoption, and has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and to Severn’s Knowledge no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to Severn’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither Severn nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA. No assets of Severn or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2018, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan. With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid.
(iii)   Neither Severn nor any ERISA Affiliate maintains contributes to, or has an obligation to contribute to nor at any time during the past six years has maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of

ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Severn’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of Severn’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.
(iv)   All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Severn Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Severn or any of its Subsidiaries, the premiums for which are paid directly by Severn or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.
(v)   Except as set forth in Section 5.03(m)(v) of Severn’s Disclosure Schedule, none of the execution of this Agreement, Severn shareholder approval and adoption of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Severn or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Neither Severn nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code. Except as set forth in Section 5.03(m)(v) of Severn’s Disclosure Schedule, Severn and its subsidiaries have not and will not, as a result of the actions contemplated by this Agreement pay any compensation that is not deductible under Sections 162 or 280G of the Code.
(vi)   Neither Severn nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.
(vii)   Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Severn NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. Neither Severn nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.
(viii)   Except as set forth in Section 5.03(m)(viii) of Severn’s Disclosure Schedule and Section 6.11(d), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Severn or its ERISA Affiliates. Neither Severn nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)   Labor Matters.
(i)   Section 5.03(n)(i) of Severn’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of Severn and each of its Subsidiaries and each other employee of Severn and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers and employees and independent contractors and consultants that are natural persons in 2019 and 2020 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Severn and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.
(ii)   To Severn’s Knowledge, no officer or director of Severn or any of its Subsidiaries or any employee, independent contractor or consultant of Severn or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Severn or any of its Subsidiaries to conduct its business as currently conducted.
(iii)   Neither Severn nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither Severn nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Severn or any of its Subsidiaries, in any capacity.
(iv)   None of the officers, employees or consultants of Severn or any of its Subsidiaries has informed Severn or such Subsidiary of his or her intent, nor does Severn have any Knowledge of any of the officers, employees or consultants of Severn or any of its Subsidiaries having an intention, to terminate employment with Severn or any of its Subsidiaries during the next twelve (12) months.
(v)   Neither Severn nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Severn or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Severn or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Severn’s Knowledge, threatened, nor does Severn have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Severn and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of Severn’s Disclosure Schedule, the employment of each officer and employee of Severn and each of its Subsidiaries is terminable at the will of Severn or such Subsidiary.
(vi)   Except as set forth in Section 5.03(n)(vi) of Severn’s Disclosure Schedule, there is no pending or, to Severn’s Knowledge, threatened legal proceeding involving Severn or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Severn or any of its Subsidiaries, on the other hand, and (B) no other Person, to Severn’s Knowledge, has threatened any claim or any legal proceeding against Severn or any of its Subsidiaries (or, to Severn’s Knowledge, against any officer, director or employee of Severn or any of its Subsidiaries) relating to employees or former employees of Severn or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)   Severn and each of its Subsidiaries is, and at all times since January 1, 2018 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders or decrees of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, or decrees relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.
(o)   Environmental Matters.   Except as set forth in Section 5.03(o) of Severn’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Severn’s Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on Severn or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Severn’s Knowledge, threatened against Severn or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn; (ii) Severn and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to Severn’s Knowledge, formerly owned or operated by Severn or any of its Subsidiaries, or any property in which Severn or any of its Subsidiaries holds a security interest or a fiduciary or management role (“Severn Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Severn; (iv) in accordance with the Secured Creditor Exemption, neither Severn nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Severn Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Severn; (v) neither Severn nor any of its Subsidiaries nor, to Severn’s Knowledge, any Person whose liability Severn or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Severn nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Severn’s Knowledge, formerly owned or operated property, any Severn Loan Property, or to Severn’s Knowledge any Person whose liability Severn or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against Severn, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Severn Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Severn; (vii) Severn has provided and made available to SHBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Severn, its Subsidiaries and any currently or formerly owned or operated property.
As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.
(p)   Tax Matters.
(i)   (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Severn Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the Severn Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Severn Group did not, as of the date of the most recent financial statements included in Severn’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Severn Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the Severn Group have been waived by or on behalf of the Severn Group.
(ii)   Severn has made available to SHBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Severn Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Severn Group or its income, assets or operations. Section 5.03(p)(ii) of Severn’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Severn Group that have been examined by any Tax authority since January 1, 2016.
(iii)   To the Knowledge of Severn, except as set forth in Section 5.03 (p)(iii) of Severn’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Severn Group, nor has the Severn Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.
(iv)   No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Severn Group does not already file Tax Returns that the Severn Group is or may be subject to taxation by that jurisdiction.
(v)   The Severn Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable law, regulation or policies imposed by any Governmental Authority relating to the withholding and payment of Taxes.
(vi)   The Severn Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.
(vii)   There are no Liens or other encumbrances on any of the assets of the Severn Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)   No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Severn Group.
(ix)   No member of the Severn Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Severn Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.
(x)   No member of the Severn Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.
(xi)   The Severn Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of Severn pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).
(xii)   Except as set forth in Section 5.03(p)(xii) of Severn’s Disclosure Schedule, neither Severn nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.
(xiii)   The Severn Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS, or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.
(xiv)   No power of attorney granted by any member of the Severn Group relating to Taxes is currently in force.
(xv)   No member of the Severn Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Severn is the parent) or has any liability for Taxes of any Person (other than another member of the Severn Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (“Treasury Regulations”) or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.
(xvi)   The Severn Group has not filed a consent under Section 341(f) of the Code.
(xvii)   No property owned by the Severn Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xviii)   The Severn Group does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(xix)   Any adjustment of Taxes of the Severn Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.
(xx)   The Severn Group is not required to include in income any amount for an adjustment pursuant to (A) election by the Severn Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the Severn Group that would have the effect of deferring any liability for Taxes of the Severn Group.
(q)   Risk Management Instruments.
(i)   Other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice, neither Severn nor any of its Subsidiaries is a party to, or has agreed to enter into, a Derivatives Contract, whether for the account of Severn or any of its Subsidiaries.
(ii)   “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Severn Options.
(r)   Loans; Nonperforming and Classified Assets.
(i)   Each Loan on the books and records of Severn and its Subsidiaries was made and has been serviced in all material respects in accordance with SSB’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to Severn’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by Severn to SHBI accurately reflect in all material respects the Loan portfolio of Severn and its Subsidiaries as of the date of such loan tape.
(ii)   Severn has set forth in Section 5.03(r)(ii) of Severn’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Severn’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Severn, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by Severn); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2020; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Severn or any of its Subsidiaries, or to Severn’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.
(s)   Properties.   To Severn’s Knowledge, all real and personal property owned by Severn or any of its Subsidiaries or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects. Severn has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Severn as of September 30, 2020 included in the Severn Financial Statements, or acquired after such date, other than properties sold by Severn or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.03(s) of Severn’s Disclosure Schedule. All real and personal property which is material to Severn’s business on a consolidated basis and leased or licensed by Severn or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Severn or any of its Subsidiaries and, to Severn’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Severn or such Subsidiary of Severn, and to Severn’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of Severn’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. Neither Severn nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Severn as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To Severn’s Knowledge, Severn and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.
(t)   Intellectual Property; Information Technology; Security.
(i)   Each of Severn and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Severn nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Severn has listed all registered Intellectual Property owned by Severn and its Subsidiaries, and all contracts to which Severn and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Severn and its Subsidiaries, in Section 5.03(t)(i) of Severn’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses). Each of Severn and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Severn’s Knowledge, such Intellectual Property is valid and enforceable.
(ii)   (A) Each of Severn and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to Severn’s Knowledge, the use of any Intellectual Property by Severn or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Severn’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Severn or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Severn or any of its Subsidiaries; and (D) neither Severn nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Severn or any of its Subsidiaries with respect to any Intellectual Property used by Severn or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, Severn and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against Severn or any of its Subsidiaries that is likely to succeed.
(iii)   To Severn’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Severn’s and its Subsidiaries respective businesses (collectively, “Severn IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Severn IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted. Neither Severn nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Severn IT Systems. Severn and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither Severn nor any of its Subsidiaries is in breach of any Material Contract related to any Severn IT Systems.
(u)   Intentionally omitted.
(v)   Books and Records.   The books and records of Severn and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Severn and its Subsidiaries.
(w)   Insurance. Section 5.03(w) of Severn’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained as of the date hereof by Severn and its Subsidiaries (“Insurance Policies”), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. Severn and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Severn nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of Severn’s Disclosure Schedule, there is no claim for coverage by Severn or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Severn nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.
(x)   Allowance For Loan Losses.   SSB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with SSB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
(y)   Intentionally Omitted.
(z)   Required Vote; Antitakeover Provisions.
(i)   The affirmative vote (or action by written consent) of the holders of at least two-thirds of the outstanding shares of Severn Common Stock entitled to vote (or consent) is necessary to approve and adopt the Agreement on behalf of Severn (the “Severn Shareholder Approval”). No other vote (or consent) of the shareholders of Severn is required by law, the Severn Articles, the Severn Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.
(ii)   Based on the representation and warranty of SHBI contained in Section 5.04(o), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the MDGCL or any applicable provisions of the Severn

Articles and Severn Bylaws or the takeover laws of any other state (and any comparable provisions of the Severn Articles and Severn Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.
(aa)   Fairness Opinion.   The Severn Board has received the opinion of Piper Sandler & Co., to the effect that as of the date thereof, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of Severn Common Stock from a financial point of view.
(bb)   Transactions in Securities.
  (i)   Since January 1, 2018, all offers and sales of Severn Common Stock by Severn were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.
  (ii)   Neither Severn, none of its Subsidiaries, nor, to Severn’s Knowledge, (A) any director or executive officer of Severn or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Severn Common Stock or other securities issued by Severn (1) during any period when Severn was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.
(cc)   Registration Obligation.   Neither Severn nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.
(dd)   Personal Data; Privacy Requirements.   In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “nonpublic personal information” concerning a consumer for Title V of the Gramm Leach Bliley Act and its implementing regulation 12 C.F.R. Part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), Severn and its Subsidiaries have at all times complied with and currently comply in all material respects with all applicable statutes and regulations in all relevant jurisdictions where Severn currently conducts business, its publicly available privacy policy, any privacy policy otherwise furnished for customers and any third party privacy policies which Severn has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of Severn (the “Privacy Requirements”). Severn and its Subsidiaries have adopted a written information security program approved by their respective boards of directors. Such information security program meets the requirements of 12 C.F.R. part 30, Appendix B (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (B) Severn’s and its Subsidiaries’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Knowledge of Severn, neither Severn nor its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under Severn’s or its Subsidiaries’ control or possession. Severn and its Subsidiaries have required and do require all third parties to which any of them provide Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.
(ee)   No Additional Representations.   Except for the representations and warranties made by Severn in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Severn to SHBI, neither Severn nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Severn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Severn hereby expressly disclaims any such other representations and warranties.

5.04   Representations and Warranties of SHBI.   Subject to Sections 5.01 and 5.02, and except as Previously Disclosed, SHBI hereby represents and warrants to Severn as follows:
(a)   Organization, Standing and Authority.   SHBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. SHBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. SHBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
(b)   SHBI Capital Stock.
(i)   As of the date hereof, the authorized capital stock of SHBI consists solely of 35,000,000 shares of SHBI Common Stock, of which 11,727,276 shares were issued and outstanding as of the date hereof. The outstanding shares of SHBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of SHBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of SHBI, except for shares of SHBI Common Stock issuable pursuant to the SHBI Benefit Plans and by virtue of this Agreement.
(ii)   The shares of SHBI Common Stock to be issued in exchange for shares of Severn Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
(c)   Shore United.
(i)   Shore United is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Shore United is duly licensed by the MD OCFR and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Shore United has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.
(ii)   (A) SHBI owns, directly or indirectly, all the issued and outstanding equity securities of Shore United, (B) no equity securities of Shore United are or may become required to be issued (other than to SHBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Shore United is or may be bound to sell or otherwise transfer any of its equity securities (other than to SHBI or any of its wholly-owned Subsidiaries) , (D) there are no contracts, commitments, understandings, or arrangements relating to SHBI’s right to vote or to dispose of such securities and (E) all the Equity Securities of Shore United held by SHBI are fully paid and nonassessable (except for assessments required under the MFIC with respect to SHBI’s capital stock) and are owned by SHBI free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Shore United may vote are outstanding.
(iii)   Other than Shore United, SHBI has no subsidiaries.
(d)   Corporate Power.   Each of SHBI and Shore United has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. SHBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Shore United to consummate the Bank Merger Agreement, and Shore United has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by SHBI’s shareholders of the issuance of SHBI Common Stock in the Merger and the consent of Shore United’s sole shareholder.
(e)   Corporate Authority.   Subject to the receipt of the SHBI Shareholder Approval, this Agreement and the Transaction and the Bank Merger Agreement and the Bank Merger have been authorized by all necessary corporate action of SHBI, the SHBI Board, Shore United and the Shore United Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Shore United on or prior to the date hereof. This Agreement has been duly executed and delivered by SHBI and, assuming due authorization, execution and delivery by Severn, this Agreement is a valid and legally binding agreement of SHBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(f)   Regulatory Approvals; No Defaults.
(i)   No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SHBI or any of its Subsidiaries in connection with the execution, delivery or performance by SHBI of this Agreement and by Shore United of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the OCC and the MD OCFR, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD OCFR and MD SDAT pursuant to the MDGCL and the MFIC, and (E) the SHBI Shareholder Approval and the Severn Shareholder Approval and (F) the consent of SSB’s and Shore United Bank’s sole shareholder. To the Knowledge of SHBI, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)   Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by SHBI and the Bank Merger Agreement by Shore United and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which SHBI or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of SHBI or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI.
(g)   Financial Reports and Securities Documents; Material Adverse Effect.
(i)   SHBI’s Annual Report on Form 10-K for the year ended December 31, 2019 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2019 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “SHBI’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of SHBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in SHBI’s Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of SHBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto except as may be noted therein. The books and records of SHBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(ii)   The records, systems, controls, data and information of SHBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SHBI or its Subsidiaries (either directly or through SHBI’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.04(g)(ii). SHBI (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SHBI and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of SHBI by others within SHBI or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to SHBI’s outside auditors and the audit committee of the SHBI Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SHBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in SHBI’s internal controls over financial reporting. These disclosures were made in writing by management to SHBI’s auditors and audit committee and a copy has previously been made available to Severn.
(iii)   Since September 30, 2020, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole.
(h)   Legal Proceedings.   Except as disclosed on Schedule 5.04(h) of SHBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against SHBI or any of its Subsidiaries and, to SHBI’s Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. Neither SHBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole.
(i)   No Brokers.   No action has been taken by SHBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by SHBI to Janney Montgomery Scott.

(j)   Regulatory Matters.
(i)   Since January 1, 2018, SHBI and each of its Subsidiaries has duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable law, regulation or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law, regulation or policies imposed by any Governmental Authority. In connection with the most recent examination of SHBI and each of its Subsidiaries by the appropriate regulatory authorities, neither SHBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which SHBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole. The most recent regulatory rating given to Shore United as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of SHBI, since Shore United’s last regulatory examination of Community Reinvestment Act compliance, Shore United has not received any complaints as to Community Reinvestment Act compliance.
(ii)   Neither SHBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has SHBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SHBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.
(iii)   Neither SHBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(iv)   (A) No Governmental Authority has initiated since January 1, 2018 or has pending any proceeding, enforcement action or, to SHBI’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of SHBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of SHBI or the applicable Subsidiary), or, to SHBI’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SHBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.
(v)   SHBI and Shore United are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Shore United under the Community Reinvestment Act is no less than “satisfactory.” Neither SHBI nor Shore United has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for Community Reinvestment Act purposes will change within one year, nor does SHBI have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
(k)   Compliance With Laws.   Each of SHBI and its Subsidiaries:
   (i)   is, and at all times since January 1, 2018 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair

Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of SHBI and its Subsidiaries related to customer data, privacy and security;
(ii)   has, and at all times since January 1, 2018 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SHBI’s Knowledge, no suspension or cancellation of any of them is threatened; and
(iii)   has received no written notification or communication from any Governmental Authority (A) asserting that SHBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SHBI’s Knowledge, do any grounds for any of the foregoing exist).
(l)   Employee Benefit Plans.
(i)   Summaries of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by SHBI and Shore United for the benefit of current or former employees of SHBI and its Subsidiaries and current or former directors or independent contractors of SHBI and its Subsidiaries (collectively, the “SHBI Benefit Plans”), have been provided or made available to Severn.
(ii)   Each SHBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such SHBI Benefit Plan is maintained. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any SHBI Benefit Plan.
(iii)   Neither SHBI nor any entity considered to be a single employer with SHBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any SHBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.
(m)   Tax Matters.   (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to SHBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to SHBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of SHBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SHBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and (vi) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where SHBI or any of its Subsidiaries does not already file Tax Returns that SHBI or a Subsidiary is or may be subject to taxation by that jurisdiction.
(n)   Ownership of Severn Common Stock.   Except as disclosed on Schedule 5.04(n) of SHBI’s Disclosure Schedule, none of SHBI or any of its Subsidiaries, or to SHBI’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Severn Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).
(o)   Absence of Certain Changes or Events.   Since September 30, 2020, there has not been any Material Adverse Effect with respect to SHBI or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to SHBI.
(p)   Available Funds.    Immediately prior to the Effective Time, SHBI will have sufficient cash to pay the aggregate cash consideration, as required by Article III hereof.
(q)   No Additional Representations.   Except for the representations and warranties made by SHBI in this Section 5.04, as Previously Disclosed, or in any certificate delivered by SHBI to Severn, neither SHBI nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to SHBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SHBI hereby expressly disclaims any such other representations or warranties.
ARTICLE VI
COVENANTS
6.01   Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, each of Severn and SHBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.
6.02   Shareholder Approval.
(a)   Severn agrees to take, in accordance with applicable law and the Severn Articles and the Severn Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Severn’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “Severn Meeting”). Except with the prior approval of SHBI, no other matters shall be submitted for the approval of the Severn shareholders at the Severn Meeting. Subject to Section 6.02(b), the Severn Board shall at all times prior to and during such Severn Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to SHBI such recommendation or (y) take any other action or make any other public statement in connection with the Severn Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Severn at the Severn Meeting for the purpose of approving this Agreement and any other matters required to be approved by Severn’s shareholders for consummation of the Transaction. In addition to the foregoing, Severn shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
(b)   Notwithstanding the foregoing, Severn and the Severn Board shall be permitted to effect a Change in Recommendation if and only to the extent that:
(i)   Severn shall have complied in all material respects with Section 6.07;
(ii)   the Severn Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law; and

(iii)   if the Severn Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the Severn Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by SHBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Severn shall notify SHBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to SHBI all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, Severn shall, and shall cause its financial and legal advisors to, during the period following Severn’s delivery of the notice referred to in clause (B) above, negotiate with SHBI in good faith for a period of up to five Business Days (to the extent SHBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
(c)   SHBI agrees to take, in accordance with applicable law and the SHBI Articles and SHBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the SHBI Common Stock in the Merger and any other matters required to be approved by SHBI’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “SHBI Meeting”). Except with the prior approval of Severn, no other matters shall be submitted for the approval of the SHBI shareholders at the SHBI Meeting. The SHBI Board shall at all times prior to and during the SHBI Meeting recommend approval of the issuance of the SHBI Common Stock and the payment of cash in the Merger and any other matters required to be approved by SHBI’s shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its stockholders.
6.03   Registration Statement; Solicitation of Shareholder Approval.
(a)   SHBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by SHBI with the SEC in connection with the issuance of the shares of SHBI Common Stock to the Severn shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the SHBI Meeting and the Severn Meeting and prospectus and other proxy solicitation materials of SHBI and Severn constituting a part thereof (the “Proxy Statement”) and all related documents). Severn shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Severn, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Severn agrees to cooperate with SHBI and SHBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. SHBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Severn and SHBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. SHBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Severn and SHBI shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.
(b)   Each of Severn and SHBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Severn’s and SHBI’s respective shareholders and at the time(s) of the Severn Meeting and the SHBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Severn and SHBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
(c)   SHBI agrees to advise Severn promptly in writing after SHBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SHBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent SHBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
6.04   Regulatory Filings.
(a)   Each of SHBI and Severn and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and SHBI shall use its best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of SHBI and Severn shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide Severn with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide Severn with confidential portions of any filing or other communication with a Governmental Authority.
(b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.
6.05   Press Releases.    Severn and SHBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that SHBI or Severn may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. Severn and SHBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
6.06   Access; Information.
(a)   Severn agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford SHBI and SHBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of Severn or its Subsidiaries, throughout the period prior to the Effective Time, to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Severn and its Subsidiaries and to such other information relating to Severn and its Subsidiaries as SHBI may reasonably request, provided that SHBI shall coordinate any and all meetings with Severn personnel with one or more designated representatives of Severn, and, during such period, Severn shall furnish promptly to SHBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Severn and its Subsidiaries as SHBI may reasonably request. Notwithstanding the foregoing, Severn shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Severn or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, Severn will work in good faith with SHBI to make appropriate substitute disclosure arrangements.
(b)   During the period from the date of this Agreement to the Effective Time, Severn shall, upon the request of SHBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of SHBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Severn will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Severn will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Severn shall use its commercially reasonable best efforts to deliver to SHBI its audited consolidated balance sheet as of December 31, 2020 and audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 by no later than March 31, 2021. Subject to applicable law, within 15 days after the end of each month, Severn will deliver to SHBI a consolidated balance sheet and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.
(c)   SHBI agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Severn and Severn’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of SHBI or its Subsidiaries, throughout the period prior to the Effective Time. to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of SHBI and its Subsidiaries and to such other information relating to SHBI and its Subsidiaries as Severn may reasonably request, provided that Severn shall coordinate any and all meetings with SHBI personnel with one or more designated representatives of SHBI, and, during such period, SHBI shall furnish promptly to Severn (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of SHBI and its Subsidiaries as Severn may reasonably request. Notwithstanding the foregoing, SHBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of SHBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, SHBI will work in good faith with Severn to make appropriate substitute disclosure arrangements.
(d)   During the period from the date of this Agreement to the Effective Time, SHBI shall, upon the request of Severn, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Severn regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), SHBI will deliver to Severn its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, SHBI will deliver to Severn its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, SHBI will deliver to Severn a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.
(e)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of December 21, 2020 by and between SHBI and Severn (the “Confidentiality Agreement”).
(f)   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
6.07   Acquisition Proposals.
(a)   Severn agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Severn or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Severn nor its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than SHBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) subject to Section 6.02(b), make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to the Severn Meeting, if the Severn Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Severn Board’s fiduciary duties under applicable law, Severn may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Severn Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to SHBI (as determined by Severn after consultation with its outside counsel) (the “Acceptable Confidentiality Agreement”), and (2) participate in discussions or negotiations regarding such a Superior Proposal. Severn agrees that it shall concurrently provide to SHBI any information (whether such information is confidential, nonpublic or otherwise) concerning Severn or SSB that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to SHBI. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the total revenues, net income, assets or deposits of Severn and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 20% or more of the voting power of Severn or SSB, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of Equity Securities of Severn or SSB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Severn or SSB, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Severn Common Stock then outstanding or all or substantially all of Severn’s consolidated assets, which the Severn Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Severn’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Severn Board, is reasonably likely to be obtained by such third party.
(b)   In addition to the obligations of Severn set forth in Section 6.07(a), Severn shall promptly (within 24 hours) advise SHBI orally and in writing of its receipt of any Acquisition Proposal and keep SHBI reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to SHBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to SHBI.
(c)   Severn agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Severn or its Subsidiaries shall be deemed a breach of this Section 6.07 by Severn.
(d)   Nothing contained in this Agreement shall prevent Severn or the Severn Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.
(e)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by Severn, its Subsidiaries or any Representative of Severn or its Subsidiaries. It is accordingly agreed that SHBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which SHBI is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, SHBI shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
6.08   Certain Policies.   Prior to the Effective Date, upon the request of SHBI, Severn shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SHBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and (b);

and further provided that in any event, no such modification or change made by Severn or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Severn or its management with any such adjustments.
6.09   Nasdaq Listing.   SHBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of SHBI Common Stock to be issued to the Severn shareholders as the Merger Consideration in the Merger to be approved for trading on the Nasdaq prior to the Effective Date.
6.10   Indemnification.
(a)   From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Severn or a Severn Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Severn or any Severn Subsidiary or is or was serving at the request of Severn or any Severn Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Severn Articles and the Severn Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Severn’s Disclosure Schedule, in each case as in effect on the date hereof. SHBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Severn pursuant to the Severn Articles and the Severn Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Severn’s Disclosure Schedule, in each case as in effect on the date hereof.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)   The Surviving Corporation shall maintain Severn’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Severn’s existing policy, including SHBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall SHBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Severn as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SHBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. SHBI shall provide proof of such coverage to Severn no later than 10 Business Days prior to the Effective Time.
(d)   The obligations of the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If SHBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SHBI shall assume the obligations set forth in this Section 6.10.
(e)   The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
6.11   Benefit Plans.
(a)   As soon as administratively practicable after the Effective Time, SHBI shall transition Transferred Employees of Severn and its Subsidiaries from the Benefit Plans of Severn and its Subsidiaries to the corresponding SHBI Benefit Plans and take all reasonable action so that Transferred Employees of Severn and its Subsidiaries shall be entitled to participate in each SHBI Benefit Plan of general applicability to the same extent as similarly-situated employees of SHBI and its Subsidiaries (it being understood that inclusion of the Transferred Employees of Severn and its Subsidiaries in the SHBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Severn and its Subsidiaries until such Transferred Employees are permitted to participate in the SHBI Benefit Plans and provided further, however, that nothing contained herein shall require SHBI or any of its Subsidiaries to make any grants to any former employee of Severn and its Subsidiaries under any discretionary equity compensation plan of SHBI. SHBI shall cause each SHBI Benefit Plan in which employees of Severn and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the SHBI Benefit Plans, the service of such Transferred Employees with Severn and its Subsidiaries to the same extent as such service was credited for such purpose by Severn and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a SHBI Benefit Plan provided, however, that SHBI shall not amend any SHBI Benefit Plan to prohibit Transferred Employees from receiving credit for prior service with Severn and its Subsidiaries as contemplated by this Section 6.11. Nothing herein shall limit the ability of SHBI to amend or terminate any of the SHBI Benefit Plans or the Severn Benefit Plans in accordance with their terms at any time.
(b)   In the event SHBI transitions Transferred Employees of Severn and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Severn and its Subsidiaries to the corresponding SHBI Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Severn and its Subsidiaries, at such time as Transferred Employees become eligible to participate in such corresponding SHBI Benefit Plan, SHBI shall use commercially reasonable efforts to cause each such SHBI Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable SHBI Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Severn Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the SHBI Benefit Plans.
(c)   No later than forty-five (45) days from the date of this Agreement, SHBI shall identify the Employees for whom SHBI agrees to continue employment following the Closing provided they are employed by, and in good standing with, Severn and its Subsidiaries immediately prior to the Closing (the “Transferred Employees”). Effective as of, and subject to, the Closing, Severn and its Subsidiaries shall terminate the employment of those Employees who are not Transferred Employees and shall pay any severance, retention, change in control, accrued and unused paid time off or other similar payments, in each case, which have been Previously Disclosed by Severn to SHBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. For the avoidance of doubt, the Option Merger Consideration will be paid by Severn to all Employees (including Employees who are not Transferred Employees) with respect to all outstanding Severn Options, whether vested or unvested, in accordance with Section 3.08 of this Agreement. Except as disclosed on Schedule 3.08(c) of Severn’s Disclosure Schedule, those employees of Severn and its Subsidiaries who do not continue their employment with SHBI or its Subsidiaries following the Effective Time, or who are Transferred Employees who have a “Qualifying Termination Event” within twelve (12) months of the Effective Time, and in each case who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a release agreement (to be agreed by SHBI and Severn) within sixty (60) days of the Effective Time or later date of termination, as the case may be, shall be entitled to receive a single lump sum payment of severance equal to two weeks of base salary for each completed year of service, with a minimum of 4 weeks and a maximum of 26 weeks. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to timely delivered termination and release agreements shall be paid on the later to occur of (i) the SHBI payroll date for the SHBI payroll period during which the former employee delivers to the Surviving Corporation his or her executed termination and release agreement, or (ii) the SHBI payroll date for the SHBI payroll period during which the former employee’s termination and release agreement becomes effective following the expiration of any revocation period afforded under applicable law. If Severn or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(c) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(c) hereof shall be construed or interpreted to limit or modify in any way SHBI’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Severn or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.11(c), a “Qualifying Termination Event” shall mean: (i) an involuntary termination of a Transferred Employee by SHBI or any of its Subsidiaries for any reason other than for “cause” (as determined under the policies of SHBI or any agreement applicable to the Transferred Employee); or (ii) a voluntary resignation of a Transferred Employee due to either (A) a 10% or greater reduction in rate of base salary, or (B) SHBI or any of its Subsidiaries requiring the Transferred Employee to be based at any office or location resulting in an increase in the Transferred Employee’s commute by 50 miles or more.
(d)   Tax-Qualified Plans of Severn.
(i)   Prior to the Closing, Severn and its Subsidiaries shall have paid into the Severn Retirement Plan (the “Severn Retirement Plan”) all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the

Closing, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Severn Retirement Plan for all participants who currently maintain an account under the Severn Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Severn shall provide SHBI with evidence of the termination of the Severn Retirement Plan. SHBI agrees to permit participants in the Severn Retirement Plan who are Transferred Employees to roll over their account balances and outstanding loan balances from such plan to SHBI’s 401(k) plan, and such Transferred Employees who satisfy the eligibility requirements of SHBI’s 401(k) Plan (taking into account credit for prior years of service with Severn pursuant to Section 6.11(a)) shall be eligible to immediately participate in SHBI’s 401(k) plan. Prior to the Closing, SHBI shall take such other actions (including, without limitation, amending the SHBI’s 401(k) plan) as may be required to effect the foregoing provisions of this Section 6.11(d)(i).
(ii)   Prior to the Closing, Severn and its Subsidiaries shall have paid into the Severn Employee Stock Ownership Plan (the “Severn ESOP”) all employer contributions. Prior to the Closing, Severn shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to terminate the Severn ESOP in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date; (ii) provide for full vesting of all account balances in the ESOP, with such termination and vesting to be effective no later than the Business Day preceding the Closing Date; and (iii) amend the Severn ESOP to provide that no distributions of accrued benefits shall be made subsequent to the date on which the Severn ESOP is terminated until the Internal Revenue Service issues a favorable determination letter to effect that the plan termination does not adversely affect the Severn ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the Severn ESOP upon the occurrence of retirement, death, disability or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Severn ESOP.
(e)   SHBI shall establish a retention bonus pool in the amount as provided in Schedule 6.11(e) of Severn’s Disclosure Schedule for employees of Severn and its Subsidiaries jointly designated in writing by SHBI and Severn (other than employees of Severn who are subject to employment contracts or other contracts providing for severance) to help retain key employees. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by SHBI and Severn, but in the aggregate shall equal the amount provided in Schedule 6.11(e) of Severn’s Disclosure Schedule assuming all such key employees remain with SHBI or its Subsidiary to such date or are involuntarily terminated without cause prior to that date.
(f)   SHBI and/or Shore United shall enter into a consulting agreement with Mr. Alan J. Hyatt as provided in Schedule 6.11(f) of Severn’s Disclosure Schedule.
(g)   Each of Severn and SHBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Severn and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of SHBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by SHBI or any of its Subsidiaries. Each of Severn and SHBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Severn, SHBI or any of their respective Subsidiaries or to any compensation or benefit.
6.12   Appointment of Directors.   SHBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, four (4) individuals who are members of the Severn board of directors immediately prior to the Effective Time, each of whom shall be mutually agreeable to SHBI and Severn and one of whom shall be Alan J. Hyatt, as directors of SHBI and Shore United, with Mr. Hyatt being appointed as the Chairman of the SHBI Board and Shore United Board. Each individual will be assigned to a SHBI Board class as set forth in Annex F hereto and shall serve for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified.
6.13   Notification of Certain Matters.   Each of Severn and SHBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.
6.14   Estoppel Letters.   Severn shall use its commercially reasonable efforts to obtain and deliver to SHBI at the Closing with respect to the real estate (i) owned or leased by Severn or a Severn Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex D from all tenants and (ii) leased by Severn or a Severn Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from its lessor.
6.15   Assumption of Indenture Obligations.   As of the Effective Time, SHBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indenture and Debentures. In connection therewith, SHBI and Severn shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumption effective.
6.16   Antitakeover Statutes.   Each of SHBI and Severn and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.
6.17   Consents.   Severn shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.
6.18   Exemption from Liability Under Section 16(b).   Prior to the Effective Time, each of SHBI and Severn shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Severn Common Stock into shares of SHBI Common Stock pursuant to the terms of this Agreement by employees of Severn who may become an officer or director of SHBI subject to the reporting requirements of Section 16(a) of the Exchange Act.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
7.01   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:
(a)   Shareholder Approval.   Severn shall have received the Severn Shareholder Approval and SHBI shall have received the SHBI Shareholder Approval.
(b)   Regulatory Approvals.   All regulatory approvals required to consummate the Charter Conversion, Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require SHBI or Severn to take any action or commit to take any action that would (i) reasonably be likely to have a Material Adverse Effect on SHBI or a Material Adverse Effect on Severn, (ii) reasonably be likely to impose a Burdensome Condition on SHBI or any of its Subsidiaries (including, after the Effective Time, Severn and its Subsidiaries) or (iii) require the sale by SHBI or any of its Subsidiaries (including, after the Effective Time, Severn and its Subsidiaries) of any material portion of their respective assets.
(c)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(e)   Listing.   The shares of SHBI Common Stock to be issued to the Severn shareholders as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.
(f)   Tax Opinion.   SHBI shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to SHBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Severn shall have received the written opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Severn, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsels may require and rely upon representations and covenants, including those contained in certificates of officers of SHBI, Severn and others, reasonably satisfactory in form and substance to such counsels.
7.02   Conditions to Obligation of Severn.   The obligation of Severn to consummate the Merger is also subject to the fulfillment or written waiver by Severn at or prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of SHBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Severn shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.
(b)   Performance of Obligations of SHBI.   SHBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Severn shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.
(c)   Other Actions.   SHBI shall have furnished Severn with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Severn may reasonably request.
7.03   Conditions to Obligation of SHBI.   The obligation of SHBI to consummate the Merger is also subject to the fulfillment or written waiver by SHBI at or prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Severn set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of Severn by the Chief Executive Officer and the Chief Financial Officer of Severn to such effect.
(b)   Performance of Obligations of Severn.   Severn shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of Severn by the Chief Executive Officer and the Chief Financial Officer of Severn to such effect.

(c)   Other Actions.   Severn shall have furnished SHBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as SHBI may reasonably request.
ARTICLE VIII
TERMINATION
8.01   Termination.   This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
(a)   Mutual Consent.   By the mutual consent in writing of SHBI and Severn.
(b)   Breach.   Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by SHBI or Severn in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach and (B) the Outside Date (as defined below) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.
(c)   Delay.   By SHBI or Severn in the event the Merger is not consummated by December 31, 2021 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Severn is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.
(d)   No Regulatory Approval.   By SHBI or Severn in the event the approval of any Governmental Authority required for consummation of the Charter Conversion, Merger or the Bank Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Charter Conversion, Merger or the Bank Merger, or an application therefor shall have been withdrawn by SHBI and not refiled within 30 days of the withdrawal , provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
(e)   Severn Failure to Recommend; Etc.   By SHBI if (i) Severn shall have materially breached the provisions of Section 6.07 in any respect adverse to SHBI, (ii) the Severn Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of SHBI, or (iii) Severn shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Severn Meeting in accordance with Section 6.02.
(f)   Superior Proposal.   Prior to receipt of the Severn Shareholder Approval, by Severn in accordance with Section 6.07 if (i) the Severn Board authorizes Severn to enter into a binding written agreement with respect to such Superior Proposal and (ii) Severn pays to SHBI the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.
(g)   No Severn Shareholder Approval.   By SHBI or Severn, if the Severn Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Severn Meeting or at any adjournment or postponement thereof.
(h)   No SHBI Shareholder Approval.   By SHBI or Severn, if the SHBI Shareholder Approval shall not have been obtained at the SHBI Meeting.
(i)   SHBI Average Closing Price Decline.   By Severn, by written notice to SHBI immediately following the day the SHBI Average Share Price is determined, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(i)   The sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus (iii) $1.59 is less than $9.01 (with a proportionate adjustment in the event that outstanding shares of SHBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date of determination of the SHBI Average Share Price); and
(ii)   The number obtained by dividing the sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus (iii) $1.59 by $10.60 (the “SHBI Price Ratio”) is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price and then (b) subtracting 0.15 (the “Index Price Ratio”).
For purposes of this Section 8.01(i), the following terms have the meanings indicated below:
“Final Index Price” means the average closing price of the Nasdaq Bank Index as quoted on Bloomberg during the twenty (20) trading days ending on and including the fifth trading day immediately prior to the Effective Date.
“Initial Index Price” means $4,105.
If Severn elects to terminate pursuant to this Section 8.01(i), and provides written notice to SHBI, then within two (2) Business Days following SHBI’s receipt of such notice, SHBI may elect by written notice to Severn to reinstate the Merger and the other transactions contemplated by this Agreement and (A) increase the Exchange Ratio (the “Increased Exchange Ratio”) such that (1) the sum of (i) the SHBI Average Share Price multiplied by (ii) the Increased Exchange Ratio plus $1.59 amounts to $9.01 or (2) the SHBI Price Ratio equals the Index Price Ratio, whichever adjustment is less, or (B) in the alternative, not adjust the Exchange Ratio, and in lieu thereof, add to the Merger Consideration an amount in cash (the “Increased Cash Amount”) such that (1) the sum of (i) the SHBI Average Share Price multiplied by (ii) the Exchange Ratio plus the Increased Cash Amount amounts to $9.01 or (2) the SHBI Price Ratio equals the Index Price Ratio, whichever adjustment is less. If SHBI makes such election to reinstate the Merger and other Transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.01(i) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).
8.02   Effect of Termination and Abandonment.
(a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither SHBI nor Severn shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.
(b)   In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Severn or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification and thereafter (A) this Agreement is terminated by SHBI pursuant to Section 8.01(b), by SHBI or Severn pursuant to Section 8.01(c) or by SHBI pursuant to Section 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Severn or any of its Subsidiaries enters into an acquisition agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 20% shall be deemed references to 50%), then Severn shall pay to SHBI a fee equal to $5.0 million (the “Termination Fee”) by wire transfer of next day funds on the earlier of the date of execution of such acquisition agreement or the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by SHBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Severn pursuant to Section 8.01(f), then, in each such case, Severn shall pay SHBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by SHBI pursuant to Section 8.01(e), within two Business

Days after such termination, and (y) in the case of a termination by Severn pursuant to Section 8.01(f), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of SHBI against Severn and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment.
(c)   Each party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if Severn fails promptly to pay the amounts due pursuant to Section 8.02 and, in order to obtain such payment, SHBI commences a suit that results in a judgement against Severn for the amounts set forth in Section 8.02, Severn shall pay to SHBI its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.02 at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
ARTICLE IX
MISCELLANEOUS
9.01   Survival.   No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).
9.02   Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after receipt of Severn Shareholder Approval, there may not be, without further approval of Severn’s shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Severn, the receipt of the Severn Shareholder Approval will be deemed to have granted Severn the authority to amend such dates without such further approval.
9.03   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.
9.04   Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
(a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland and the Federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Maryland State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.
9.05   Expenses.   Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.
9.06   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to Severn to:
Severn Bancorp, Inc.
200 Westgate Circle, Suite 200
Annapolis, MD 21404
Attention: Alan J. Hyatt
   Chairman, President and Chief Executive Officer
Fax: (410) 841-5065
With a copy to:
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attention: Benjamin Azoff, Esq.
   Gary Lax, Esq.
Fax: (202) 362-2902
If to SHBI to:
Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601
Attention: Lloyd L. Beatty, Jr.
   President and Chief Executive Officer
Fax: (410) 822-8893

With a copy to:
Holland & Knight LLP
800 17th Street, N.W.
Suite 1100
Washington, D.C. 20006
Attention: Kevin Houlihan, Esq.
   William Levay, Esq.
Fax: (202) 955-5564
9.07   Entire Understanding; Limited Third Party Beneficiaries.   This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce SHBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08   Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Severn or SHBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
9.09   Enforcement of the Agreement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
9.10   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
9.11   Assignment.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12   Alternative Structure.   Subject to the proviso in the first sentence of Section 9.02, SHBI may at any time modify the structure of the acquisition of Severn set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Severn Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, including the holders of Severn Options, (ii) such modifications will not adversely affect the tax treatment to Severn’s shareholders as a result of receiving the Merger Consideration, (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or impede or delay consummation of the Transactions contemplated by this Agreement or (iv) result in any adverse change to the benefits and other arrangements provided to or on behalf of Severn’s or SSB’s directors, officers and other employees.
Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
SHORE BANCSHARES, INC.
By:	/s/ Lloyd L. Beatty, Jr.
Name:	Lloyd L. Beatty, Jr.
Title:	President and Chief Executive Officer
SEVERN BANCORP, INC.
By:	/s/ Alan J. Hyatt
Name:	Alan J. Hyatt
Title:	Chairman, President and Chief Executive Officer

ANNEX A
SHAREHOLDER AGREEMENT
SHAREHOLDER AGREEMENT (this “Agreement”), dated as of March       , 2021, between                  , a shareholder (“Shareholder”) of Severn Bancorp, Inc., a Maryland corporation (“Severn”), and Shore Bancshares Inc., a Maryland corporation (“SHBI”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, Severn and SHBI are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Severn will merge with and into SHBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Severn Common Stock will be converted into shares of SHBI Common Stock and cash and cash in lieu of fractional shares in the manner set forth therein; and
WHEREAS, Shareholder owns the shares of Severn Common Stock identified on Exhibit I hereto (such shares, together with all shares of Severn Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and
WHEREAS, in order to induce SHBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Severn and not in any other capacity, has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.   Agreement to Vote Shares.   Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of Severn, or in connection with any written consent of the shareholders of Severn, Shareholder shall:
(a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Severn contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.
2.   Transfer of Shares.
(a)   Prohibition on Transfers of Shares; Other Actions.   Unless a Permitted Transfer, Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once

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the Shares have been voted at the Severn Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of Severn Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Severn Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.
(b)   “Permitted Transfer” means a transfer (i) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) transfers in connection with estate and tax planning purposes, (iii) to Severn in connection with the vesting, settlement or exercise of Severn Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, (iv) as is otherwise permitted by SHBI in its sole discretion, (v) transfers by will or operation of law, or (vi) transfers to any other shareholder of Severn who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i), (ii) and (v), prior to the effectiveness of such transfer, such transferee executes and delivers to SHBI and Severn an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to SHBI and Severn, to assume all of Shareholder’s obligations hereunder in respect of the Shares subject to such transfer and to be bound by the terms of this Agreement, with respect to the Shares subject to such transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Shareholder shall have made hereunder.
(c)   Transfer of Voting Rights.   Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.
3.   Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SHBI as follows:
(a)   Capacity.   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   Binding Agreement.   This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by SHBI, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Ownership.   Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially or of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Severn Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term

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“beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).
(e)   Consents and Approvals.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.
(f)   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.
4.   No Solicitation.   Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than SHBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4.   Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the Severn Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.
5.   Notice of Acquisitions; Proposals Regarding Prohibited Transactions.   Shareholder hereby agrees to notify SHBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Severn Common Stock or other securities of Severn of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(c) of the Merger Agreement as if he, she or it were Severn.
6.   Non-Solicitation.
(a)   In the event Shareholder is not a Transferred Employee, Shareholder agrees that for a period of one (1) year following the Closing Date, Shareholder will not directly or indirectly:
(i)   solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Severn or its Subsidiaries prior to the Closing (“Severn Employees”); provided, however, that the foregoing shall not apply to any Severn Employee (Y) who does not become an employee of SHBI or any of its Subsidiaries or is terminated by SHBI or any of its Subsidiaries without cause on or after the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such Severn Employee is first solicited for employment following the Closing Date (other than with respect to solicitations permitted by the terms of this Section 6(a)(i)); or
(ii)   knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Severn or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with SHBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Shareholder from conducting or engaging in business with any Person who was not solicited in violation of Section 6(a)(ii)(B), or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Severn or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by

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facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Severn or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships.
(b)   Shareholder acknowledges and agrees that the business conducted by Severn and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for SHBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and SHBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
(c)   Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect SHBI’s legitimate business interests and to protect the value of SHBI’s acquisition of Severn. Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.
(d)   Shareholder will not, at any time during the one-year period referred to in Subsection 6(a) of this Agreement, disparage SHBI, its Subsidiaries or any of its Affiliates, or the business conducted by SHBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of SHBI, its Subsidiaries or any of their Affiliates.
7.   Specific Performance and Remedies.   The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, SHBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SHBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SHBI’s seeking or obtaining such equitable relief.
8.   Term of Agreement; Termination.
(a)   The term of this Agreement shall commence on the date hereof.
(b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) Severn Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the date of the Severn Shareholder Approval, the provisions in Section 6 shall survive for period of one year from the Closing Date.
9.   Stop Transfer Order.   In furtherance of this Agreement, Shareholder hereby authorizes and instructs Severn to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof.

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10.   Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
11.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to SHBI to:
Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601
Attention: Lloyd L. Beatty, Jr., President and Chief Executive Officer
Fax: (410) 822-8893
With a copy to:
Holland & Knight LLP
800 17th Street, N.W.
Suite 1100
Washington, D.C. 20006
Attention: Kevin Houlihan, Esq.
         William Levay, Esq.
Fax: (202) 955-5564
If to Shareholder to:
12.   Miscellaneous.
(a)   Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
(b)   Capacity.   The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of Severn, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Severn or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Severn.
(c)   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(d)   Headings.   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(e)   Governing Law; Waiver of Jury Trial.   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of

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conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
(f)   Successors and Assigns; Third Party Beneficiaries.   Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(g)   Regulatory Compliance.   Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.
(h)   Effectiveness.   The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.
13.   Attorney’s Fees.   The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.
Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
SHORE BANCSHARES, INC.
By:

Name:    Lloyd L. Beatty, Jr.
Title:     President and Chief Executive Officer
SHAREHOLDER

(Signature)

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EXHIBIT I
SHAREHOLDER AGREEMENT
Name of Shareholder	Shares of Severn Common Stock Beneficially Owned

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ANNEX B
ARTICLES OF MERGER
OF
SEVERN BANCORP, INC., a Maryland corporation
WITH AND INTO
SHORE BANCSHARES, INC., a Maryland Corporation
Pursuant to Title 3, Subtitle 1 of the Maryland General Corporation Law (the “MGCL”), Severn Bancorp, Inc., a Maryland corporation (the “Merging Corporation”), and Shore Bancshares, Inc., a Maryland corporation (the “Surviving Corporation”), hereby certify that:
FIRST: The Merging Corporation and the Surviving Corporation agree to merge (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 3, 2021 (the “Merger Agreement”), by and between the Merging Corporation and the Surviving Corporation.
SECOND: The parties to the Merger are Shore Bancshares, Inc., a Maryland corporation, and Severn Bancorp, Inc., a Maryland corporation. The Surviving Corporation was incorporated on March 15, 1996 under Maryland law and has its principal office in Talbot County in the State of Maryland. The Merging Corporation was incorporated on August 28, 1990 under Maryland law and has its principal office in Anne Arundel County in the State of Maryland. The Surviving Corporation owns an interest in land in the following counties in the State of Maryland: Talbot County, Dorchester County, Queen Anne’s County, Caroline County, Kent County, Baltimore County, and Howard County. The Merging Corporation owns an interest in land in the following counties in the State of Maryland: Anne Arundel County.
THIRD: The total number of shares of stock of all classes which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, and the par value of the shares of each class which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, are as follows:
(a)   The Surviving Corporation has the authority to issue a total of 35,000,000 shares of one class of common stock, par value $0.01 per share, and the aggregate par value of all such shares is $350,000.
(b)   The Merging Corporation has the authority to issue a total of 21,000,000 shares of capital stock, of which 20,000,000 shares are common stock, par value $0.01 per share, and 1,000,000 shares are preferred stock, par value $0.01 per share. The aggregate par value of all such shares is $210,000.
FOURTH: The surviving corporation in the merger is Shore Bancshares, Inc. At the effective time of these Articles of Merger, the charter and bylaws of the Surviving Corporation, as in effect immediately prior to such effective time, shall continue to be the charter and bylaws of the Surviving Corporation.
FIFTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each corporation that is a party hereto in the manner and by the vote required by its respective charter and the laws of the place where it is organized, as set forth below.
(a)   The Board of Directors of the Surviving Corporation at a meeting held on February 23, 2021 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Surviving Corporation approved the Merger by the affirmative vote of a majority of shares of common stock entitled to vote at the special meeting held on                   , 2021.
(b)   The Board of Directors of the Merging Corporation at a meeting held on March 3, 2021 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Merging Corporation

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approved the Merger by the affirmative vote of at least two-thirds of the issued and outstanding shares entitled to vote at the special meeting held on                   , 2021.
SIXTH: The Merging Corporation’s issued and outstanding stock will be converted or exchanged as provided in the Merger Agreement.
SEVENTH: The merger contemplated by these Articles of Merger shall be effective on           , 2021 at       :       [a.m.] [p.m.] Eastern Time.
(Signature page follows.)

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IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of                   , 2021.
ATTEST:	SHORE BANCSHARES, INC.
By:
Name: Title:		Name: Lloyd L. Beatty, Jr. Title: President and Chief Executive Officer
ATTEST:	SEVERN BANCORP, INC.
By:
Name: Title:		Name: Alan J. Hyatt Title: Chairman, President and Chief Executive Officer
[Signature Page to the Articles of Merger]

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ANNEX C
FORM OF
BANK MERGER AGREEMENT
This Bank Merger Agreement (this “Agreement”), dated as of                         , 2021, is made by and between Shore United Bank, a Maryland-chartered bank, and Severn Savings Bank, FSB, a federally-chartered savings bank.
WITNESSETH:
WHEREAS, Shore United Bank is a Maryland-chartered bank duly organized, validly existing and in good standing under the laws of the State of Maryland, with its main office located in Easton, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Shore Bancshares, Inc., a Maryland corporation (“SHBI”);
WHEREAS, Severn Savings Bank, FSB is a federally-chartered savings bank duly organized and existing under the laws of the United States, with its main office located in Annapolis, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Severn Bancorp, Inc., a Maryland corporation (“Severn”);
WHEREAS, SHBI and Severn have entered into an Agreement and Plan of Merger, dated as of March 3, 2021 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Severn will merge with and into SHBI (the “Merger”), with SHBI surviving the merger as the surviving corporation;
WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Severn Savings Bank, FSB with and into Shore United Bank, with Shore United Bank surviving the merger (the “Bank Merger”);
WHEREAS, prior to the completion of the Bank Merger, Shore United Bank shall obtain the approval of the Office of the Comptroller of the Currency (“OCC”) to convert to a national banking association and consummate its conversion to a national banking association under the title “Shore United Bank, National Association” (the “Charter Conversion”); and
WHEREAS, the board of directors of Shore United Bank and the board of directors of Severn Savings Bank, FSB deem the Bank Merger advisable and in the best interests of their respective bank, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I
BANK MERGER
Section 1.01   The Bank Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Severn Savings Bank, FSB shall be merged with and into Shore United Bank, National Association in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215c). At the Effective Time, the separate existence of Severn Savings Bank, FSB shall cease, and Shore United Bank, National Association, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Severn Savings Bank, FSB existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the

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Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Shore United Bank, National Association or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.
Section 1.02   Closing.   The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.
Section 1.03   Effective Time.   On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the OCC (the date and time of such effectiveness being herein referred to as the “Effective Time”).
Section 1.04   Articles of Association and Bylaws.   The national bank charter, articles of association and bylaws of Shore United Bank, National Association in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.
Section 1.05   Name and Main Office.   The name of the Surviving Bank shall be “Shore United Bank, National Association” and the main office of the Surviving Bank shall be at 18 East Dover Street, Easton, Maryland 21601.
Section 1.06   Board of Directors.   As of the Effective Time, the directors of the Surviving Bank shall be (a) the persons serving as directors of Shore United Bank, National Association immediately prior to the Effective Time and (b) four new directors who shall be appointed pursuant to the terms of the Merger Agreement.
Section 1.07   Tax Treatment.   It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.
ARTICLE II
TREATMENT OF SHARES
Section 2.01   Effect on Severn Savings Bank, FSB Capital Stock.   At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Severn Savings Bank, FSB, all shares of Severn Savings Bank, FSB capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02   Effect on Shore United Bank, National Association Capital Stock.   Each share of Shore United Bank, National Association capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.
ARTICLE III
COVENANTS
Section 3.01   If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Severn Savings Bank, FSB as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Severn Savings Bank, FSB, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Severn Savings Bank, FSB, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

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ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01   The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
a.   The approval of the OCC under 12 U.S.C. § 35, with respect to the Charter Conversion shall have been obtained and the Charter Conversion shall have been consummated in accordance with the terms of the Merger Agreement.
b.   The approval of the OCC under 12 U.S.C. § 215c and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.
c.   The Merger shall have been consummated in accordance with the terms of the Merger Agreement.
d.   No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.
e.   This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of Shore United Bank, National Association and Severn Savings Bank, FSB.
ARTICLE V
TERMINATION AND AMENDMENT
Section 5.01   Termination.   This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.
Section 5.02   Amendment.   This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01   Representations and Warranties.   Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
Section 6.02   Nonsurvival of Agreements.   None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.
Section 6.03   Notices.   All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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If to Shore United Bank, National Association, to:
Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601
Attention: Lloyd L. (Scott) Beatty, Jr., President and Chief Executive Officer
E-mail: Scott.beatty@shbi.com
With a copy (which shall not constitute notice) to:
Holland & Knight LLP
800 17th Street, N.W., Suite 1100
Washington, D.C. 20006
Attention: Kevin Houlihan and William Levay
E-mail: Kevin.Houlihan@hklaw.com and William.Levay@hklaw.com
If to Severn Savings Bank, FSB, to:
Severn Bancorp, Inc.
200 Westgate Circle, Suite 200
Annapolis, Maryland 21404
Attention: Alan J. Hyatt, President and Chief Executive Officer
E-mail: ahyatt@hwlaw.com
With a copy (which shall not constitute notice) to:
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attention: Benjamin Azoff and Gary Lax
E-mail: bazoff@luselaw.com and glax@luselaw.com
Section 6.04   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.
Section 6.05   Counterparts.   This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 6.06   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.
Section 6.07   Governing Law; WAIVER OF JURY TRIAL.   This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
Section 6.08   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability

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shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.09   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.
SEVERN SAVINGS BANK, FSB

By:   Alan J. Hyatt
Title: President and Chief Executive Officer
SHORE UNITED BANK, NATIONAL ASSOCIATION

By:   Lloyd L. Beatty, Jr.
Title: President and Chief Executive Officer

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ANNEX D
TENANT ESTOPPEL LETTER
                 , 202
Shore Bancshares, Inc.
18 East Dover Street
Easton, MD 21601
Re:          , as amended         (“Lease”) by and
between                     (“Landlord”) and
            (“Tenant”) for the premises commonly
known as           (“Premises”)
Dear                 :
In connection with the acquisition of Severn Bancorp, Inc. (“Severn”) and its subsidiary Severn Savings Bank, FSB (“SSB”), by Shore Bancshares, Inc. (“Assignee”) pursuant to a merger of Severn with and into Assignee and a merger of SSB with and into Shore United Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:
1.   Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.
2.   Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.
3.   Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.
4.   No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $ . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.
5.   All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.
6.   There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.
7.   Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.
8.   Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.
9.   Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue

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to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.
The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.
Very truly yours,
[TENANT]

By:

Name:

Title:

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SCHEDULE A
LEASE
[INSERT]

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ANNEX E
LANDLORD ESTOPPEL LETTER
                 , 202
Shore Bancshares, Inc.
18 East Dover Street
Easton, MD 21601
Re:          , as amended         (“Lease”) by and
between                       (“Landlord”) and
          (“Tenant”) for the premises commonly
known as            (“Premises”)
Dear          :
In connection with the acquisition of Severn Bancorp, Inc. (“Severn”) and its subsidiary Severn Savings Bank, FSB (“SSB”), by Shore Bancshares, Inc. (“Assignee”) pursuant to a merger of Severn with and into Assignee and a merger of SSB with and into Shore United Bank, a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:
1.   Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.
2.   Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.
3.   Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.
4.   No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $ . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.
5.   All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.
6.   Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.
7.   Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.
8.   Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.
9.   Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

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The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.
Very truly yours,
[LANDLORD]

By:

Name:

Title:

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SCHEDULE A
LEASE
[INSERT]

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ANNEX F
SHBI BOARD CLASS ASSIGNMENTS
Alan J. Hyatt — Class III director
Nominee 2 — Class II director
Nominee 3 — Class I director
Nominee 4 — Class I director

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APPENDIX B
February 23, 2021
Shore Bancshares Inc.
28969 Information Lane
Easton, MD 21601
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) in connection with the proposed merger (the “Merger”) of Shore Bancshares Inc. (“SHBI”) and Severn Bancorp Inc. (“SVBI”) subject to the terms and conditions of the Agreement and Plan of Merger and Reorganization to be dated February 23, 2021(1) (the “Agreement”). The defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise noted.
Pursuant to the Agreement, each share of SVBI common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .6207 shares of SHBI common stock and $1.59 in cash (the “Merger Consideration”). Options to purchase SVBI common stock outstanding will receive a cash payment equal to the product of (i) the number of shares of SVBI Common Stock subject to such SVBI Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) $10.60 per share less (B) the exercise price per share of such SVBI option. The terms of the Merger are set forth more fully in the Agreement.
Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by Janney’s compliance officer consistent with internal policy.
We were retained by SHBI to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from SHBI in connection with our services and SHBI has agreed to indemnify us for certain liabilities arising out of our engagement. Janney has had a material relationship with SHBI for which we have received compensation during the prior two years, but not had a material relationship or mutually understood to be contemplated with SVBI for which we have received compensation during the prior two years.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed the Agreement and terms of the Merger;

(ii)
reviewed the audited financial statements for SHBI and SVBI for the years 2019 and unaudited financial statements for SHBI and SVBI for the three months and the twelve months ended December, 2020;

(iii)
reviewed certain historical publicly available business and financial information concerning SHBI and SVBI including, among other things, quarterly reports filed by the parties with the FDIC, OCC and the Federal Reserve.

(iv)
reviewed certain internal financial statements and other financial and operating data concerning SHBI and SVBI;

(v)
reviewed recent trading activity and the market for SHBI common stock and for SVBI common stock;

(1)
Analysis was updated to reflect most recent 20-day average closing price on NASDAQ as of 2/26/2021

Shore Bancshares, Inc.
February 23, 2021

(vi)
held discussions with members of the senior management of SHBI and SVBI for the purpose of reviewing the future prospects of SHBI and SVBI, including discussions related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vii)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(viii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.
In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by SHBI and SVBI. In that regard, we have assumed that senior managements’ discussions of the future prospects of SHBI and SVBI expected to be achieved as a result of the Merger, including, without limitation, the Synergies, were based upon the best currently-available information and judgments and estimates of SHBI and SVBI. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for SHBI and SVBI are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of SHBI and SVBI. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of SHBI and SVBI or any of their respective subsidiaries. This opinion does not express an opinion about the fairness of the compensation to any of the company’s insiders, relative to the compensation to the company’s shareholders.
We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. As you are aware, the financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, SHBI or SVBI and our opinion does not purport to address potential developments in these markets. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to SHBI and SVBI. In rendering this opinion, we have been advised by SHBI and SVBI and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.
The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
This letter is solely for the information of the Board of Directors of SHBI and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, prospectus or information statement to be delivered to the holders of SHBI or SVBI common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
JANNEY MONTGOMERY SCOTT LLC
1475 Peachtree Street NE, Suite 800
Atlanta, GA 30309

Shore Bancshares, Inc.
February 23, 2021

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of SHBI.
Sincerely,
JANNEY MONTGOMERY SCOTT LLC
JANNEY MONTGOMERY SCOTT LLC
1475 Peachtree Street NE, Suite 800
Atlanta, GA 30309

APPENDIX C
March 3, 2021
Board of Directors
Severn Bancorp, Inc.
200 Westgate Circle, Suite 200
Annapolis, MD 21401
Ladies and Gentlemen:
Severn Bancorp, Inc. (“Severn”) and Shore Bancshares, Inc. (“SHBI”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Severn shall merge with and into SHBI with SHBI as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of Severn (“Severn Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Severn Common Stock as specified in the Agreement, shall be converted into, and shall be canceled in exchange for, the right to receive 0.6207 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of SHBI (“SHBI Common Stock”) and cash consideration of $1.59. The aggregate number of whole shares of SHBI Common Stock, based on the Exchange Ratio, plus cash, including cash in lieu of any fractional share interest, payable to the holders of Severn Common Stock in connection with the Merger are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Severn Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Severn that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of SHBI that we deemed relevant; (iv) certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn; (v) publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI; (vi) the pro forma financial impact of the Merger on SHBI based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of SHBI; (vii) the publicly reported historical price and trading activity for Severn Common Stock and SHBI Common Stock, including a comparison of certain stock trading information for Severn Common Stock and SHBI Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Severn and SHBI with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Severn and its representatives the business, financial condition, results of operations and prospects of Severn and held similar discussions with certain members of the senior management of SHBI and its representatives regarding the business, financial condition, results of operations and prospects of SHBI.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Severn, SHBI or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Severn and SHBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Severn or SHBI. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Severn or SHBI. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Severn or SHBI, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Severn or SHBI. We have assumed, with your consent, that the respective allowances for loan losses for both Severn and SHBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal balance sheet and income statement projections for Severn for the year ending December 31, 2021, as well as an estimated long-term annual growth rate on net interest margin, fee income and expenses for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Severn for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Severn. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for SHBI for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for SHBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of SHBI. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of SHBI. With respect to the foregoing information, the respective senior managements of Severn and SHBI confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Severn and SHBI, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Severn’s or SHBI’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Severn and SHBI will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Severn, SHBI, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Severn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Severn Common Stock or SHBI Common Stock at any time or what the value of SHBI Common Stock will be once it is actually received by the holders of Severn Common Stock.
We have acted as Severn’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Severn has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Severn in the two years preceding the date hereof. As you are aware, Piper Sandler has provided certain investment banking services to SHBI in the two years preceding the date of this opinion. In summary, Piper Sandler acted as placement agent in connection with the offer and sale of SHBI subordinated debt, which transaction occurred in August 2020. Piper Sandler received approximately $300,000 in compensation from SHBI in connection with the foregoing engagement. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Severn, SHBI and their respective affiliates. We may also actively trade the equity and debt securities of Severn, SHBI and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Severn in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Severn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Severn Common Stock and does not address the underlying business decision of Severn to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Severn or the effect of any other transaction in which Severn might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Severn officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Severn Common Stock from a financial point of view.
Very truly yours,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The MGCL permits a Maryland corporation to include in its articles a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. SHBI’s amended and restated articles of incorporation (the “Charter”), and amended and restated by-laws (the “By-Laws”), require SHBI to indemnify its directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses. The Charter also provides for the elimination of personal liability of SHBI’s directors and officers to SHBI or its stockholders for money damages to the fullest extent permitted by Maryland law.
SHBI has provided for indemnification of directors, officers, employees and agents in Section (a)(5) of Article Seventh of its Charter. This provision of the Charter reads as follows:
(5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
SHBI has limited the liability of its directors and officers for money damages in Section (a)(6) of Article Seventh of the Charter. This provision reads as follows:
(6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.
Section 2-418 of the MGCL provides that a Maryland corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer will have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit (except as described below). In addition, a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the articles, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise. Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as described in clause (1) of this paragraph (or a committee thereof); or (3) by the shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).
Section 2-418 of the MGCL provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding will be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability has been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.
The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the standard of conduct has not been met.
The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his or her official capacity and as to action in another capacity while holding such office.
Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.
As permitted under Section 2-418 of the MGCL, SHBI has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not SHBI would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.
Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.
Item 21.   Exhibits and Financial Statement Schedules.
Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of March 3, 2021, between Shore Bancshares, Inc. and Severn Bancorp, Inc.(1)
3.1	Amended and Restated Articles of Incorporation of Shore Bancshares, Inc.(2)
3.2	Articles Supplementary relating to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A(3)
3.3	Articles Supplementary relating to the reclassification of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as common stock(4)
3.4	Amended and Restated By-Laws of Shore Bancshares, Inc.(5)
4.1	Form of Common Stock Certificate of Shore Bancshares, Inc.(6)
5.1*	Opinion of Holland & Knight LLP regarding the legality of the securities being registered
8.1*	Opinion of Holland & Knight LLP regarding certain tax matters
8.2*	Opinion of Luse Gorman, PC regarding certain tax matters
21.1	Subsidiaries of Shore Bancshares, Inc.(7)
23.1	Consent of Yount, Hyde & Barbour, P.C. (with respect to Shore Bancshares, Inc.)
23.2	Consent of Yount, Hyde & Barbour P.C. (with respect to Severn Bancorp, Inc.)
23.3	Consent of BDO USA, LLP (with respect to Severn Bancorp, Inc.)
23.4*	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)
23.5*	Consent of Luse Gorman, PC (included in Exhibit 8.2)
24.1*	Power of Attorney
99.1	Consent of Janney Montgomery Scott, LLC.
99.2	Consent of Piper Sandler & Co.
99.3*	Form of proxy for the special meeting of shareholders of Shore Bancshares, Inc.
99.4*	Form of proxy for the special meeting of shareholders of Severn Bancorp, Inc.
99.5*	Consent of Alan J. Hyatt to be named as a director of Shore Bancshares, Inc.
99.6*	Consent of David S. Jones to be named as a director of Shore Bancshares, Inc.
99.7*	Consent of John A. Lamon, III to be named as a director of Shore Bancshares, Inc.
99.8*	Consent of Konrad M. Wayson to be named as a director of Shore Bancshares, Inc.

*
Previously filed.

(1)
Included as an annex to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on December 14, 2000.

(3)
Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on January 13, 2009.

(4)
Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2009.

(5)
Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2021, for the year ended December 31, 2020.

(6)
Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (Registration No. 333-225614) filed with the Commission on June 25, 2010

(7)
Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2021.

Item 22.   Undertakings
ARTICLE 2 The undersigned Registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(8)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on September 10, 2021.
SHORE BANCSHARES, INC.
By:	/s/ LLOYD L. BEATTY
Lloyd L. Beatty President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Lloyd L. Beatty Lloyd L. Beatty	President and Chief Executive Officer (Principal Executive Officer)	September 10, 2021
/s/ Edward C. Allen Edward C. Allen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2021
* Frank E. Mason, III	Chairman of the Board of Directors	September 10, 2021
* Blenda W. Armistead	Director	September 10, 2021
* James A. Judge	Director	September 10, 2021
* David W. Moore	Director	September 10, 2021
* R. Michael Clemmer, Jr.	Director	September 10, 2021
* Clyde V. Kelly, III	Director	September 10, 2021
* Jeffrey E. Thompson	Director	September 10, 2021
* William E. Esham, III	Director	September 10, 2021

Name	Title	Date
* Dawn M. Willey	Director	September 10, 2021

* By:
/s/ Lloyd L. Beatty

Lloyd L. Beatty
Attorney in Fact